Exhibit 10.1

REVOLVING CREDIT AGREEMENT

Dated as of August 27, 2013

among

WCI COMMUNITIES, INC.

as Borrower

THE BANKS PARTY HERETO

CITIBANK, N.A.

as Administrative Agent,

CITIGROUP GLOBAL MARKETS INC.

and

J.P. MORGAN SECURITIES LLC,

as Joint Lead Arrangers and Joint Book Managers

i

4.4	Subsidiaries	52
4.5	Financial Statements	53
4.6	No Material Adverse Change	53
4.7	Title to Assets	53
4.8	Intangible Assets	53
4.9	Anti-Terrorism Laws	53
4.10	Governmental Regulation	54
4.11	Litigation	54
4.12	Binding Obligations	54
4.13	No Default	54
4.14	[Intentionally Omitted]	55
4.15	Tax Liability	55
4.16	[Intentionally Omitted]	55
4.17	Environmental Matters	55
4.18	Disclosure	55
4.19	[Intentionally Omitted]	55
4.20	ERISA Compliance	55
4.21	Solvency	56
4.22	[Intentionally Omitted]	56
4.23	Tax Shelter Regulations	56

ARTICLE V. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)		56

5.1	Payment of Taxes and Other Potential Liens	56
5.2	Preservation of Existence	56
5.3	Maintenance of Properties	57
5.4	Maintenance of Insurance	57
5.5	Compliance with Laws	57
5.6	Inspection Rights	57
5.7	Keeping of Records and Books of Account	57
5.8	Use of Proceeds	58
5.9	Subsidiary Guaranty	58

ARTICLE VI. NEGATIVE COVENANTS		58

6.1	Payment or Prepayment of Subordinated Obligations and Certain Other Obligations	58
6.2	Indebtedness of Mortgage Subsidiaries	58
6.3	Merger and Sale of Assets	59
6.4	Investments and Acquisitions	59
6.5	Burdensome Agreements	60
6.6	Change in Business	61
6.7	Liens and Negative Pledges	61
6.8	Transactions with Affiliates	64
6.9	Consolidated Tangible Net Worth	64
6.10	Consolidated Leverage Ratio	64
6.11	Consolidated Interest Coverage Ratio or Minimum Liquidity	64
6.12	Distributions	65
6.13	Amendments	66
6.14	Investment in Subsidiaries and Joint Ventures	66

6.15	Regulation U	66
6.16	Fiscal Year	66
6.17	Designation of Subsidiaries	66

ARTICLE VII. INFORMATION AND REPORTING REQUIREMENTS		67

7.1	Financial and Business Information of the Borrower and Its Subsidiaries	67
7.2	Compliance Certificate	70

ARTICLE VIII. CONDITIONS		70

8.1	Initial Advances, Etc.	70
8.2	Any Advance	72
8.3	Any Letter of Credit	72

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT		73

9.1	Events of Default	73
9.2	Remedies Upon Event of Default	74

ARTICLE X. THE ADMINISTRATIVE AGENT		76

10.1	Appointment and Authorization	76
10.2	Delegation of Duties	77
10.3	Liability of Administrative Agent	77
10.4	Reliance by Administrative Agent	77
10.5	Notice of Default	78
10.6	Credit Decision; Disclosure of Information by Administrative Agent	78
10.7	Indemnification of Administrative Agent	78
10.8	Administrative Agent in its Individual Capacity	79
10.9	Successor Administrative Agent	79
10.10	Administrative Agent May File Proofs of Claim	80
10.11	Guaranty Matters	80
10.12	Other Agents; Arrangers and Managers	81
10.13	Defaulting Banks	81
10.14	No Obligations of the Borrower	83

ARTICLE XI. MISCELLANEOUS		83

11.1	Cumulative Remedies; No Waiver	83
11.2	Amendments; Consents	83
11.3	Costs, Expenses and Taxes	85
11.4	Nature of Banks’ Obligations	85
11.5	Survival of Representations and Warranties	85
11.6	Notices and Other Communications; Facsimile Copies	86
11.7	Execution in Counterparts; Facsimile Delivery	88
11.8	Successors and Assigns	88
11.9	Sharing of Setoffs	91
11.10	Indemnification by the Borrower	91
11.11	Nonliability of Banks	92
11.12	Confidentiality	93

11.13	No Third Parties Benefited	94
11.14	Other Dealings	94
11.15	Right of Setoff — Deposit Accounts	94
11.16	Further Assurances	94
11.17	Integration	94
11.18	Governing Law	95
11.19	Severability of Provisions	95
11.20	Headings	95
11.21	Conflict in Loan Documents	96
11.22	Waiver of Right to Trial by Jury	96
11.23	Purported Oral Amendments	96
11.24	Payments Set Aside	96
11.25	[Intentionally Omitted]	97
11.26	USA PATRIOT Act Notice	97
11.27	Replacement of Banks	97
11.28	No Fiduciary Relationship	98

Exhibits

A	Assignment and Assumption

B	Borrowing Base Certificate

C	Compliance Certificate

D	Loan Notice

E	Note

F-1	Opinion of Counsel (Latham & Watkins LLP)

F-2	Opinion of General Counsel of the Borrower

G	Subsidiary Guaranty

H-1	U.S. Tax Compliance Certificate (For Foreign Banks That Are Not Partnerships)

H-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships)

H-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships)

H-4	U.S. Tax Compliance Certificate (For Foreign Banks That Are Partnerships)

I	Form of Solvency Certificate

Schedules

1.1	Pro Rata Shares

4.4	Subsidiaries

6.4	Investments

6.7	Existing Liens

11.6	Notices

v

REVOLVING CREDIT AGREEMENT

Dated as of August 27, 2013

This Revolving Credit Agreement (as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted, this “Agreement”), dated as of August 27, 2013, is entered into by and among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), each financial institution set forth on the signature pages of this Agreement or which from time to time becomes party hereto (collectively, the “Banks” and individually, a “Bank”), Citibank, N.A., as Administrative Agent, and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers.

RECITALS

WHEREAS, the Borrower wishes to establish a revolving credit facility for general corporate purposes of the Borrower and its Subsidiaries, subject to the terms hereof.

WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.1                               Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2017 Notes” means the $125,000,000 aggregate principal amount of senior secured term notes due 2017 of the Borrower issued on June 8, 2012.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which the Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any corporation, partnership or limited liability company, or other business entity or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires control of securities of a corporation representing 50% or more of the ordinary voting power for the election of directors or (c) acquires control of a 50% or more ownership interest in any corporation, partnership, limited liability company, or other business entity.  For the avoidance of doubt, the acquisition by the Borrower and its Subsidiaries of personal property, real property and interests in real property in the ordinary course of their respective businesses shall not be considered an Acquisition.

“Administrative Agent” means Citi in its capacity as administrative agent under this Agreement and the other Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account set forth on Schedule 11.6, or such other address or account as the Administrative Agent may, from time to time, notify the Borrower and the Banks.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Banks.

“Advance” means an advance of a Loan made or to be made to the Borrower by a Bank pursuant to Article II.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person will be deemed to control such corporation or other Person.

“Agent Parties” has the meaning set forth in Section 11.6(c).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Anti-Terrorism Laws” means Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arrangers” means CGMI and JPM, in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another, or an Approved Fund thereof.

“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit A.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” when used with respect to any sale and leaseback transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of any Capital Leases included in any such sale and leaseback transaction.

“Authorizations” has the meaning set forth for that term in Section 4.1.

“Bank” means each financial institution whose name is set forth in the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement pursuant to Section 11.8.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank of America Letter of Credit Facility” means that certain Letter of Credit Agreement dated as of January 19, 2009 by and between WCI Communities, LLC and Bank of America, as amended by the First Amendment to Letter of Credit Agreement, dated as of November 21, 2011, by and between WCI Communities, LLC and Bank of America, as amended by the Second Amendment to Letter of Credit Agreement, dated as of July 1, 2012, by and between WCI Communities, LLC and Bank of America, as amended by the Third Amendment to Letter of Credit Agreement, dated as of November 30, 2012, by and between WCI Communities, LLC and Bank of America, and as may be further amended, amended and restated, modified or supplemented from time to time.

“Bank Insolvency Event” means that (i) a Bank or its Parent Company is insolvent or (ii) an event of the kind referred to in Section 9.1(j) occurs with respect to a Bank or its Parent Company (as if the references in such provisions to the Borrower or Subsidiaries referred to such Bank or Parent Company).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the one month Eurodollar Rate plus 1.00% and (c) the rate of interest in effect for such day as publicly announced from time to time by Citi as its “prime rate.”  The “prime rate” is a rate set by Citi based upon various factors including Citi’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Citi shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance made by a Bank to fund its Pro Rata Share of a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Spread” means 1.75%.

“Borrower” means WCI Communities, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrower Materials” has the meaning set forth in Section 7.1.

“Borrowing Base” has the meaning set forth in Section 2.8(b).

“Borrowing Base Availability” means the lesser of (a) the difference of (1) the Commitment minus (2) the Total Outstandings and (b) the difference of (1) the Borrowing Base minus (2) the Borrowing Base Indebtedness (including the Total Outstandings).  Borrowing Base Availability will be calculated (i) in connection with the delivery of any Compliance Certificate pursuant to Section 7.2, as of the end of the Fiscal Quarter or Fiscal Year to which such Compliance Certificate relates, and (ii) in connection with the incurrence of any Loan, the issuance of any Letter of Credit (including a designation of a Letter of Credit under Section 2.5(l)) or the incurrence of any other Borrowing Base Indebtedness, in each case, as of the end of the most recent Fiscal Quarter for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 7.1 (on a pro forma basis with such Loan, Letter of Credit or other Borrowing Base Indebtedness deemed to be incurred as of the end of such Fiscal Quarter at the time of such computation).

“Borrowing Base Certificate” means a written calculation of the Borrowing Base, substantially in the form of Exhibit B signed, on behalf of the Borrower by a Senior Officer of the Borrower.

“Borrowing Base Indebtedness” means as of any date of determination, the aggregate principal amount of indebtedness for borrowed money (including, without limitation, the Senior Notes), and the aggregate face amount of obligations under Financial Letters of Credit that are not Cash Collateralized or Letter of Credit Collateralized, of the Borrower and Subsidiaries; provided that Borrowing Base Indebtedness shall not include (i) Non-Recourse Indebtedness, (ii) the outstanding principal amount of any Subordinated Obligations or (iii) all Letters of Credit issued under the Stonegate Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Capital Lease” means, with respect to any Person, a lease of any Property by that Person as lessee that is, or should be recorded as a “capital lease” on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles in effect as of the date of this Agreement.

“Cash” means all monetary items (including currency, coin and bank demand deposits) that are treated as cash under Generally Accepted Accounting Principles consistently applied.

“Cash Collateralize” has the meaning set forth in Section 2.5(g).

“Cash Equivalents” means, with respect to any Person, that Person’s Investments in:

(a)                                 marketable obligations with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof;

(b)                                 demand and time deposits and certificates of deposit or acceptances with a maturity of one year or less (i) of any of the Banks or their respective Affiliates, (ii) of any other financial institution that (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, (B) has combined capital and surplus of at least $100,000,000, and (C) is assigned at least an A-1 rating by Thompson Financial BankWatch or (iii) that are fully insured by the Federal Deposit Insurance Corporation, including, for the avoidance of doubt, investments placed through the CDARS and ICS deposit placement program;

(c)                                  commercial paper maturing no more than 365 days from the date of acquisition thereof issued by a corporation that is not the Borrower or an Affiliate of the Borrower, and is organized under the laws of any State of the United States of America or the District of Columbia and rated, at the time of acquisition, at least A-1 by S&P or at least P-1 by Moody’s or at least F1 by Fitch;

(d)                                 repurchase obligations with a term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any commercial bank meeting the specifications of clause (b) above; and

(e)                                  investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“CDARS” means the Certificate of Deposit Account Registry Service.

“CDD” means a community development district and/or community development authority or similar governmental or quasi-governmental entity created under state or local statutes to encourage planned community development and to allow for the construction and maintenance of long-term infrastructure through alternative financing sources, including the tax-exempt and/or the taxable bond markets.

“CDD Obligations” means Indebtedness and other obligations of the Borrower and its Restricted Subsidiaries incurred with respect to CDDs and which are reflected as a liability on the balance sheet of the Borrower as required by GAAP.

“CFC Subsidiary” means any Subsidiary of the Borrower that is: (a) a “controlled foreign corporation” within the meaning of Section 957 of the Code, (b) a “domestic corporation” or “domestic partnership” within the meaning of Section 7701(a)(30) of the Code that has no material assets other than equity interests in one or more Subsidiaries that are controlled foreign corporations within the meaning of Section 957 of the Code and that conduct no business other than holding such equity interests, and (c) disregarded as an entity separate from its owner under Treasury Regulations Section 301.7701-3 that has no material assets other than equity interests in one or more Subsidiaries described in parts (a) and (b) of this definition.

“CGMI” means Citigroup Global Markets Inc. and its successors.

“Change in Control” means, and shall be deemed to have occurred at such time as any of the following events shall occur:

(a)                                 any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Sponsors, is or becomes the “beneficial owner” (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (for the purposes of this clause (a), such other person shall be deemed to beneficially own any Voting Stock of a Person held by any other Person (the “parent entity”), if such other person is the beneficial owner (as defined above in this clause (a)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity); or

(b)                                 the stockholders of the Borrower adopt a Plan of Liquidation or dissolution of the Borrower; provided that a liquidation or dissolution of the Borrower which is part of a transaction that does not constitute a Change in Control pursuant to the proviso contained in clause (c) below shall not constitute a Change in Control;

(c)                                  the merger or consolidation of the Borrower with or into another Person or the merger of another Person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower and its Restricted Subsidiaries (determined on a consolidated basis) to another Person, except in each case to a Sponsor or to a Restricted Subsidiary of the Borrower; provided that a transaction following which (A) in the case of a merger or consolidation transaction, one or more holders of securities that represented a majority of the Voting Stock of the Borrower immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction or (B) in the case of a sale of assets transaction, each transferee is or becomes an obligor in respect of the Obligations and a Subsidiary of the transferor of such assets, in each case, shall not constitute a Change in Control; or

(d)                                 a “Change in Control” (or analogous term) as defined in the Senior Notes Indenture or in any other agreements governing any Indebtedness under which at least $25,000,000 is outstanding.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:

(a)                                 the adoption or taking effect of any Law;

(b)                                 any change in any Law or in the administration, interpretation or application thereof by any Governmental Agency; or

(c)                                  the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Agency.

Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change in Status” means, with respect to any Guarantor Subsidiary, (a) such Guarantor Subsidiary ceases to be a Subsidiary of the Borrower as a result of a transaction permitted under this Agreement or (b) the designation by the Borrower that such Guarantor Subsidiary is not required to be a Guarantor Subsidiary under the definition thereof.

“Citi” means Citibank, N.A. and its successors.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and as in effect from time to time.

“Commission” means the Securities and Exchange Commission and any successor commission.

“Commitment” means, subject to Sections 2.6 and 2.7, $75,000,000.  The Pro Rata Shares of the Banks, on the Closing Date, with respect to the Commitment are set forth in Schedule 1.1.

“Compensation Period” has the meaning set forth for that term in Section 3.14.

“Compliance Certificate” means a compliance certificate in the form of Exhibit C signed, on behalf of the Borrower, by a Senior Officer of the Borrower.

“Connection Income Taxes” means Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, (a) plus, without duplication, (i) any extraordinary loss reflected in such Consolidated Net Income (including the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instruments governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness, in accordance with the terms of such Indebtedness), and (ii) Consolidated Interest Expense for such period, and (iii) the aggregate amount of federal, state and foreign income taxes payable by the Borrower and its Restricted Subsidiaries for such period, and (iv) depreciation, impairment charges for inventory, goodwill and similar items, amortization of goodwill and other intangible assets, non-cash compensation expense and all other non-cash expenses of the Borrower and its Restricted Subsidiaries for such period, and (v) litigation costs and expenses for non-ordinary course litigation (and in the case of the foregoing items (ii), (iii), (iv), and (v) only to the extent deducted in the determination of Consolidated Net Income for such period), (b) minus, without duplication, (i) consolidated interest income of the Borrower and its Restricted Subsidiaries for such period, and (ii) any extraordinary gain reflected in such Consolidated Net Income, in each of the foregoing cases as determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the 12 month period ending on such date to (b) Consolidated Interest Incurred for the 12 month period ending on such date.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense (including capitalized interest and other charges amortized to cost of sales and including all other non-cash interest expense, but excluding interest of a Loan Party to another Loan Party); provided, however, that any non-cash interest expenses or income attributable to movement in the mark-to-market valuation of Swap Contracts or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense) of Loan Parties and their Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Incurred” means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of interest (excluding interest of a Loan Party to another Loan Party) incurred, whether such interest was expensed or capitalized, paid, accrued, or scheduled to be paid or accrued during such period by any of the Loan Parties and their Subsidiaries during such period, including (a) the interest portion of all deferred payment obligations and (b) all commissions, discounts, and other fees and charges (excluding premiums) owed with respect to bankers’ acceptances and letter of credit financings (including, without limitation, letter of credit fees) and Swap Contracts, in each case to the extent attributable to such period; provided, however, that the Consolidated Interest Incurred of the Restricted Subsidiaries shall only be included in the amount of the Loan Parties’ pro-rata share of interest; and provided further, that any non-cash interest expenses or income attributable to movement in the mark-to-market valuation of Swap Contracts or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Incurred)

of Loan Parties and their Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.  For purposes of this definition, interest on Capital Leases shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Leases in accordance with GAAP.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness net of Unrestricted Cash on that date in excess of $10,000,000 plus, to the extent the Borrower cannot meet the requirements of Section 6.11(b), the amount necessary to enable the Borrower to meet the requirements of Section 6.11(a) to (b) the sum of (i) Consolidated Total Indebtedness net of Unrestricted Cash on that date in excess of $10,000,000 plus, to the extent the Borrower cannot meet the requirements of Section 6.11(b), the amount necessary to enable the Borrower to meet the requirements of Section 6.11(a) and (ii) Consolidated Tangible Net Worth on that date determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Consolidated Net Income” means, for any period, the net income of the Borrower and its Restricted Subsidiaries on a consolidated basis determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Consolidated Net Tangible Assets” means, as of any date, the total amount of assets of the Borrower and its Restricted Subsidiaries on a consolidated basis at the end of the Fiscal Quarter immediately preceding such date for which financial statements under Section 7.1 have been delivered (or have been required to have been delivered), as determined in accordance with GAAP, less (1) Intangible Assets and (2) any assets securing Non-Recourse Indebtedness up to the aggregate principal amount of such Non-Recourse Indebtedness.

“Consolidated Net Worth”  means, with respect to any Person as of any date, the consolidated stockholders’ equity of such Person and its Restricted Subsidiaries, determined on a consolidated basis at the end of the Fiscal Quarter immediately preceding such date for which financial statements under Section 7.1 have been delivered (or have been required to have been delivered), as determined in accordance with GAAP, less (without duplication) (1) any amounts thereof attributable to Disqualified Equity Interests of such Person or its Restricted Subsidiaries or any amount attributable to Unrestricted Subsidiaries and (2) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a Restricted Subsidiary of such Person.

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the Consolidated Net Worth of such Person and its Restricted Subsidiaries determined on a consolidated basis at the end of the Fiscal Quarter immediately preceding such date for which financial statements under Section 7.1 have been delivered (or have been required to have been delivered), less (without duplication) all Intangible Assets of such Person and its Restricted Subsidiaries determined on a consolidated basis at the end of the Fiscal Quarter immediately preceding such date for which financial statements under Section 7.1 have been delivered (or have been required to have been delivered).

“Consolidated Total Indebtedness” means, as of any date of determination, all Indebtedness and any drawn Performance Letters of Credit not reimbursed when due and not Cash Collateralized or Letter of Credit Collateralized, of the Borrower and its Restricted Subsidiaries on a consolidated basis on that date (without duplication for any guaranty by the Borrower of a Restricted Subsidiary’s Indebtedness or any guaranty by a Restricted Subsidiary of either the Borrower’s or another Restricted Subsidiary’s Indebtedness or otherwise).

“Contingent Guaranty Obligation” means, with respect to any Person, any agreement, undertaking or arrangement by which such Person guarantees, endorses (other than for collection or deposit in the ordinary course of business), contingently agrees to purchase or provide funds for the payment of, or otherwise is contingently liable upon, the Indebtedness of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person to enable such Person to pay Indebtedness, or otherwise assures any creditor with respect to Indebtedness of such other Person against loss with respect to payment of such Indebtedness, including, without limitation, any such agreement, undertaking or arrangement in the form of a comfort letter, operating agreement, take-or-pay contract or “put” agreement; provided that a “bad boy”, “bad acts” or completion guarantee or similar arrangement shall not constitute a Contingent Guaranty Obligation except to the extent of the principal amount then due and payable thereunder.  The amount of any Contingent Guaranty Obligation of a Person shall be deemed to be (1) in the event the terms of such Contingent Guaranty Obligation provide that such Person shall be liable for a fixed portion of the principal amount of the related primary Indebtedness and such Indebtedness has a stated or determinable principal amount, an amount equal to such fixed portion and (2) in the event the principal amount of the related primary Indebtedness is not stated or determinable or the terms of such Contingent Guaranty Obligation do not provide that such Person shall be liable for a fixed portion of such principal, an amount equal to the maximum reasonably anticipated liability which is likely to be paid by such Person in respect of such principal as determined by such Person in good faith; provided, however, that if any Person is liable severally but not jointly and severally with one or more other obligors under any Contingent Guaranty Obligation, the amount of such Contingent Guaranty Obligation shall be the product of (x) the amount determined as set forth above and (y) the maximum percentage of the aggregate liability in respect of principal under such Contingent Guaranty Obligation with respect to which such Person is severally liable.

“Contractual Obligation” means, as to any Person, any provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound, other than, in the case of the Borrower and its Restricted Subsidiaries, any of the Loan Documents.

“Core Businesses” means (i) any businesses engaged in by the Borrower and its Subsidiaries on the Closing Date, (ii) any business or other activities that are reasonably similar, ancillary, complementary or related to, or a reasonable extension, development or expansion of, the businesses described in clause (i) of this definition, (iii) any business in the homebuilding, real estate development or community planning industries and (iv) commercial real estate development, brokerage and the sale or rental of homes and other real estate activities, including the provision of mortgage financing, title insurance or homeowners’ insurance.

“Credit Suisse” means Credit Suisse AG, Cayman Islands Branch and its successors.

“Debt Rating” means, as of any date of determination, the rating as determined by a Rating Agency of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any notice or passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning set forth for that term in Section 3.7.

“Defaulting Bank” means, at any time, a Bank that (i) has failed for two Business Days or more to comply with its obligations under this Agreement to make a Loan or make a payment to an Issuing Bank in respect of an L/C Advance or pay any other amount required to be paid by it under the Loan Documents (each a “funding obligation”), (ii) has notified in writing the Borrower, the Administrative Agent or any Issuing Bank, or has stated publicly, that it does not intend or expect to comply with any such funding obligation, (iii) has defaulted on its funding obligations under any other loan agreement or credit agreement or other similar agreement, (iv) for three or more Business Days after written request of the Administrative Agent or the Borrower, fails to provide a written certification that it will comply with its prospective funding obligations hereunder (provided that such Bank will cease to be a Defaulting Bank pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation), or (v) as to which a Bank Insolvency Event has occurred and is continuing with respect to such Bank; provided that neither the reallocation of funding obligations provided for in Section 10.13 as a result of a Bank being a Defaulting Bank nor the performance by Non-Defaulting Banks of such reallocated funding obligations shall by themselves cause the relevant Defaulting Bank to become a Non-Defaulting Bank; provided further that in each case, a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any Equity Interest in that Bank or any direct or indirect parent company thereof by a Governmental Agency so long as such ownership interest does not result or provide such Bank with immunity from the jurisdiction of course within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Agency) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank.  Any determination by the Administrative Agent that a Bank is a Defaulting Bank under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Bank upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, and the Banks.

“Deferred Tax Valuation Allowance” means the valuation allowance applied to deferred tax assets resulting from the application of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes, or otherwise required in accordance with Generally Accepted Account Principles consistently applied.

“Designated Deposit Account” means a demand deposit account from time to time designated by the Borrower by written notification to the Administrative Agent.

“Designation” has the meaning set forth for that term in Section 6.17.

“Designation Amount” has the meaning set forth for that term in Section 6.17.

“Developed Lots” means subdivision lots located in the United States that are wholly owned by the Borrower or its Restricted Subsidiaries (unencumbered by a Lien or Liens, other than Liens permitted under Section 6.7; provided that the principal amount of Indebtedness for borrowed money secured by such Liens is included in Borrowing Base Indebtedness for the purpose of calculating the Borrowing Base Availability), and that are subject to a recorded plat or subdivision map or similar zoning and development restrictions, in substantial compliance with all applicable Laws and available for the construction thereon of foundations for Units.

“Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by their terms, or by the terms of any related agreement or of any security into which they are convertible, puttable or exchangeable, are, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final Maturity Date; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that are not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided further, however, that any Equity Interests that would constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Borrower to redeem such Equity Interests upon the occurrence of a change in control or asset sale occurring prior to the Maturity Date shall not constitute Disqualified Equity Interests if the change in control or asset sale provisions applicable to such Equity Interests specifically provide that the Borrower will not redeem any such Equity Interests pursuant to such provisions prior to the Maturity Date.

“Distribution” means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for capital stock or other equity securities of the same type of such Person) by such Person of any such security, (b) the declaration or payment by such Person of any dividend in Cash or in Property (other than in capital stock or other equity securities of the same type of such Person) on or with respect to any such security, and (c) any Investment by such Person in any holder of 5% or more of the capital stock (or other equity securities) of such Person, if a purpose of such Investment is to avoid the characterization of the transaction between such Person and such holder as a Distribution under clause (a) or (b) above.  In addition, to the extent any loan or advance by the Borrower to one of its Restricted Subsidiaries is deemed to be an “Investment” for purposes of this Agreement, then any principal payment made by such Restricted Subsidiary in respect of such loan or advance shall be considered a Distribution for purposes of Section 6.12.

“Dollars” means the national currency of the United States of America.

“Domestic Lending Office” means, with respect to each Bank, its office, branch or affiliate identified on the signature pages hereof as its Domestic Lending Office or such other office, branch or affiliate as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Restricted Subsidiary of the Borrower that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Guarantor Subsidiary.

“Eligible Assignee” means:  (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) a financial institution that has, or is a wholly-owned subsidiary of a parent company that has, (i) an unsecured long-term debt rating of not less than BBB+ from S&P or Baa1 from Moody’s (or BBB+ from S&P and Baa1 from Moody’s if both agencies issue ratings of its unsecured long-term debt) and (ii) if its unsecured short-term debt is rated, an unsecured short-term debt rating of not less than A2 from S&P or P2 from Moody’s (or A2 from S&P and P2 from Moody’s if both agencies issue ratings of its unsecured short-term debt); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, or (y) any Defaulting Bank or Potential Defaulting Bank or any of their respective subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (y).

“Embargoed Person” means any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC or (ii) resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions programs.

“Engagement Letter” means the Engagement Letter, dated as of August 27, 2013, by and among Citi, CGMI and JPM.

“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person.

“ERISA” means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date.

“ERISA Affiliate” means any Person (or any trade or business, whether or not incorporated) that is under common control with the Borrower within the meaning of Section 414 of the Code.

“ERISA Event” means:  (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in “reorganization” (within the meaning of Section 4241 of ERISA), “insolvency” (within the meaning of Section 4245 of ERISA), or “endangered” or “critical status” (within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (g) a determination that any Pension Plan is, or is expected to be in “at-risk” status (as defined in Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (h) the failure by the Borrower or any ERISA Affiliate to meet the funding requirements of Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA with respect to any Pension Plan, whether or not waived, or the failure to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; or (j) the imposition of a Lien upon the assets of the Borrower or any ERISA Affiliate pursuant to the Code or ERISA with respect to any Pension Plan.

“Escrow Receivables” means, as of any date of determination, the amounts due to the Borrower or any Restricted Subsidiary and held at an escrow or title company (including an escrow or title company that is a Restricted Subsidiary of the Borrower) following the sale and conveyance of title of a Model Home or Unit to a buyer to the extent that such amounts are free and clear of all Liens other than Liens permitted under Section 6.7(u) and under clause (t)(i) of the definition of Permitted Encumbrances.

“Eurodollar Advance” means an Advance made by a Bank to fund its Pro Rata Share of a Eurodollar Rate Loan.

“Eurodollar Base Rate” has the meaning set forth in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 — Eurodollar Reserve Percentage

Where, “Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association (or successor thereto if the British Bankers Association is no longer making such rates available) LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Citi and with a term equivalent to such Interest Period would be offered by Citi’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Spread” means 2.75%.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to 5 decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning provided in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient made by or on account of any obligation of the Borrower hereunder,

(a)                                 Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable Lending Office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Connection Taxes;

(b)                                 in the case of a Bank (i) United States federal withholding (including backup withholding) Taxes imposed on amounts payable to or for the account of such Bank with respect to an applied interest in a Loan or Commitment pursuant to a Law in effect at the time such Bank acquires such interest in the Loan or Commitment (other than with respect to an assignee pursuant to a request by the Borrower under Section 11.27), or designates a new Lending Office, except in either case, to the extent that such Bank (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower under Section 3.10 with respect to such Taxes, or (ii) is attributable to such Bank’s failure or inability to comply with Section 3.10(e); and

(c)                                  any United States federal withholding Taxes imposed under FATCA.

“Exposure” means for any Bank, as of any date of determination, the product obtained by multiplying that Bank’s then effective Pro Rata Share by the then effective Commitment.

“Extension Notice” has the meaning provided in Section 2.4.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b) of the Code and any applicable governmental agreements with respect thereto and laws enacting such governmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Citi on such day on such transactions as determined by the Administrative Agent.

“Financial Letter of Credit” means any letter of credit issued by an issuer for the account of the Borrower or a Restricted Subsidiary that represents an irrevocable obligation on the part of the issuer to make payment on account of any indebtedness with respect to which the Borrower or a Restricted Subsidiary is liable in the event that the Borrower or Restricted Subsidiary fails to fulfill its financial obligations to the beneficiary.

“Fiscal Quarter” means each of the fiscal quarters of the Borrower ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means each of the fiscal years of the Borrower ending on each December 31.

“Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. and any successor thereto.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of that Person which is not a Domestic Subsidiary and which is a controlled foreign corporation as defined in Section 957 of the Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP Value” means, with respect to any property or asset, the book value for such property or asset determined in accordance with Generally Accepted Accounting Principles consistently applied.

“Generally Accepted Accounting Principles” (or “GAAP”) means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States as in effect on the Closing Date.  The term “consistently applied,” as used in connection therewith, means that the accounting principles applied to financial statements of a Person as of any date or for any period are consistent in all material respects (subject to Section 1.2) to those applied to financial statements of that Person as of recent prior dates and for recent prior periods.

“Governmental Agency” or “Governmental Agencies” means (a) any federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality, or public body, (c) any court or administrative tribunal, or (d) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has consented, in each case whether of the United States of America or any other nation.

“Guarantor Subsidiary” means each wholly owned Restricted Subsidiary of the Borrower, but excluding each Unrestricted Subsidiary, Immaterial Subsidiary, Mortgage Subsidiary, Foreign Subsidiary and CFC Subsidiary; provided that the assets of all Immaterial Subsidiaries that are not required to be Guarantor Subsidiaries shall not in the aggregate exceed 7.5% of the Consolidated Net Tangible Assets of the Borrower and its Restricted Subsidiaries, in each case measured as of the end of the previous Fiscal Year.

“Hazardous Materials” means substances defined as “hazardous substances” pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., or as “hazardous”, “toxic” or “pollutant” substances or as “solid waste” pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. § 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., or as “friable asbestos-containing material” pursuant to the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq. or any other applicable Hazardous Materials Law, in each case as such Laws are amended from time to time.

“Hazardous Materials Laws” means all Laws governing the use, generation, manufacture, production, storage, release, threatened release, discharge, treatment, transportation or disposal or presence of Hazardous Materials applicable to any real Property of the Borrower or its Subsidiaries.

“ICS” means Insured Cash Sweep.

“IFRS” has the meaning set forth in Section 1.2.

“Immaterial Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Borrower, whose total assets as of the last day of the then most recently ended Fiscal Quarter for which internal financial statements are available were less than $20,000,000 determined in accordance with Generally Accepted Accounting Principles.

“Increasing Bank” has the meaning set forth in Section 2.7(a).

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases that should properly be recorded as a liability on a balance sheet of that Person prepared in accordance with Generally Accepted Accounting Principles as in effect on the date of this Agreement, (c) any obligation of such Person that is evidenced by a promissory note, bond, indenture or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable incurred in the ordinary course of business (but specifically excluding from such exception the deferred purchase price of any owned real property); provided, however, that Indebtedness shall not include obligations with respect to options to purchase real property that have not been exercised), (e) any obligation of the types referred to in clauses (a) through (d) above, whether or not assumed, that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien if such obligation is nonrecourse, (f) obligations of such Person arising under banker or other acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any obligation of such Person under Financial Letters of Credit issued for the account of such Person to the extent not Cash Collateralized, (h) net obligations of such Person under any Swap Contract, (i) Contingent Guaranty Obligations, (j) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (k) liabilities and obligations under any receivables sales transactions, (l) Attributable Indebtedness and (m) the liquidation value of preferred stock of a Restricted Subsidiary of such Person issued and outstanding and held by any Person other than such Person (or one of its wholly-owned Restricted Subsidiaries); provided, however, that in no event shall Indebtedness include CDD Obligations.  Notwithstanding the foregoing, none of the items described in the foregoing clauses (a) through (k) between or among the Borrower and/or any of its Restricted Subsidiaries shall constitute Indebtedness for purposes of Sections 6.9, 6.10 and 6.11 or the definitions used therein.

“Indemnified Liabilities” has the meaning set forth in Section 11.10.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning set forth in Section 11.10.

“Information” has the meaning set forth in Section 11.12.

“Intangible Assets” means, with respect to any Person, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses, write-ups of assets over their carrying value

(other than write-ups which occurred prior to the Closing Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset to its fair market value in accordance with GAAP on the date of acquisition) and all other items which would be treated as intangibles on the consolidated balance sheet of such Person prepared in accordance with GAAP.

“Interest Period” means, as to each Eurodollar Rate Loan, a period of 1, 2, 3 or 6 months, as designated by the Borrower; provided that (a) the first day of each Interest Period must be a Business Day, (b) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case the Interest Period shall end on the next preceding Business Day, and (c) no Interest Period may extend beyond the Maturity Date.

“Investment” means, with respect to any Person, any investment by that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, or other debt or equity participation or interest in any other Person, including any partnership or joint venture interest in any other Person; provided that an Investment of a Person shall not include any trade or account receivable arising in the ordinary course of the business of such Person, whether or not evidenced by a note or other writing.  The amount of any Investment shall be the amount actually invested, less any return of capital, without adjustment for subsequent increases or decreases in the market value of such Investment.  In addition, the Designation of any Subsidiary as an Unrestricted Subsidiary shall be deemed to be an Investment in an amount equal to the Designation Amount as determined in accordance with Section 6.17.   For the avoidance of doubt, the acquisition by the Borrower and its Subsidiaries of personal property, real property and interests in real property in the ordinary course of their respective businesses shall not be considered an Investment.

“IRS” means the United States Internal Revenue Service.

“ISP98” has the meaning set forth in Section 2.5(h).

“Issuing Bank” means any Bank in its capacity as an issuer of Letters of Credit hereunder up to its Issuing Bank’s L/C Limit.  As of the Closing Date, the Issuing Banks are Citi, JPMorgan Chase Bank, N.A., Credit Suisse and Bank of America.

“Issuing Bank’s L/C Limit” means, with respect to any Bank which is also an Issuing Bank at any time, an amount equal to the product of such Bank’s Pro Rata Share multiplied by the L/C Limit, or such higher or lower amount as shall be agreed by such Bank at the request of the Borrower.  Such Bank or the Borrower shall notify the Administrative Agent or any such change in the Issuing Bank’s L/C Limit of such Bank.

“Joint Venture” means any Person, other than a Subsidiary, (a) in which the Borrower or any Restricted Subsidiary of the Borrower holds an equity Investment which entitles the Borrower or such Restricted Subsidiary to more than 10% of (i) the ordinary voting power for the election of the board of directors or other governing body of such Person or (ii) the partnership, membership or other ownership interest in such Person, and (b) which has at least one holder of its equity interests that is not any Subsidiary of the Borrower.

“JPM” means J.P. Morgan Securities LLC and its successors.

“L/C Advance” means, with respect to each Bank, such Bank’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under a Letter of Credit which has not been reimbursed on the date required or refinanced as a Loan.

“L/C Limit” means $50,000,000.

“Land Held for Future Development” means, as of any date of determination, Land Parcels (unencumbered by a Lien or Liens, other than Liens permitted under Section 6.7; provided that the principal amount of Indebtedness for borrowed money secured by such Liens is included in Borrowing Base Indebtedness for the purpose of calculating the Borrowing Base Availability) where development activity has been suspended or has not yet begun, but is expected by the Borrower in good faith to occur in the future.

“Land Parcels” means parcels of land located in the United States wholly owned by the Borrower or any Restricted Subsidiary that are unencumbered by any Lien or Liens (other than Permitted Encumbrances).

“Laws” means, collectively, all foreign, federal, state and local statutes, treaties, codes, ordinances, rules, regulations and controlling precedents of any Governmental Agency.

“Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any of the standby letters of credit issued by an Issuing Bank under the Commitment pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, renewed, extended or supplanted.  A Letter of Credit shall be a Financial Letter of Credit or a Performance Letter of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form, from time to time, that is in use by an Issuing Bank.

“Letter of Credit Collateralize” has the meaning set forth in Section 2.5(g).

“Letter of Credit Fee” means 2.25%.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing (other than an agreement which gives to a Person the right to become equally and ratably secured with any other Person to whom a Lien is granted on any item of Property) any conditional sale or other title retention agreement, any lease in the nature of a security interest, or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.  Notwithstanding the foregoing, in no event shall an operating lease or any filing with respect thereto be deemed to constitute a Lien.

“Liquidity” means at any time, without duplication, the sum of (a) all Unrestricted Cash held by the Borrower and its Restricted Subsidiaries plus (b) the Borrowing Base Availability plus (c) the aggregate amounts available to be utilized by the Borrower under the Stonegate Agreement.

“Loans” means the aggregate of the Advances made at any one time by the Banks pursuant to Article II.

“Loan Documents” means, collectively, this Agreement, the Engagement Letter, the Notes, the Letters of Credit, Letter of Credit Applications, the Subsidiary Guaranty, any Loan Notice, any Request for Letter of Credit, any Compliance Certificate, any Borrowing Base Certificate and any other instruments, documents or agreements of any type or nature hereafter executed and delivered by the Borrower or any of its Restricted Subsidiaries or Affiliates to the Administrative Agent or any other Bank pursuant to this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Loan Notice” means a notice of (a) a request for a Loan, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans and, if in writing, shall be substantially in the form of Exhibit D.

“Loan Parties” means, collectively, the Borrower and each Guarantor Subsidiary.

“Lots Under Development” means, as of any date of determination, Land Parcels (unencumbered by a Lien or Liens, other than Liens permitted under Section 6.7; provided that the principal amount of Indebtedness for borrowed money secured by such Liens is included in Borrowing Base Indebtedness for the purpose of calculating the Borrowing Base Availability) that are being developed into Developed Lots.  For the avoidance of doubt, in no event shall Lots Under Development include any Land Held for Future Development.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Material Adverse Effect” means any one or more events, developments or circumstances which, individually or when aggregated with any other circumstances or events, has had or would reasonably be expected to have a material adverse effect on (i) the business, performance property, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its payment or other material obligations under the Loan Documents or (iii) the validity or enforceability against the Borrower or any other Loan Party of any material obligations of the Borrower or any other Loan Party under the Loan Documents or the rights or remedies of the Administrative Agent and the Banks thereunder.

“Material Amount of Assets” means, as of any date of determination, more than 5.0% of the consolidated total assets of the Borrower and its Restricted Subsidiaries as of such date.

“Maturity Date” means August 27, 2017.

“Maturity Extension” has the meaning provided in Section 2.4.

“Model Homes” means housing Units (unencumbered by a Lien or Liens, other than Liens permitted under Section 6.7; provided that the principal amount of Indebtedness for borrowed money secured by such Liens is included in Borrowing Base Indebtedness for the purpose of calculating the

Borrowing Base Availability) which have been completed, furnished and landscaped and are used in the marketing efforts with respect to a residential home community.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Subsidiary” means any Subsidiary of the Borrower engaged primarily in the mortgage origination and lending business.

“Multiemployer Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA) of a type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions.

“New Bank” has the meaning set forth in Section 2.7(a).

“Non-Complying Bank” has the meaning set forth in Section 11.27.

“Non-Consenting Bank” has the meaning set forth in Section 11.27.

“Non-Defaulting Bank” means, at any time, a Bank that is not a Defaulting Bank or a Potential Defaulting Bank.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness and such property was acquired, in whole or in part, directly or indirectly (including through the purchase of Equity Interests of the Person owning such property), with the proceeds of such Indebtedness or such Indebtedness was incurred within 365 days after the direct or indirect acquisition of such property, including through the purchase of Equity Interests of the Person owning such property, and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness.  Indebtedness that is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the Borrower, any Guarantor Subsidiary or any other Person for (a) environmental warranties, covenants or indemnities, (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, deposits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics’ liens, breach of separateness covenants, and other customary exceptions or (c) similar customary “bad-boy” guarantees.

“Note” means each promissory note made by the Borrower to a Bank evidencing the Advances under that Bank’s Pro Rata Share of the Commitment, substantially in the form of Exhibit E, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Obligations” means all present and future obligations of every kind or nature of the Borrower or any Loan Party at any time and from time to time owed to the Administrative Agent or the Banks or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues to the extent permitted by applicable Law after the commencement of any proceeding under any Debtor Relief Law by or against the Borrower.

“OFAC” means the U.S. Treasury Department’s Office of Foreign Assets Control.

“Officer’s Certificate” means, when used with reference to any Person, a certificate signed by a Senior Officer of such Person.

“Opinions of Counsel” means the favorable written legal opinions of (a) Latham & Watkins LLP, special counsel to the Borrower and (b) Vivien Hastings, General Counsel to the Loan Parties (with respect to matters of Florida law), substantially in the form of Exhibits F-1 and F-2, respectively.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, except, in each case, any such Taxes that are Connection Taxes imposed with respect to an assignment, other than an assignment made pursuant to Section 11.27, or sale of a participation.

“Outstanding Amount” means:

(a)                                 with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, as the case may be, occurring on such date; and

(b)                                 with respect to any Letter of Credit Usage on any date, the amount of such Letter of Credit Usage on such date, after giving effect to the issuance, extension, expiry, renewal or increase of any Letter of Credits occurring on such date and any other changes in the aggregate amount of the Letter of Credit Usage as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“PAPA” means an arrangement, other than with an Affiliate of the Borrower, which may be unsecured or secured by a Lien granted in conjunction with purchase contracts for the purchase of real estate and which provides for future payments due to the sellers of such real estate at the time of the sale of such real estate (or parts thereof) and which payments may be contingent on the sale price of such real estate (or parts thereof), which arrangement may include (1) adjustments to the land purchase price, (2) profit participations, (3) community marketing fees and community enhancement fees and (4) reimbursable costs paid by the land developer.

“PATRIOT Act” has the meaning set forth in Section 11.26.

“Parent Company” means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

“Participant” has the meaning set forth in Section 11.8(d).

“Participant Register” has the meaning set forth in Section 11.8(d).

“Party” means any Person other than the Banks or the Administrative Agent which now or hereafter is a party to any of the Loan Documents.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, and which is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute.

“Performance Letter of Credit” means any letter of credit issued by an issuer for the account of the Borrower or a Restricted Subsidiary that is not a Financial Letter of Credit.

“Permitted Encumbrances” means:

(a)                                 inchoate Liens incident to construction or maintenance of real property; or Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(b)                                 Liens for Taxes and assessments on real property which are not yet delinquent; or Liens for Taxes and assessments on real property for which adequate reserves have been set aside if required by, and in accordance with, Generally Accepted Accounting Principles and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no material property is subject to a material risk of loss or forfeiture;

(c)                                  minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(d)                                 easements, plats, declarations of condominium and restrictions of record customary in any of the Core Businesses or the Tower Business;

(e)                                  easements, rights-of-way, exceptions, restrictions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, utilities, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property, facilities, or equipment which in the aggregate do not materially impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(f)                                   easements, rights-of-way, exceptions, restrictions, reservations, or other agreements affecting real property which in the aggregate do not materially impair the fair market value or use of such property for the purposes for which it is or may reasonably be expected to be held;

(g)                                  rights reserved to or vested in any Governmental Agency to control or regulate the use of any real property (and Liens created by the exercise of any such rights);

(h)                                 any obligations or duties affecting any real property to any Governmental Agency with respect to any right, power, franchise, grant, license, or permit;

(i)                                     present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(j)                                    contractual or statutory Liens of landlords and Liens of suppliers (including sellers of goods) and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business;

(k)                                 statutory Liens, including Liens of carriers, warehousemen, mechanics and materialmen, other than those described in clauses (a) or (b) above and any Lien imposed pursuant to the Code or ERISA with respect to any Pension Plan, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto if required by, and in accordance with, GAAP;

(l)                                     covenants, conditions, and restrictions affecting the use of real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(m)                             rights of tenants under leases and rental agreements covering real property entered into in the ordinary course of business of the Person owning such real property;

(n)                                 Liens incurred or deposits made in the ordinary course of business (as determined in good faith by the Borrower) in connection with workers’ compensation, unemployment or other insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, development obligations, progress payments, utility services, developer’s or other obligations to make on-site or off-site improvements and other similar obligations (exclusive of obligations for the payment of borrowed money);

(o)                                 Liens consisting of deposits of property to secure statutory obligations of the Borrower or a Restricted Subsidiary of the Borrower in the ordinary course of its business;

(p)                                 Liens consisting of additions, accessions, improvements and replacements and customary deposits in connection with Model Homes and proceeds and products therefrom;

(q)                                 Liens for homeowner, condominium, property owner, amenity providers, clubs and similar associations and club fees and assessments and other payments;

(r)                                    leases or subleases, licenses or sublicenses, (or any Liens related thereto) granted to others that do not materially interfere with the ordinary course of business (as determined in good faith by the Borrower) of the Borrower or any Restricted Subsidiary;

(s)                                   any right, title and interest of the landlord under any lease pursuant to which the Borrower or a Restricted Subsidiary has a leasehold interest in any property or assets and any Liens that by operation of law have been placed by such landlord on property over which the Borrower or a Restricted Subsidiary has any real property interest;

(t)                                    pledges, deposits and other Liens existing under, or required to be made in connection with, (i) earnest money obligations, escrows or similar purpose undertakings or indemnifications in connection with any purchase and sale agreement, (ii) development agreements or other contracts entered into with governmental authorities (or an entity sponsored by a governmental authority), in connection with the entitlement of real property, (iii) CDD Obligations arising in ordinary course of business or (iv) agreements for the funding of infrastructure, including in respect of the issuance of community facility district bonds, metro district bonds, Mello-Roos bonds and subdivision improvement bonds, and similar bonding requirements arising in the ordinary course of business of a homebuilder (as determined in good faith by the Borrower); and

(u)                                 Liens consisting of deposits of property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Borrower or a Restricted Subsidiary of the Borrower is a party in the ordinary course of its business.

“Person” means an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, union, tribe, business association or Governmental Agency, or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) (a) established, maintained or contributed to by the Borrower or any of its Subsidiaries or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate, or (b) with respect to which the Borrower or any of its Subsidiaries may have any liability (whether actual or contingent).

“Plan of Liquidation” with respect to any Person, means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise):  (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to creditors and holders of equity interests of such Person.

“Platform” has the meaning set forth in Section 7.1.

“Potential Defaulting Bank” means, at any time, any Bank (i) with respect to which an event of the kind referred to in the definition of “Bank Insolvency Event” has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrower or any Issuing Bank in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other similar agreement, or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency.  Any determination by the Administrative Agent that a Bank is a Potential Defaulting Bank under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Bank upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks and the Banks.

“Pro Rata Share” of a Bank, as it pertains to the Commitment, means the applicable percentage set forth opposite the name of that Bank on Schedule 1.1 to this Agreement, as such Schedule 1.1 may change from time to time in accordance with the terms of this Agreement or in accordance with any effective Assignment and Assumption.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Public Lender” has the meaning set forth in Section 7.1.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Qualified Issuer” means a commercial bank, savings bank, savings and loan association or similar financial institution which, (a) has total assets of $5,000,000,000 or more, (b) is “well capitalized” within the meaning of such term under the Federal Depository Institutions Control Act, (c) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (d) is operationally and procedurally able to meet the obligations of a Bank hereunder to the same degree as a commercial bank.

“Quarterly Payment Date” means September 30, 2013, and each December 31, March 31, June 30 and September 30 thereafter through and including the Maturity Date.

“Rating Agencies” means S&P and Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Bank and (c) any Issuing Bank, as applicable.

“Redesignation” has the meaning set forth for that term in Section 6.17.

“Register” has the meaning set forth in Section 11.8(c).

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System or any other regulation in substance substituted therefor.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period is waived pursuant to applicable Laws as in effect on the date hereof.

“Request for Letter of Credit” means a written request for the issuance of a Letter of Credit signed by a Responsible Official of the Borrower, in a form reasonably designated from time to time by the Administrative Agent.

“Required Banks” means, as of any date of determination, Banks having an aggregate Pro Rata Share of more than 50% of the Commitment or, if the commitment of each Bank to make Advances and the obligation of the Issuing Banks to issue Letters of Credit have been terminated or suspended, Banks holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Bank’s risk participation and funded participation in Letter of Credit Usage being deemed “held” by such Bank for purposes of this definition); provided that, the Pro Rata Share of the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Requirement of Law” means, as to any Person, any Law or any judgment, award, decree, writ or determination of, or any consent or similar agreement with, a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Official” means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and

(b) when used with reference to a Person who is an individual, such Person.  Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of that Person.

“Restricted Subsidiaries” means, as of any date, the Subsidiaries of the Borrower and any other Loan Party which are not Unrestricted Subsidiaries.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Securities” means any capital stock, share, voting trust certificate, bonds, debentures, notes or other evidences of indebtedness, limited partnership interests, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Senior Notes” means the notes issued under the Senior Notes Indenture.

“Senior Notes Indenture” means that certain Indenture, by and between the Borrower, the guarantors party thereto and Wilmington Trust, National Association, as trustee, dated as of August 7, 2013, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Officer” means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) chief accounting officer, (e) vice president of finance or (f) treasurer, in each case whatever the title nomenclature may be, of the Person designated.

“Significant Subsidiary” means (a) any Restricted Subsidiary that would be a “significant subsidiary” as defined in Regulation S-X promulgated pursuant to the Securities Act as such Regulation is in effect on the Closing Date and (b) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in Section 9.1(h)(x) or (j) has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition.

“Sold Homes Under Construction” means Developed Lots having fully or partially constructed Units thereon (including, at a minimum, the commencement of a foundation for any such Unit) that are subject to bona fide contracts for the sale of such Units to a third party.

“Solvent” means, with respect to any Person on any date of determination, that on such date (i) the sum of the debt (including contingent liabilities) of such Person and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Person and its Restricted Subsidiaries, taken as a whole; (ii) the capital of such Person and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) such Person and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Account Standards Codification (ASC) Topic 450, “Contingencies”).

“Sponsors” means Monarch Alternative Capital LP, Stonehill Institutional Partners, L.P. and their respective managed funds and Affiliates (but excluding any of their respective portfolio companies).

“Stonegate Agreement” means the $10,000,000 revolving credit facility by and between the Borrower, WCI Communities, LLC, and Stonegate Bank dated as of February 28, 2013.

“Subordinated Obligations” means, collectively, all obligations of the Borrower or any of its Restricted Subsidiaries that (a) do not provide for any scheduled redemption on or before 180 days after the Maturity Date and (b) are expressly subordinated in right of payment to the Obligations.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, or other business entity whether now existing or hereafter organized or acquired:  (a) in the case of a corporation or limited liability company, of which securities having a majority of the ordinary voting power for the election of the board of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person or one or more Subsidiaries of such Person; or (b) in the case of a partnership or other business entity, in which such Person or a Subsidiary of such Person is a general partner.

“Subsidiary Guaranty” means the guaranty of the Indebtedness of the Borrower under this Agreement executed by each Guarantor Subsidiary of the Borrower substantially in the form of Exhibit G, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Agency, including any interest, additions to tax or penalties applicable thereto.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all Letter of Credit Usage.

“Tower Business” means the business of constructing multi-family residential condominium projects reasonably anticipated to have six floors or more above a parking level. Each such project shall be referred to herein as a “Tower”.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unit” means a residential housing unit available for sale, or subject to a contract for the sale of such Unit, located in the United States.

“Unreimbursed Amount” has the meaning set forth in Section 2.5(c)(i).

“Unrestricted Cash” means, as of any date of determination, the Cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries to the extent that such Cash and Cash Equivalents are free and clear of all Liens other than as permitted by Sections 6.7(a), (d) and (u).

“Unrestricted Subsidiary” means (1) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the board of directors of the Borrower in accordance with Section 6.17 and (2) any Subsidiary of an Unrestricted Subsidiary.

“Unsold Homes Under Construction” means Developed Lots where on-site construction of Units has commenced as evidenced by the commencement of foundations for such Units, other than Sold Homes Under Construction.

“Voting Stock” means, with respect to any Person, the capital stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

1.2                               Accounting Terms.

All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, Generally Accepted Accounting Principles consistently applied, except as otherwise specifically prescribed herein.  In the event that Generally Accepted Accounting Principles change during the term of this Agreement such that the financial covenants contained in Sections 6.9, 6.10, 6.11 or 6.14 would then be calculated in a different manner or with different components or would render the same not meaningful criteria for evaluating the Borrower’s financial condition, (a) the Borrower and the Banks agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating the Borrower’s financial condition to substantially the same criteria as were effective prior to such change in Generally Accepted Accounting Principles and (b) until so amended, (i) such financial covenants shall continue to be computed in accordance with Generally Accepted Accounting Principles prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such financial covenants made before and after giving effect to such change in Generally Accepted Accounting Principles.  At any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS, as in effect as of the date of such election; provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP.  The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent and the Banks.  Notwithstanding the foregoing, in no event shall the Borrower apply IFRS with respect to the Borrowing Base calculations (including any component definitions thereof) made pursuant to Section 2.8 without the written consent of the Administrative Agent (which may be given or withheld in its sole discretion).

1.3                               Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.4                               Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 Any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).

(c)                                  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(d)                                 Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(e)                                  Any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

(f)                                   The term “including” is by way of example and not limitation.

(g)                                  The term “or” is not exclusive.

(h)                                 The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(i)                                     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(j)                                    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.5                               Exhibits and Schedules.

All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified, or amended, are incorporated herein by reference.  A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6                               References to “the Borrower and its Subsidiaries”.

Any reference herein to “the Borrower and its Subsidiaries” or the like shall refer solely to the Borrower during such times, if any, as the Borrower shall have no Subsidiaries.

1.7                               Time of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern standard time.

1.8                               Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after taking into account amounts drawn prior to such time that are not subject to reinstatement); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.
LOANS AND LETTERS OF CREDIT

2.1                               Loans-General.

(a)                                 Subject to the terms and conditions set forth in this Agreement (including Section 8.2), at any time and from time to time from the Closing Date through the Business Day immediately preceding the Maturity Date, each Bank shall, pro rata according to that Bank’s Pro Rata Share of the Commitment then in effect, make Advances to the Borrower under the Commitment in such amounts as the Borrower may request; provided that, after giving effect to such Advance, the Total Outstandings shall not exceed the aggregate Commitments and Borrowing Base Indebtedness shall not exceed the Borrowing Base.  Subject to the limitations set forth herein, the Borrower may borrow, repay and reborrow under this Section 2.1(a) without premium or penalty.

(b)                                 [Intentionally Omitted].

(c)                                  Subject to the next sentence and to Section 2.5(c), each Loan shall be made pursuant to the Borrower’s irrevocable Loan Notice to the Administrative Agent, which shall specify the requested (i) date of such Loan, (ii) Type of Loan, (iii) amount of such Loan and (iv) in the case of a Eurodollar Rate Loan, Interest Period for such Loan.  Any Loan Notice delivered under this Agreement may be delivered by mail, email, telecopier, telephone, or as otherwise acceptable to the Administrative Agent; provided that, each telephonic Loan Notice given by the Borrower pursuant to this Section 2.1(c) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Official of the Borrower.

(d)                                 Promptly following receipt of a Loan Notice, the Administrative Agent shall notify each Bank by telephone, telecopier or telex of the date and Type of the Loan, the applicable Interest Period in the case of a Eurodollar Rate Loan, and that Bank’s Pro Rata Share of the Loan.  Not later than 1:00 p.m. New York time, on the date specified for any Loan, each Bank shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office.  Upon fulfillment of the applicable conditions set forth in Article VIII, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

(e)                                  The principal amount of each Loan shall be an integral multiple of $1,000,000 and shall be in an amount not less than (i) $1,000,000 if such Loan is a Base Rate Loan and (ii) $5,000,000 if such Loan is a Eurodollar Rate Loan.

(f)                                   A Loan Notice shall be irrevocable upon the Administrative Agent’s first notification thereof.  The obligation of each Bank to make any Advance is several, and not joint or joint and several, and is not conditioned upon the performance by any other Bank of its obligation to make Advances.  The failure by any Bank to perform its obligation to make any Advance will not increase the obligation of any other Bank to make Advances.

(g)                                  The Borrower may redesignate a Base Rate Loan as a Eurodollar Rate Loan, or a Eurodollar Rate Loan as a Base Rate Loan or a Eurodollar Rate Loan with a new Interest Period, by delivering a Loan Notice to the Administrative Agent, within the time periods and pursuant to the conditions set forth in Section 2.1(c), 2.2 or 2.3, as applicable, and elsewhere in this Agreement.  If no Loan Notice has been made prior to the last day of the Interest Period for an outstanding Eurodollar Rate Loan within the requisite notice periods set forth in Section 2.3, then the Borrower shall be deemed to have requested that such Eurodollar Rate Loan be redesignated as a Base Rate Loan.

(h)                                 The Advances made by each Bank under this Section 2.1 shall be evidenced by that Bank’s Note to the extent requested by such Bank.

2.2                               Base Rate Loans.

Each request by the Borrower for a Base Rate Loan shall be made pursuant to a Loan Notice received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 p.m. New York time, on the Business Day on which the requested Base Rate Loan is to be made.  The Administrative Agent shall notify each Bank of a request for a Base Rate Loan as soon as practicable after receipt of the same.  All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans pursuant to Section 2.3.

2.3                               Eurodollar Rate Loans.

(a)                                 Each request by the Borrower for a Eurodollar Rate Loan shall be made pursuant to a Loan Notice received by the Administrative Agent, at the Administrative Agent’s Office, not later than 12:00 p.m. New York time, at least 3 Business Days before the first day of the applicable Interest Period, provided that, such advance notice period may be reduced by the Administrative Agent in its discretion with respect to any Eurodollar Rate Loan made on the Closing Date.  The Administrative Agent shall notify each Bank of a request for a Eurodollar Rate Loan as soon as practicable after receipt of the same.

(b)                                 At or about 1:00 p.m., New York time, 2 Business Days before the first day of the applicable Interest Period, the Administrative Agent shall determine the applicable Eurodollar Rate

(which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to the Borrower and the Banks by telephone, telecopier or, in the case of Banks, telex.

(c)                                  No more than 10 Eurodollar Rate Loans may be outstanding at any particular time.

2.4                               Maturity Extension.

At any time after the Closing Date, the Borrower and any Bank may agree, by notice to the Administrative Agent (each such notice, an “Extension Notice”), to extend the maturity date (any such extension, a “Maturity Extension”) of such Bank’s Commitments and/or Loans to the extended maturity date specified in such Extension Notice; provided that, (a) only one additional tranche of Commitments and/or Loans shall be permitted under this Section 2.4, (b) only the consent of the Borrower and respective extending Banks will be required in order to effect such Maturity Extension and (c) each Bank shall be offered the opportunity to participate in such Maturity Extension on the same terms and conditions as each other Bank.  This Section 2.4 shall supersede any provisions in Section 11.2 or any provisions relating to the pro rata sharing of payments set forth in this Agreement to the contrary.

2.5                               Letters of Credit.

(a)                                 Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions of this Agreement (including Section 8.3), each Issuing Bank agrees, in reliance upon the agreements of the other Banks set forth in this Section 2.5, (1) from time to time during the period from the Closing Date through the day 5 days prior to the Maturity Date, to issue Letters of Credit for the account of the Borrower in an aggregate amount not exceeding such Issuing Bank’s L/C Limit, and such Issuing Bank shall issue for the account of the Borrower one or more Letters of Credit and amend Letters of Credit previously issued by it in accordance with Section 2.5(b), and (2) to honor drafts under the Letters of Credit; provided that, no Issuing Bank shall be obligated to issue any Letter of Credit if, after giving effect to such issuance, (x) the Total Outstandings exceeds the Commitments, (y) Borrowing Base Indebtedness exceeds the Borrowing Base or (z) the Letter of Credit Usage would exceed the L/C Limit or any limit established by Law after the Closing Date on such Issuing Bank’s ability to issue the requested Letter of Credit at any time. Notwithstanding the foregoing, an Issuing Bank shall not issue any Letter of Credit if, (A) on or prior to the Business Day immediately preceding the issuance thereof any Bank has notified the Issuing Bank or the Administrative Agent in writing that the conditions set forth in Section 8.3 have not been satisfied with respect to the issuance of such Letter of Credit or (B) the expiry date of such requested Letter of Credit would occur after the earlier of (x) 5 days prior to the Maturity Date, unless such Letter of Credit is Cash Collateralized in a manner acceptable to the applicable Issuing Bank in its sole discretion and such Issuing Bank agrees that any participations in such Letter of Credit by the Banks pursuant to this Section 2.5 shall terminate on the Maturity Date and (y) one year from the date of such issuance, unless agreed by the applicable Issuing Bank; provided that, nothing in this clause (y) shall prevent any Letter of Credit with a one-year tenor from providing for the renewal thereof for additional one-year periods, subject to the foregoing clause (B).  Subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to be issued hereunder and shall constitute Letters of Credit subject to the terms hereof.

(ii)                                  No Issuing Bank shall be obligated to issue any Letter of Credit if:

(A)                               any order, judgment or decree of any Governmental Agency or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Agency with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;

(B)                               the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to the customers of such Issuing Bank generally; or

(C)                               a default of any Bank’s obligations to fund under Section 2.5(c) exists or any Bank is at such time a Defaulting Bank hereunder, unless such Issuing Bank has entered into satisfactory arrangements with the Borrower or such Bank to eliminate the Issuing Bank’s risk with respect to such Bank.

Each Bank from time to time party hereto agrees to act as an Issuing Bank hereunder.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Official of the Borrower.  Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 1:00 p.m., New York time, at least 3 Business Days (or such later date and time as the applicable Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to such Issuing Bank:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as such Issuing Bank may require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by the applicable Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Pro Rata Share times the amount of such Letter of Credit.

(iii)                               Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also (x) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (y) notify the Borrower and the Administrative Agent of any return, surrender or cancellation of any Letter of Credit.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall promptly notify the Borrower and the Administrative Agent thereof and of the date such Issuing Bank proposes to pay such drawing.  The Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of any payment by such Issuing Bank under a Letter of Credit, which reimbursement shall be made, (x) if such Issuing Bank notifies the Borrower and the Administrative Agent of such payment before 2:00 p.m. New York time on the Business Day immediately preceding the date of such payment (the date of such payment being, the “Honor Date”), then on the Honor Date, or (y) if such Issuing Bank notifies the Borrower and the Administrative Agent after 2:00 p.m. New York time on the Business Day immediately preceding the Honor Date or any Business Day thereafter, then on the Business Day immediately following such notice (with any notice received on or after 2:00 p.m. New York time on any day deemed to be received before 2:00 p.m. New York time on the next Business Day).  If the Borrower fails to so reimburse such Issuing Bank by such date, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1(e) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Borrowing Base Availability and the conditions set forth in Section 8.2 (other than the delivery of a Loan Notice).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.5(c)(i) may be given by telephone if immediately confirmed in writing; provided that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Bank (including the Bank acting as Issuing Bank) shall upon any notice pursuant to Section 2.5(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent (provided that, the Administrative Agent gives notice on or prior to 11:00 a.m. on such Business Day), whereupon, subject to the provisions of Section 2.5(c)(iii), each Bank that so makes funds available shall be deemed to have made an Advance to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 8.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Bank’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.5(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 2.5.

(iv)                              Until each Bank funds its Advance or L/C Advance pursuant to this Section 2.5(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Pro Rata Share of such amount shall be solely for the account of the applicable Issuing Bank.

(v)                                 Each Bank’s obligation to make Advances or L/C Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.5(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the applicable Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Advances pursuant to this Section 2.5(c) is subject to the conditions set forth in Section 8.2 (other than delivery by the Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Bank fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.5(c) by the time specified in Section 2.5(c)(ii), such Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the applicable Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s L/C Advance in respect of such payment in accordance with Section 2.5(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.5(c)(i) is required to be returned under any of the circumstances described in Section 11.24 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Bank shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the applicable Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)                                  the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the applicable Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)                                 any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower;

provided that, the foregoing in clauses (i) through (v) shall not excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such Issuing Bank’s (or its Related Parties’) gross negligence, bad faith or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The Borrower shall promptly examine a copy of each

Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the applicable Issuing Bank.

(f)                                   Role of Issuing Bank.  Each Bank and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct as determined in a final, non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of any Issuing Bank, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.5(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an Issuing Bank (and any other applicable “issuer” within the meaning of ISP98), and an Issuing Bank (or such issuer) may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Issuing Bank’s (or such issuer’s) willful misconduct or gross negligence, in each case as determined in a final, non-appealable judgment of a court of competent jurisdiction.  In furtherance and not in limitation of the foregoing, an Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)                                  Cash or Letter of Credit Collateral.  Upon the request of the Administrative Agent, (i) if an Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) if, as of the date 5 days prior to the Maturity Date or acceleration pursuant to Section 9.2(a)(ii), any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn or (iii) if any amount remains available to be drawn under any Letter of Credit by reason of the operation of Section 3.14 of ISP 98, the Borrower shall immediately Cash Collateralize or Letter of Credit Collateralize the then outstanding amount of the Letter of Credit Usage, excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement (in an amount equal to 101% of such outstanding amount determined as of the date of such L/C Borrowing or the Maturity Date, as the case may be).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Banks).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in a blocked, non-interest bearing deposit account at Citi.  For purposes hereof, “Letter of Credit Collateralize” means to deliver to the Administrative Agent, for the benefit of the Issuing Banks and the Banks, as collateral for the then outstanding amount of the Letter of Credit Usage, one or more irrevocable standby letters of credit (other than a Letter of Credit) in the aggregate amount equal to 101% of the then outstanding amount of the Letter of Credit Usage (less the amount, if any, of the then outstanding amount of the Letter of Credit Usage being Cash Collateralized) issued by one or more financial institutions that each is a Qualified Issuer in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks (which documents are hereby consented to by the Banks).  Derivatives of such term have corresponding meanings.  The Borrower hereby agrees that the Administrative Agent may immediately apply cash collateral or draw upon any irrevocable standby letters of credit delivered pursuant to this Section 2.5(g) in order to reimburse the Issuing Banks for any drawings under any Letters of Credit.

(h)                                 Applicability of ISP98.  The rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) (“ISP98”) shall apply to each Letter of Credit, except as provided in Section 2.5(l) below.

(i)                                     Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(j)                                    Letter of Credit Fees.

(i)                                     The Borrower shall pay to the Administrative Agent for the account of the Banks a letter of credit fee payable to the Banks in accordance with their Pro Rata Shares with respect to each Letter of Credit issued or renewed equal to the Letter of Credit Fee times the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit); provided that, (x) if any portion of a Defaulting Bank’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Banks pursuant to Section 10.13(b)(iii), then the Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Bank with respect to such portion of such Defaulting Bank’s Pro Rata Share so long as it is Cash Collateralized or Letter of Credit Collateralized by the Borrower or reallocated to the other Banks, but such Letter of Credit fee shall instead be payable to such other Banks in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Bank’s Pro Rata Share is not Cash Collateralized or Letter of Credit Collateralized or reallocated pursuant to Section 10.13(b)(iii), then the Letter of Credit fee with respect to such Defaulting Bank’s Pro Rata Share shall be payable to the applicable Issuing Bank until such Pro Rata Share is Cash Collateralized or Letter of Credit Collateralized or reallocated or such Bank ceases to be a Defaulting Bank.  Such letter of credit fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Maturity Date.

(ii)                                  The Borrower shall pay directly to the applicable Issuing Bank for its own account a fronting fee with respect to each Letter of Credit issued or renewed by such Issuing Bank equal to 0.125% per annum of the daily maximum amount which is available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit).  Such fronting fee shall accrue and be computed on a quarterly basis in arrears, and shall be due and payable on each Quarterly Payment Date, commencing with the first such date to occur after the issuance of such Letter of Credit and on the earlier of (x) the expiry date of such Letter of Credit or (y) the Maturity Date.

(iii)                               The Borrower shall pay directly to the applicable Issuing Bank for its own account the customary issuance, presentation, amendment, and other processing fees, and other standard costs and charges, of such Issuing Bank relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(k)                                 Reporting.  Each Issuing Bank shall, no later than the 3rd Business Day following the last day of each month, provide to the Administrative Agent a report in form and substance reasonably satisfactory to the Administrative Agent, showing the date of issuance or amendment of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit issued or amended during such month.  Upon request of any Bank, the Administrative Agent shall forward copies of such reports to such Bank.

(l)                                     Designation of Additional Letters of Credit.

(i)                                     Subject to the limitations set forth in this Section, the Borrower may, on one occasion on or after the Closing Date, by written notice to the Administrative Agent designate letters of credit under the Bank of America Letter of Credit Facility as Letters of Credit hereunder and such designated letters of credit shall be deemed Letters of Credit and Bank of America shall be an Issuing Bank for all purposes under this Agreement.

(ii)                                  Designation of Letters of Credit under clause (i) above shall be subject to the following conditions at the time of any such designation:

(A)                               Bank of America shall be a Bank hereunder;

(B)                               after giving effect to such designation the Total Outstandings shall not exceed the Borrowing Base Availability; and

(C)                               each of the conditions set forth in Section 8.3 shall be satisfied.

2.6                               Reduction of Commitment.

The Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least three (3) Business Days prior written notice voluntarily to reduce or terminate permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000 (unless all of the unused Commitment is being terminated), all or a portion of the unused Commitment.  The Borrower shall pay to the Administrative Agent (for the account of each Bank, pro rata according to that Bank’s Pro Rata Share) on the date of such termination all unpaid commitment fees which have accrued to such date in respect of the terminated portion of the Commitment.

2.7                               Optional Increase to Commitment.

(a)                                 Subject to the limitations set forth in this Section, the Administrative Agent may, at any time and from time to time at the request of the Borrower, increase the Commitment by (i) admitting additional Banks hereunder (each a “New Bank”), or (ii) increasing the Exposure of any Bank (each an “Increasing Bank”), subject to the following conditions:

(i)                                     each New Bank is an Eligible Assignee;

(ii)                                  the Borrower executes (A) a new Note payable to the order of a New Bank, or (B) a replacement Note payable to the order of an Increasing Bank if such Increasing Bank previously received a Note;

(iii)                               each New Bank executes and delivers to the Administrative Agent an instrument of joinder to this Agreement which is in form and substance acceptable to the Administrative Agent;

(iv)                              after giving effect to the admission of any New Bank or the increase in the Exposure of any Increasing Bank, the Commitment does not exceed $125,000,000 less the aggregate amount of reductions, if any, of the Commitment made pursuant to Sections 2.6;

(v)                                 each increase in the Commitment shall be in the amount of $5,000,000 or a greater integral multiple of $500,000;

(vi)                              no admission of any New Bank shall increase the Exposure of any existing Bank without the written consent of such Bank;

(vii)                           no Bank shall be an Increasing Bank without the written consent of such Bank;

(viii)                        the Borrower shall offer such increased Commitments to each existing Bank (pursuant to their respective Pro Rata Share) prior to offering any such increased Commitment to any New Bank; provided that, any existing Bank that does not affirmatively accept such offer in writing within 10 Business Days of the date of delivery of written notice thereof shall be presumed to have declined such offer;

(ix)                              no Default or Event of Default exists or would result from such increased Commitments (provided that, for the purposes of this condition, compliance with Sections 6.10 and 6.11 shall be determined in accordance with clause (x) below);

(x)                                 the Borrower satisfies Sections 6.10 and 6.11(b) on a pro forma basis after giving effect to such increased Commitments (which shall be deemed fully drawn for purposes of complying with Section 6.10);

(xi)                              [Intentionally Omitted];

(xii)                           [Intentionally Omitted];

(xiii)                        the Administrative Agent shall have received from the Borrower such documents as it may reasonably request in connection with such increase, including:

(A)                               a certificate signed by a Senior Officer of the Borrower (x) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase and (y) certifying that (1) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the date of the increase, except to the extent that such representations and warranties specifically refer to an earlier date, and (2) no Default or Event of Default exists as of the date of the increase or will result from the increase; and

(B)                               a written consent to the increase and reaffirmation of its obligations under the Loan Documents executed by each Guarantor Subsidiary; and

(xiv)                       Any such increase shall be effective, if at all, as of the date determined by the Borrower subject to the reasonable approval of the Administrative Agent.  The Administrative Agent shall promptly notify the Banks of the effective date of such increase.

(b)                                 Except as set forth in Section 2.7(a), no consent of the Banks shall be required for an increase in the amount of the Commitment pursuant to this Section 2.7.

(c)                                  After the admission of any New Bank or the increase in the Exposure of any Increasing Bank, the Administrative Agent shall promptly provide to each Bank and to the Borrower a new Schedule 1.1 to this Agreement.

(d)                                 Concurrently with the effectiveness of any increase to the Commitment under this Section, (i) the participation interest of each Bank in each outstanding Letter of Credit shall be adjusted, and (ii) each New Bank and each Increasing Bank shall make additional Advances available to the Administrative Agent (the proceeds of which shall be paid to the other Banks for assignment of Loans or used in part to refinance expiring Eurodollar Rate Loans) in the amount required to result in the aggregate outstanding Advances of each Bank being equal to its Pro Rata Share of the Commitment, as so increased.

(e)                                  The Borrower confirms its obligation pursuant to Section 3.6(f) to repay any breakage fees resulting from the prepayment of any Eurodollar Rate Loans resulting from the Borrower’s request to increase the Commitment under this Section 2.7.

(f)                                   This Section shall supersede any provisions in Section 11.2 or 11.8 to the contrary.

2.8                               Borrowing Base.

(a)                                 Reporting of Borrowing Base.  Concurrently with (i) the delivery of the financial statements described in Section 7.1(a) and (b) and (ii) the request for the incurrence of a Loan, issuance of any Letter of Credit or the incurrence of any other Borrowing Base Indebtedness, the Borrower shall provide the Administrative Agent with a Borrowing Base Certificate in a form satisfactory to the Administrative Agent showing the Borrower’s calculations of the components of the Borrowing Base as of the end of the last Fiscal Quarter for which financial statements were required to be delivered under Section 7.1(a) or 7.1(b) (or, to the extent more recent, the last fiscal month for which internal financial statements are available), as applicable, and such data supporting such calculations per Exhibit B or in another form as the Administrative Agent may reasonably require.  Any change in the Borrowing Base shall be effective upon receipt of a Borrowing Base Certificate.

(b)                                 Amount of Borrowing Base.  As used in this Agreement, the term “Borrowing Base” means a Dollar amount equal to the sum of the following, as of any date of determination, and without duplication, and with respect to the Borrower and the Restricted Subsidiaries:

(i)                                     Escrow Receivables.  100% of the aggregate GAAP Value of Escrow Receivables; plus

(ii)                                  Sold Homes Under Construction.  90% of the aggregate GAAP Value of Sold Homes Under Construction; plus

(iii)                               Model Homes.  85% of the aggregate GAAP Value of Model Homes; plus

(iv)                              Unsold Homes Under Construction. 80% of the aggregate GAAP Value of Unsold Homes Under Construction; plus

(v)                                 Developed Lots and Lots Under Development.  65% of the aggregate GAAP Value of Developed Lots and Lots Under Development.

(vi)                              Land Held For Future Development.  50% of the aggregate GAAP Value of Land Held for Future Development; plus

(vii)                           Unrestricted Cash.  100% of Unrestricted Cash minus Total Outstandings (excluding undrawn Letters of Credit);

provided, however, that the aggregate of the amounts set forth in clause (vi) shall be less than 45% of the Borrowing Base; provided further, that (a) the value of any unentitled land or land under option; (b) the value of the vertical construction of any Tower; (c) the value of the land on which a Tower is constructed, but only after the construction of such Tower has commenced; and (d) the value of the assets securing the loans under the Stonegate Agreement, in each case, shall not be included in the Borrowing Base.

ARTICLE III.
PAYMENTS AND FEES

3.1                               Principal and Interest.

(a)                                 Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date of such Advance until payment in full and shall accrue and be payable at the rates set forth herein, to the extent permitted by applicable Laws, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate.

(b)                                 Interest accrued on each Base Rate Loan shall be due and payable in arrears on each Quarterly Payment Date.  Except as otherwise provided in Section 3.7, the unpaid principal amount of any Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the sum of the Base Rate plus the Base Rate Spread.

(c)                                  Interest accrued on each Eurodollar Rate Loan shall be due and payable in arrears on the last day of the Interest Period applicable to such Eurodollar Rate Loan; provided, in the case of each Interest Period of longer than three months, accrued interest shall also be due and payable each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.  Except as otherwise provided in Section 3.7, the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the sum of the Eurodollar Rate for that Eurodollar Rate Loan plus the Eurodollar Rate Spread.

(d)                                 If not sooner paid, the Loans shall be payable as follows:

(i)                                     the Loans shall be payable within one Business Day in Cash to the extent that the Total Outstandings exceeds at any time the Commitments as then in effect or Borrowing Base Indebtedness exceeds at any time the Borrowing Base as then in effect, but only to the extent of such excess, and excluding any portion of such excess represented by outstanding Letters of Credit which are Cash Collateralized or Letter of Credit Collateralized pursuant to Section 2.5(g); and

(ii)                                  the Loans shall in any event be immediately payable in Cash on the Maturity Date.

(e)                                  Loans may, at any time and from time to time, voluntarily be prepaid at the election of the Borrower in whole or in part without premium or penalty; provided that:  (i) any partial prepayment shall be in integral multiples of $1,000,000, (ii) any partial prepayment shall be in an amount not less than $1,000,000 on a Base Rate Loan, and not less than $5,000,000 on a Eurodollar Rate Loan, (iii) the Administrative Agent must have received written notice of any prepayment at least 3 Business Days before the date of prepayment in the case of a Eurodollar Rate Loan and by 1:00 p.m., New York time, on the date of prepayment in the case of a Base Rate Loan, (iv) each prepayment of principal, except for partial prepayments on Base Rate Loans, shall be accompanied by prepayment of interest accrued to the date of payment on the amount of principal paid and (v) in the case of any prepayment of any Eurodollar Rate Loan, the Borrower shall promptly upon demand reimburse each Bank for any loss or cost directly or indirectly resulting from the prepayment, determined as set forth in Section 3.6.

3.2                               Commitment Fee.

From the Closing Date until the Maturity Date, the Borrower shall pay to the Administrative Agent, for the account of each Bank, pro rata according to that Bank’s Pro Rata Share of the Commitment, a commitment fee equal 0.50% times the average daily amount by which the Commitment exceeds the aggregate outstanding principal of the Loans plus the Letter of Credit Usage; provided that, no commitment fee shall accrue with respect to any Defaulting Bank’s Pro Rata Share of the Commitment to the extent not reallocated pursuant to Section 10.13.  This commitment fee shall accrue daily and be payable in arrears with respect to each calendar quarter on the Quarterly Payment Date falling at the end of such calendar quarter.  The Administrative Agent shall calculate the commitment fee and shall notify the Borrower in writing of such amounts prior to each Quarterly Payment Date.

3.3                               Other Fees.

The Borrower shall pay to Citi and the Arrangers such other fees in such amounts and at such times as heretofore set forth in the Engagement Letter and any other applicable letter agreements to which the Borrower is a party.

3.4                               [Intentionally Omitted].

3.5                               [Intentionally Omitted].

3.6                               Eurodollar Fees and Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Eurodollar Rate) or an Issuing Bank;

(ii)                                  subject any Recipient to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Recipient in respect thereof (except for Indemnified Taxes, Taxes described in clauses (b) and (c) of the definition of Excluded Taxes, and Connection Income Taxes); or

(iii)                               impose on any Bank or an Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Bank or any Letter of Credit or participation therein;

and the result of any of the foregoing would be to increase the cost to such Bank of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Bank or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Bank or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or such Issuing Bank, the Borrower will pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital or Liquidity Requirements.  If any Bank or an Issuing Bank determines that any Change in Law affecting such Bank or such Issuing Bank or any Lending Office of such Bank or such Bank’s or such Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Bank’s or such Issuing Bank’s capital or on the capital of such Bank’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Bank or the Loans made by, or participations in Letters of Credit held by, such Bank, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Bank’s or such Issuing Bank’s policies and the policies of such Bank’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Bank or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Bank or such Issuing Bank or such Bank’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Bank or an Issuing Bank setting forth the amount or amounts necessary to compensate such Bank or such Issuing Bank or its holding company, as the case may be, as specified in Section 3.6(a) or Section 3.6(b) and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Bank or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Bank or an Issuing Bank to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Bank’s or such Issuing Bank’s right to demand such compensation, provided that, the Borrower shall not be required to compensate a Bank or an Issuing Bank pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 6 months prior to the date that such Bank or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Bank’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  If, with respect to any proposed Eurodollar Rate Loan:

(i)                                     the Administrative Agent reasonably determines that, by reason of circumstances affecting the London interbank Eurodollar market generally that are beyond the reasonable control of the Banks, deposits in dollars (in the applicable amounts) are not being offered to each of the Banks in the London interbank Eurodollar market for the applicable Interest Period; or

(ii)                                  the Required Banks advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of making the applicable Eurodollar Advances; then the Administrative Agent forthwith shall give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Banks to make any future Eurodollar Advances shall be suspended.  If at the time of such notice there is then pending a Loan Notice that specifies a Eurodollar Rate Loan, such Loan Notice shall be deemed to specify a Base Rate Loan.

(f)                                   Compensation for Losses.  Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(i)                                     any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii)                                  any failure by the Borrower (for a reason other than the failure of any Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii)                               any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.27;

including any loss, cost or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any customary administrative fees charged by such Bank in connection with the foregoing.  For purposes of calculating amounts payable by the Borrower to the Banks under this Section 3.6, each Bank shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

(g)                                  If any Bank requests compensation under this Section 3.6, then such Bank shall, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event.

3.7                               Late Payments/Default Interest.

If any installment of principal, interest or fee or any other amount payable to the Banks under any Loan Document is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times (whether before or after judgment ) equal to the sum of the Base Rate plus the Base Rate Spread plus 2% (the “Default Rate”), provided however that, subject to the following sentence, principal, interest or other amounts due with respect to Eurodollar Rate Loans shall bear interest at a fluctuating rate per annum at all times equal to the sum of the Eurodollar Rate plus the Eurodollar Rate Spread plus 2%; in each case, to the extent permitted by applicable Law, until paid in full (whether before or after judgment).  Upon and during the continuance of any Event of Default under Section 9.1(j), the Obligations shall automatically bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate, to the extent permitted by applicable Law, until no Event of Default exists (whether before or after judgment).

3.8                               Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Citi’s “prime rate” shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of interest and fees hereunder shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day and excluding the last day), which results in greater interest than if a year of 365 days were used.  Any Loan that is repaid on the same day on which it is made shall bear interest for one day.

3.9                               Holidays.

If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

3.10                        Payment Free of Taxes.

(a)                                 Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law.  If the Borrower shall be required (as determined in the good faith discretion of the applicable withholding agent) by applicable Law to deduct and withhold any Tax from any such payment, then

(i)                                     if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions of Indemnified Taxes (including deductions and withholdings applicable to additional sums payable under this Section) the Recipient receives an amount equal to the sum it would have received had no such deductions been made,

(ii)                                  the Borrower or Administrative Agent, as applicable, shall make such deductions, and

(iii)                               the Borrower or Administrative Agent, as applicable, shall timely pay the full amount deducted to the relevant Governmental Agency in accordance with applicable Law.

(b)                                 Payment of Other Taxes by the Borrower.  The Borrower shall timely pay any Other Taxes to the relevant Governmental Agency in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for its payment in accordance with applicable Law of any Other Taxes.

(c)                                  Indemnification by the Borrower.  Without duplication of Section 3.10(a), the Borrower shall indemnify each Recipient within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Agency.  A certificate as to the amount of such payment or liability, together with reasonable supporting documentation, if any, delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Taxes by the Borrower to a Governmental Agency, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Agency evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Banks.  Any Bank that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), prior to the date on which such Bank becomes a Bank under this Agreement, and at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.10(e)(1)(i)-(iv), Section 3.10(e)(2) and Section 3.10(e)(3) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.  Without limiting the generality of the foregoing,

(1)                                 any Foreign Bank shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)                                     duly executed originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly executed originals of IRS Form W-8ECI,

(iii)                               in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate (a “U.S. Tax Compliance Certificate”) substantially in the form of Exhibit H-1 to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly executed originals of IRS Form W-8BEN,

(iv)                              duly executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner, and

(v)                                 any other form or certificate prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made;

(2)                                 if a payment made to a Bank under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(3)                                 each Bank that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) duly completed originals of IRS Form W-9 (or any successor form) certifying that such Bank is exempt from U.S. federal backup withholding tax.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                                   Treatment of Certain Refunds.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Recipient, and without interest (other than any interest paid by the relevant Governmental Agency with respect to such refund), provided that, the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to the Borrower pursuant to this Section 3.10(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Agency) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Agency.  Notwithstanding anything to the contrary in this Section 3.10(f), in no event will the Recipient be required to pay any amount to the Borrower pursuant to this Section 3.10(f) the payment of which would place the Recipient in a less favorable net after-Tax position than it would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 3.10(f) shall not be construed to require the Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

3.11                        Funding Sources.

Except as otherwise provided in Section 3.6(g), nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for its share of any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for its share of any Loan in any particular place or manner.

3.12                        Failure to Charge or Making of Payment Not Subsequent Waiver.

Any decision by any Bank not to require payment of any fee or costs, or to reduce the amount of the payment required for any fee or costs, or to calculate any fee or any cost in any particular manner, shall not limit or be deemed a waiver of any Bank’s right to require full payment of any fee or costs, or to calculate any fee or any costs in any other manner.  Any decision by the Borrower to pay any fee or costs shall not limit or be deemed a waiver of any right of the Borrower to protest or dispute the payment amount of such fee or costs.

3.13                        Time and Place of Payments; Evidence of Payments; Application of Payments.

All payments to be made by the Borrower shall be made without conditions or deduction for any counterclaim, defense, recoupment or setoff.  The amount of each payment hereunder, under the Notes or under any Loan Document shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of each of the Banks or the Administrative Agent, as the case may be, in lawful money of the United States of America without deduction, offset or counterclaim and in immediately available funds on the day of payment (which must be a Business Day).  All payments of principal received after 1:00 p.m., New York time, on any Business Day, shall be deemed received on the next succeeding Business Day for purposes of calculating interest thereon.  The amount of all payments received by the Administrative Agent for the account of a Bank shall be promptly paid by the Administrative Agent to that Bank in immediately available funds.  Each Bank shall keep a record of Advances made by it and payments of principal with respect to each Note, and such record shall be presumptive evidence of the principal amount owing under such Note; provided that, failure to keep such record shall in no way affect the Obligations of the Borrower.  Prior to the Maturity Date or an acceleration of the maturity of the Loans, payments under the Loan Documents shall be applied first to amounts owing under the Loan Documents other than the principal amount of and accrued interest on the Loans and the Borrower’s obligations with respect to Letter of Credit Usage, second to accrued interest on the Loans, third, to the principal amount of the Loans and fourth to the Borrower’s Obligations with respect to Letter of Credit Usage then due and owing.  Following the Maturity Date or an acceleration of the maturity of the Loans, payments and recoveries under the Loan Documents shall be applied in a manner designated in Section 9.2(e).  All payments with respect to principal and interest shall be applied ratably in accordance with the Pro Rata Shares.

3.14                        Administrative Agent’s Right to Assume Payments Will be Made.

Unless the Borrower or any Bank has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Bank, as the case may be, will not make such payment, the Administrative Agent may assume that the

Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(a)                                 if the Borrower failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(b)                                 if any Bank failed to make such payment, such Bank shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Bank pays such amount to the Administrative Agent, then such amount shall constitute such Bank’s Advance included in the applicable Loan.  If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Advance.  Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Pro Rata Share of the Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Bank as a result of any default by such Bank hereunder.

A notice of the Administrative Agent to any Bank or the Borrower with respect to any amount owing under this Section 3.14 shall be conclusive, absent manifest error.

3.15                        Survivability.

All of the Borrower’s obligations under Sections 3.6 and 3.10 hereof shall survive termination of the Commitments and repayment of all other Obligations hereunder.

3.16                        Bank Calculation Certificate.

Any request for compensation pursuant to Section 3.6 shall be accompanied by a statement of an officer of the Bank requesting such compensation and describing the methodology used by such Bank in calculating the amount of such compensation, which methodology may consist of any reasonable averaging and attribution.

3.17                        Designation of a Different Lending Office.

If any Bank requests compensation under Sections 3.6(a) through 3.6(e), or the Borrower is required to pay any additional amount to any Bank or any Governmental Agency for the account of any Bank pursuant to Section 3.10, then such Bank shall use reasonable efforts to designate a different Lending Office for funding or booking its Advances hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 3.6(a) through 3.6(e) or Section 3.10, as the case may be, in the future, and (ii) in each case, would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such

Bank.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Banks that:

4.1                               Existence and Qualification; Power; Compliance with Law.

The Borrower is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and its certificate of incorporation does not provide for the termination of its existence.  The Borrower is duly qualified or registered to transact business as a foreign corporation in the State of Florida, and in each other jurisdiction in which the conduct of its business or the ownership of its properties makes such qualification or registration necessary, except where the failure so to qualify or register would not constitute a Material Adverse Effect.  The Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its obligations under the Loan Documents.  All outstanding shares of capital stock of the Borrower are duly authorized, validly issued, fully paid, non-assessable, and were issued in compliance with all applicable state and federal securities Laws, except where the failure to so comply would not constitute a Material Adverse Effect.  The Borrower is in compliance with all Laws and other legal requirements applicable to its business the violation of which would have a Material Adverse Effect, and has obtained all authorizations, consents, approvals, orders, licenses and permits (collectively, “Authorizations”) from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions would not constitute a Material Adverse Effect.

4.2                               Authority; Compliance with Other Instruments and Government Regulations.

The execution, delivery, and performance by the Borrower, and by each Guarantor Subsidiary of the Borrower, of the Loan Documents to which it is a Party, have been duly authorized by all necessary corporate or partnership action, and do not:

(a)                                 require any consent or approval not heretofore obtained of any stockholder, partner, security holder, or creditor of such Party;

(b)                                 violate or conflict with any provision of such Party’s charter, certificate or articles of incorporation, bylaws, certificate or articles of organization, operating agreement, partnership agreement or other organizational or governing documents of such Party;

(c)                                  result in or require the creation or imposition of any Lien (except to the extent that any Lien is created under this Agreement or is permitted under this Agreement pursuant to Section 6.7);

(d)                                 constitute a “transfer of an interest” or an “obligation incurred” that is avoidable by a trustee under Section 548 of the Bankruptcy Code of 1978, as amended, or constitute a “fraudulent transfer” or “fraudulent obligation” within the meaning of the Uniform Fraudulent Transfer Act as enacted in any jurisdiction or any analogous Law;

(e)                                  violate any Requirement of Law applicable to such Party; or

(f)                                   result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement to which such Party or any of its Property is bound or affected with respect to any obligation or obligations aggregating $25,000,000 or more;

and neither the Borrower nor any Guarantor Subsidiary of the Borrower is in violation of, or default under, any Requirement of Law, or any indenture, loan or credit agreement described in Section 4.2(f) in any respect that would constitute a Material Adverse Effect.

4.3                               No Governmental Approvals Required.

Except such as have heretofore been obtained, no Authorization from, or filing, registration, or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit the execution, delivery and performance by the Borrower or any Guarantor Subsidiary of the Borrower of the Loan Documents to which it is a Party, except where the failure to obtain such Authorization, registration or exemption would not constitute a Material Adverse Effect.

4.4                               Subsidiaries.

(a)                                 Schedule 4.4 correctly sets forth the names, the form of legal entity, the jurisdictions of organization of all Subsidiaries of the Borrower as of the Closing Date and the identification by the Borrower of each Restricted Subsidiary, Significant Subsidiary, Guarantor Subsidiary, Foreign Subsidiary, Unrestricted Subsidiary, Immaterial Subsidiary and Mortgage Subsidiary of the Borrower, in each case as of the Closing Date.  As of the Closing Date, unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, or all of the units of equity interest, as the case may be, of each Subsidiary indicated thereon are owned of record and beneficially by the Borrower or one of such Subsidiaries, and all such shares or equity interests so owned were issued in compliance with all state and federal securities Laws and are duly authorized, validly issued, fully paid and non-assessable (other than with respect to required capital contributions to any joint venture in accordance with customary terms and provisions of the related joint venture agreement), except where the failure to so comply would not constitute a Material Adverse Effect, and are free and clear of all Liens, except for Liens permitted under this Agreement.

(b)                                 Each Guarantor Subsidiary is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect) and has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform the Loan Documents to which it is a Party.

(c)                                  Each Guarantor Subsidiary is in substantial compliance with all Laws and other requirements applicable to its business and has obtained all Authorizations from, and each such Significant Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to obtain Authorizations, or to comply with, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

4.5                               Financial Statements.

The Borrower has furnished to each Bank the audited consolidated financial statements of the Borrower and its Restricted Subsidiaries as of December 31, 2012 and for the Fiscal Year then ended.  Such audited financial statements are in accordance with the books and records of the Borrower and its Restricted Subsidiaries, were prepared in accordance with Generally Accepted Accounting Principles consistently applied and fairly present in accordance with Generally Accepted Accounting Principles consistently applied the consolidated financial condition and results of operations of the Borrower and its Restricted Subsidiaries as of the date and for the period covered thereby.

4.6                               No Material Adverse Change.

Since the date of the financial statement most recently delivered (or required to be delivered) under Section 4.5 or Section 7.1, there has been no material adverse change in the financial condition of the Borrower or its Subsidiaries, taken as a whole.

4.7                               Title to Assets.

(a)                                 Except with respect to the assets described in Section 4.7(b), the Borrower and its Restricted Subsidiaries have good and valid title to all of the assets reflected in the financial statements described in Section 4.5 as owned by them (other than assets disposed of in the ordinary course of business), free and clear of all Liens other than Liens permitted pursuant to Section 6.7.

(b)                                 The Borrower and its Restricted Subsidiaries have good record and marketable title in fee simple to all Developed Lots, Lots Under Development, Land Held for Development, and Model Homes and Units being constructed on Developed Lots included in the Borrowing Base (as set forth in the Borrowing Base Certificate delivered by the Borrower to the Administrative Agent pursuant to Section 8.1(a)(viii) or Section 2.8(a)(ii), as the case may be), free and clear of all Liens (other than Liens permitted pursuant to Section 6.7).

4.8                               Intangible Assets.

The Borrower and its Guarantor Subsidiaries own, or possess the right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intangible assets that are necessary in the conduct of their businesses as operated, and no such intangible asset, to the actual knowledge of the Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or intangible asset of any other Person to the extent that such conflict would constitute a Material Adverse Effect.

4.9                               Anti-Terrorism Laws.

(a)                                 No Loan Party, none of their Subsidiaries and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b)                                 No Loan Party, none of their Subsidiaries and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such

Loan Party or such Subsidiary that is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c)                                  Except as otherwise authorized by OFAC, no Loan Party, none of their Subsidiaries and, to the actual knowledge of the Senior Officers of each Loan Party, none of the respective officers, directors, brokers or agents of such Loan Party or such Subsidiary acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

4.10                        Governmental Regulation.

(a)                                 Neither the Borrower nor any Guarantor is engaged principally or as one of its important activities in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)                                 Neither the Borrower nor any of the Guarantor Subsidiaries is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.11                        Litigation.

There are no actions, suits, or proceedings pending or, to the actual knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect.  To the actual knowledge of the Borrower, there are no investigations by any Governmental Agency pending or threatened against or affecting the Borrower or any of its Restricted Subsidiaries or any Property of any of them which would constitute a Material Adverse Effect.

4.12                        Binding Obligations.

Each of the Loan Documents to which the Borrower or any Guarantor Subsidiary of the Borrower is a Party has been duly authorized, executed and delivered and constitutes the legal, valid and binding obligation of the Borrower or the Guarantor Subsidiary, as the case may be, enforceable against the Borrower or the Guarantor Subsidiary, as the case may be, in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance or other equitable remedies as a matter of judicial discretion.

4.13                        No Default.

No event has occurred and is continuing that is a Default or an Event of Default.

4.14                        [Intentionally Omitted].

4.15                        Tax Liability.

The Borrower and its Restricted Subsidiaries have timely filed all federal income Tax returns and all other material Tax returns which are required to be filed or have requested a valid extension thereof, and have paid, or made provision for the payment of, all Taxes which have become due pursuant to said returns or pursuant to any assessment received by the Borrower or any Restricted Subsidiary, except such Taxes, if any, (a) as are being contested in good faith by appropriate proceedings (and with respect to which the Borrower or its Restricted Subsidiary has established adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles), or (b) the failure of which to pay will not constitute a Material Adverse Effect.

4.16                        [Intentionally Omitted].

4.17                        Environmental Matters.

To the actual knowledge of the Borrower, the Borrower and its Restricted Subsidiaries are in substantial compliance with all applicable Laws relating to environmental protection where the failure to comply would constitute a Material Adverse Effect.  To the actual knowledge of the Borrower, neither the Borrower nor any of its Restricted Subsidiaries has received any notice from any Governmental Agency respecting the alleged violation by the Borrower or any Restricted Subsidiary of such Laws which would constitute a Material Adverse Effect and which has not been or is not being corrected.

4.18                        Disclosure.

The information provided by the Borrower to the Banks in connection with this Agreement or any Loan, taken as a whole, has not contained any untrue statement of a material fact and has not omitted a material fact necessary to make the statements contained therein, taken as a whole, not misleading under the totality of the circumstances existing at the date such information was provided and in the context in which it was provided.

4.19                        [Intentionally Omitted].

4.20                        ERISA Compliance.

(a)                                 Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the actual knowledge of the Borrower, except as would not reasonably be expected to have a Material Adverse Effect, nothing has occurred which would prevent, or cause the loss of, such qualification.  As of the date of this Agreement, neither the Borrower nor any ERISA Affiliate sponsors, or has sponsored within the past 6 years, a Pension Plan, or is a participant, or has participated within the past 6 years, in a Multiemployer Plan.

(b)                                 There are no pending or, to the actual knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Agency, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.  No ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect has occurred or is reasonably expected to occur.

4.21                        Solvency.

On a consolidated basis, after giving effect to the making of any Loans and the issuance of any Letter of Credit hereunder, the Borrower and its Subsidiaries are Solvent.

4.22                        [Intentionally Omitted].

4.23                        Tax Shelter Regulations.

The Borrower does not intend to treat the Loans or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.  Accordingly, if the Borrower so notifies the Administrative Agent, the Borrower acknowledges that one or more of the Banks may treat its Loans or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Bank or Banks, as applicable, will maintain the lists and other records required by such Treasury Regulation.

ARTICLE V.
AFFIRMATIVE COVENANTS
(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, the Borrower shall, and shall cause each of its Restricted Subsidiaries to, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:

5.1                               Payment of Taxes and Other Potential Liens.

Pay and discharge promptly, all Taxes, assessments, and governmental charges or levies imposed upon the Borrower or any of its Restricted Subsidiaries, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof, except any Tax, assessment, charge, or levy (i) that is not yet past due, or is being contested in good faith by appropriate proceedings, as long as the Borrower or its Restricted Subsidiary has established and maintains adequate reserves for the payment of the same to the extent required by, and in accordance with, Generally Accepted Accounting Principles or (ii) the failure of which to pay would not constitute a Material Adverse Effect.

5.2                               Preservation of Existence.

Preserve and maintain their respective existence, licenses, rights, franchises, and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties; provided that, (a) the failure to preserve and maintain any particular right, franchise, privilege, authorization, consent, approval, order, license, permit, exemption, or registration, or to qualify or remain qualified in any jurisdiction, that does not constitute a Material Adverse Effect will not constitute a violation of this covenant, and (b) nothing in this Section 5.2 shall prevent any consolidation or merger or disposition of assets permitted by Section 6.3 or shall prevent the termination of the business or existence (corporate or otherwise) of any Subsidiary of the Borrower which in the reasonable judgment of the management of the Borrower is no longer necessary or desirable including the liquidation of WCI Towers Northeast USA, Inc., First Fidelity Title, Inc., and WCI Communities Rivington, LLC.

5.3                               Maintenance of Properties.

Maintain, preserve and protect all of their respective real Properties in good order and condition, subject to wear and tear in the ordinary course of business and damage caused by the natural elements, and not permit any waste of their respective real Properties, except that the failure to so maintain, preserve or protect any particular real Property, or the permitting of waste on any particular real Property, where such failure or waste with respect to all real Properties of the Borrower and its Restricted Subsidiaries, in the aggregate, would not constitute a Material Adverse Effect.

5.4                               Maintenance of Insurance.

Maintain insurance with responsible insurance companies in such amounts and against such risks as in the Borrower’s reasonable business judgment is adequate in light of the Borrower’s and its Restricted Subsidiaries’ size, business, assets and location of operations.

5.5                               Compliance with Laws.

Comply with all Requirements of Laws (including ERISA, Hazardous Materials Laws, Anti-Terrorism Laws and Regulation U and X issued by the Board of Governors of the Federal Reserve System) noncompliance with which would constitute a Material Adverse Effect, except that the Borrower and its Restricted Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate procedures, so long as such contest (or a bond or surety posted in connection therewith) operates as a stay of enforcement of any material penalty that would otherwise apply as a result of such failure to comply.

5.6                               Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent and each Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors and officers, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, none of the foregoing unreasonably interferes with the normal business operations of the Borrower or any of such Restricted Subsidiaries and that the Banks shall engage in any such inspections on a cooperative basis.

5.7                               Keeping of Records and Books of Account.

Keep adequate records and books of account fairly reflecting all financial transactions in conformity with Generally Accepted Accounting Principles applied on a consistent basis (except for changes concurred with by the Borrower’s independent certified public accountants) and all applicable requirements of any Governmental Agency having jurisdiction over the Borrower or any of its Restricted Subsidiaries.

5.8                               Use of Proceeds.

Use the proceeds of all Loans solely for working capital, land acquisitions, Acquisitions permitted hereunder, the acquisition of any assets used in the Core Businesses (but excluding any assets used solely in connection with the Tower Business) and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

5.9                               Subsidiary Guaranty.

Cause each of its Guarantor Subsidiaries hereafter formed, acquired or qualifying as a Guarantor Subsidiary, to (a) execute and deliver to the Administrative Agent promptly following such formation, acquisition or qualification a joinder of the Subsidiary Guaranty in the form attached as an exhibit thereto, and (b) deliver to the Administrative Agent documents of the types referred to in clause (v) of Section 8.1(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Guarantor Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, any Subsidiary of the Borrower that guarantees the obligations under the Senior Notes and the Senior Note Indenture shall also be a Guarantor Subsidiary hereunder and shall comply with the provisions of this Section 5.9.

ARTICLE VI.
NEGATIVE COVENANTS

As long as any Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing:

6.1                               Payment or Prepayment of Subordinated Obligations and Certain Other Obligations.

(a)                                 Make any payment with respect to any Subordinated Obligation in violation of the provisions in the instruments governing such Subordinated Obligation; or

(b)                                 (i) Make an optional or unscheduled payment or prepayment of any principal (including an optional or unscheduled sinking fund payment), interest or any other amount with respect to any Subordinated Obligation, or (ii) make a purchase or redemption of any Subordinated Obligation; provided, however, that the restrictions set forth in this clause (b) shall not apply if all of the following conditions are met:

(i)                                     the Borrower is in compliance with the covenants set forth in Sections 6.9, 6.10 and 6.11 hereof on a pro forma basis after giving effect to such payment, prepayment, purchase or redemption of Subordinated Obligations; and

(ii)                                  no Default or Event of Default then exists or would result therefrom.

6.2                               Indebtedness of Mortgage Subsidiaries.

Notwithstanding anything herein to the contrary, Mortgage Subsidiaries shall not incur any Indebtedness for borrowed money other than Non-Recourse Indebtedness.

6.3                               Merger and Sale of Assets.

Merge or consolidate with or into any Person, sell a Material Amount of Assets or liquidate or dissolve the Borrower or any Restricted Subsidiary, except, subject to Section 6.6:

(a)                                 a merger of the Borrower into a wholly-owned Restricted Subsidiary of the Borrower that has nominal assets and liabilities, the primary purpose of which is to effect the reincorporation of the Borrower in another state of the United States;

(b)                                 merger, consolidation or liquidation of a Subsidiary of the Borrower into the Borrower (with the Borrower as the surviving corporation) or into any other Restricted Subsidiary of the Borrower, provided that, (i) the reduction in the proportionate share of the Borrower and its Restricted Subsidiaries in the total assets of such resulting Subsidiary (after intercompany eliminations) does not constitute a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(c)                                  mergers, consolidations, liquidations, or sales of all or substantially all of the assets of a Restricted Subsidiary; provided that, (i) any such transaction does not involve a transfer by the Borrower or its Restricted Subsidiaries of a Material Amount of Assets and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(d)                                 a merger or consolidation of the Borrower with another Person if (i) no Change in Control results therefrom, (ii) the Borrower does not transfer a Material Amount of Assets measured before the effectiveness of the merger or consolidation to one or more Persons in giving effect to such merger or consolidation, (iii) the Borrower is the surviving Person and (iv) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing;

(e)                                  the sale of inventory (which shall include personal property, real property and interests in real property) in the ordinary course of business;

(f)                                   any sale of assets among the Loan Parties and their Restricted Subsidiaries which is in the ordinary course of business or is otherwise in compliance with all other provisions of this Agreement; or

(g)                                  the liquidation of WCI Towers Northeast USA, Inc., First Fidelity Title, Inc. and WCI Communities Rivington, LLC.

6.4                               Investments and Acquisitions.

Make any Acquisition, or enter into an agreement to make any Acquisition, or make or suffer to exist any Investment, other than:

(a)                                 Investments in Cash or Cash Equivalents;

(b)                                 Loans and advances to directors, employees and officers of the Borrower and its Restricted Subsidiaries for bona fide business purposes not in excess of $2,000,000 (without giving effect to the forgiveness of any such loan) at any one time outstanding;

(c)                                  Investments of the Borrower in any of its wholly-owned Restricted Subsidiaries and Investments of any Subsidiary of the Borrower in the Borrower or any of the Borrower’s wholly-owned Restricted Subsidiaries;

(d)                                 Acquisitions of or Investments in Persons engaged primarily in the same businesses as the Borrower and its Restricted Subsidiaries (including Core Businesses and the Tower Business), or in a business reasonably related to such businesses, including electronic commerce and similar activities related to real estate;

(e)                                  Acquisitions of or Investments in the Borrower’s own capital stock permitted by Section 6.12;

(f)                                   Acquisitions of or Investments in Persons engaged primarily in businesses other than those permitted by Section 6.4(d), provided that, the aggregate cost of all such Acquisitions and Investments made in any fiscal year does not exceed $10,000,000;

(g)                                  Investments in Restricted Subsidiaries in existence on the Closing Date or other Investments in existence on the Closing Date and disclosed on Schedule 6.4;

(h)                                 Investments received in connection with the settlement of a bona fide dispute with another Person;

(i)                                     Investments in Unrestricted Subsidiaries, subject to the limitations set forth in Section 6.17 and in an amount not to exceed $15,000,000 in the aggregate; provided that such limitations shall not apply to Investments in Unrestricted Subsidiaries as of the Closing Date listed on Schedule 6.4; and

(j)                                    advances, Loans, rebates and extensions of credit (including the creation of receivables) to suppliers, customers and vendors, and performance and completion guarantees, in each case in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof, provided that, the aggregate amount of any such Investments at any one time does not exceed $25,000,000;

but in all events, subject to the restrictions of Section 6.14.

For purposes of compliance with this Section, in the event that any Acquisition or Investment meets the criteria set forth in more than one of clauses (a) through (j) of this Section, the Borrower, in its sole discretion, may classify or reclassify such Acquisition or Investment in any manner that complies with this Section and such Acquisition or Investment shall be treated as having been permitted pursuant to only one of the clauses of this Section.

6.5                               Burdensome Agreements.

Enter into any Contractual Obligation that limits the ability (i) of any Restricted Subsidiary to make Distributions to the Borrower or any Subsidiary Guarantor or to otherwise transfer property to the Borrower or any Subsidiary Guarantor or (ii) of any Restricted Subsidiary to guarantee the Indebtedness of the Borrower; provided however that the foregoing restrictions shall not apply to (x) restrictions imposed by Law or this Agreement, (y) customary restrictions and conditions contained in agreements relating to a sale of a Subsidiary or all or substantially all of its assets pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder and (z) customary provisions in leases, partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer or encumbrance of leasehold interests or ownership interests in such partnership, limited liability company, joint venture or similar Person.

6.6                               Change in Business.

Engage in any business other than the businesses as now conducted by the Borrower or its Subsidiaries (including the Core Businesses), and any business reasonably related to such businesses, other than businesses in which the Borrower and its Subsidiaries have invested to the extent permitted pursuant to Section 6.4(f); provided, however, that the Borrower and its Subsidiaries shall be permitted to engage in the Tower Business.

6.7                               Liens and Negative Pledges.

Create, incur, assume, or suffer to exist, any Lien of any nature upon or with respect to any of their respective Properties, whether now owned or hereafter acquired, or enter or suffer to exist any Contractual Obligation wherein the Borrower or any of its Restricted Subsidiaries agrees not to grant any Lien on any of their Properties, except:

(a)                                 Liens and Contractual Obligations existing on the date hereof and described in Schedule 6.7, provided that, the obligations secured by such Liens and Contractual Obligations are not increased and that no such Lien or Contractual Obligation extends to any Property of the Borrower or any Restricted Subsidiary other than the Property subject to such Lien or Contractual Obligation on the Closing Date;

(b)                                 Liens on Property of any Foreign Subsidiary securing Indebtedness of that Foreign Subsidiary, or Contractual Obligations of any Foreign Subsidiary restricting the grant of any Lien on the Property of such Foreign Subsidiary;

(c)                                  Liens on Property securing Indebtedness of the Borrower or any of its Restricted Subsidiaries, or Contractual Obligations restricting the grant of any Lien on Property where such Property secures Indebtedness incurred for the purposes of acquiring and/or developing such Property, provided that, such Indebtedness is included in “Borrowing Base Indebtedness” for the purpose of calculating the Borrowing Base Availability;

(d)                                 Liens or Contractual Obligations that may exist from time to time under the Loan Documents;

(e)                                  Liens or Contractual Obligations consisting of a Capital Lease covering personal Property entered into in the ordinary course of business;

(f)                                   Liens and Contractual Obligations that are Permitted Encumbrances;

(g)                                  attachment, judgment and other similar Liens arising in connection with court proceedings; provided that, in the case of such Liens securing claims that exceed $25,000,000 in the aggregate over the amount of any insurance proceeds reasonably expected to be received, the execution or enforcement of such Liens are effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

(h)                                 Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(i)                                     Liens on any asset of any Person, or Contractual Obligations of such Person restricting the grant of any Lien on such asset of such Person, in each case existing at the time such

Person is acquired by or merged or consolidated with or into the Borrower or any of its Restricted Subsidiaries and not created in contemplation of such event;

(j)                                    Liens on any asset, or Contractual Obligations restricting the grant of any Lien on such asset, in each case existing prior to the acquisition thereof by the Borrower or any of its Restricted Subsidiaries and not created in contemplation of such acquisition;

(k)                                 Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clauses of this Section, provided that, such Indebtedness is not increased and is not secured by additional assets;

(l)                                     Liens or Contractual Obligations arising in the ordinary course of business which do not secure any obligation in an amount exceeding $15,000,000 in the aggregate, and do not in the aggregate materially detract from the value of the assets covered by such Liens or materially impair the use thereof in the operation of the Borrower’s business;

(m)                             any Contractual Obligations restricting the grant of any Lien; provided that, as of any date of determination, such Contractual Obligations do not (x) prohibit first priority, perfected Liens on Properties of the Borrower and the Guarantor Subsidiaries in favor of the Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date, or (y) require that holders of any indebtedness receive Liens ranking senior or pari passu to Liens granted on collateral in favor of the Administrative Agent and the Banks to secure the Obligations then outstanding and determinable (other than unasserted or contingent indemnification or reimbursement Obligations) as of such date;

(n)                                 assessment district or similar Liens in connection with municipal financings;

(o)                                 a Contractual Obligation wherein the Borrower or any of its Restricted Subsidiaries agrees to grant any Lien on any of their Properties, if such Contractual Obligation provides for the grant of a Lien on a pari passu basis in favor of the Administrative Agent for the benefit of the Banks with respect to the Obligations and in favor of the holders of such other Indebtedness (other than Subordinated Obligations), if any, as the Borrower designates (and the Borrower shall, as soon as reasonably possible, provide to the Banks a copy of any such Contractual Obligation);

(p)                                 Liens on Property of a Joint Venture permitted under Section 6.4 and 6.14;

(q)                                 Liens securing Non-Recourse Indebtedness of the Borrower and any Restricted Subsidiary; provided that, such Liens apply only to (a) the property whose acquisition (direct or indirect, including through the purchase of Equity Interests of the Person owning such property) was financed, in whole or in part, out of the net proceeds of such Non-Recourse Indebtedness within 180 days after the incurrence of such Non-Recourse Indebtedness and (b) assets directly related thereto or derived therefrom, such as proceeds (including insurance proceeds), products, rents, and profits thereof, fixtures thereon and improvements and accessions thereto;

(r)                                    Liens securing obligations of the Borrower or any Restricted Subsidiary to any third party in connection with PAPAs, any option, repurchase right or right of first refusal to purchase real property granted to the master developer or the seller of real property that arises as a result of the non-use or non-development of such real property by the Borrower or any Restricted Subsidiary and joint development agreements with third parties to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) of the Borrower or any Restricted Subsidiary and property belonging to such third parties, in each case entered into in the ordinary course of business; provided that, such Liens do not at any time encumber any property, other than the property (and additions, accessions, improvements and replacements and customary deposits in connection therewith and proceeds and products therefrom) financed by such Indebtedness and the proceeds and products thereof;

(s)                                   Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; provided however, that such bankers’ acceptances do not constitute Indebtedness;

(t)                                    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents, goods covered thereby and other assets relating to such letters of credit and products and proceeds thereof;

(u)                                 (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business (as determined in good faith by the Borrower) in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness; (ii) Liens arising under Article 2 or Article 4 of the UCC and banker’s Liens and rights of set-off, revocation, refund or chargeback or other similar Liens in connection with account control agreements in favor of banks or other financial institutions; and (iii) Liens arising under Article 2 or Article 4 of the UCC and banker’s Liens and rights of set-off, revocation, refund or chargeback or other similar Liens in connection with account control agreements in favor of banks or other financial institutions;

(v)                                 Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(w)                               Liens consisting of restrictions and easements in connection with an acquisition permitted under Section 6.4(d) or (f); provided that, such Liens were not incurred in contemplation or anticipation of such acquisition;

(x)                                 Liens on cash pledged to secure deductibles, retentions and other obligations to insurance providers in the ordinary course of business (as determined in good faith by the Borrower);

(y)                                 Liens on cash collateral including deposits supporting performance bonds and financial bonds;

(z)                                  Liens incurred in the ordinary course of business (as determined in good faith by the Borrower) as security for the obligations of the Borrower and its Restricted Subsidiaries with respect to indemnification in respect of title insurance providers or surety bond providers; and

(aa)                          Liens on the equity interests of an Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary.

For purposes of compliance with this Section:  (x) in the event that any Lien or Contractual Obligation meets the criteria set forth in more than one of clauses (a) through (aa) of this Section, the Borrower, in its sole discretion, may classify or reclassify such Lien or Contractual Obligation in any manner that complies with this Section and such Lien or Contractual Obligation shall be treated as having been permitted pursuant to only one of the clauses of this Section; and (y) any Indebtedness secured by a Lien may be divided and classified among more than one of the clauses of this Section.

6.8                               Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower other than (a) a transaction that results in Subordinated Obligations, (b) a transaction between or among the Borrower and/or its Restricted Subsidiaries, (c) a transaction that has been authorized by the board of directors or a committee established by the board of directors of the Borrower with the favorable vote of a majority of the directors who have no financial or other interest in the transaction or by the vote of a majority of the outstanding shares of capital stock of the Borrower, (d) a transaction entered into on an arm’s length basis on terms and under conditions not less favorable to the Borrower or any of its Restricted Subsidiaries than could be obtained from a Person that is not an Affiliate of the Borrower, (e) salary, bonus, equity compensation and other compensation arrangements and indemnification arrangements with directors or officers consistent with past practice or current market practice, or (f) transactions permitted by clauses (b), (c) and (g) of Section 6.4.

6.9                               Consolidated Tangible Net Worth.

Permit Consolidated Tangible Net Worth to be, at the end of any Fiscal Quarter, less than an amount equal to the sum of (a) $125,681,000 plus (b) an amount equal to 50% of aggregate of the cumulative Consolidated Net Income for each Fiscal Quarter ending after June 30, 2013 and ending as of the last day of such Fiscal Quarter (provided that, there shall be no reduction hereunder in the event of a consolidated net loss in any such Fiscal Quarter) plus (c) an amount equal to 25% of any Consolidated Net Income realized as a result of a reversal of the Deferred Tax Valuation Allowance after June 30, 2013 plus (d) an amount equal to 50% of the cumulative net proceeds received by the Borrower from the issuance of its capital stock after June 30, 2013.

6.10                        Consolidated Leverage Ratio.

Permit the Consolidated Leverage Ratio to be, at the end of any Fiscal Quarter, greater than 0.60 to 1.00.

6.11                        Consolidated Interest Coverage Ratio or Minimum Liquidity.

Permit both of the following to occur with respect to any Fiscal Quarter:

(a)                                 Liquidity to be less than the sum of Consolidated Interest Incurred for the 12 month period ending on such date; and

(b)                                 the Consolidated Interest Coverage Ratio to be, at the end of any Fiscal Quarter, less than:

For each Fiscal Quarter ending after the Closing Date through and including the Fiscal Quarter ending September 30, 2014	1.00

For the Fourth Fiscal Quarter of 2014 through and including the Fiscal Quarter ending September 30, 2015	1.25

For the Fiscal Quarter ending December 31, 2015 and each Fiscal Quarter thereafter	1.50

For the avoidance of doubt, the Borrower must be in breach of both of the covenants in the foregoing clauses (a) and (b) in order to be in breach of this Section 6.11.

6.12                        Distributions.

(a)                                 Make any Distribution unless (i) the Borrower is in compliance with the covenants set forth in Sections 6.9, 6.10 and 6.11 hereof on a pro forma basis after giving effect thereto and (ii) no Default or Event of Default then exists or would result therefrom.

(b)                                 Notwithstanding Section 6.12(a) above, this Section 6.12 does not prohibit:

(i)                                     retirements, redemptions, purchases, or other acquisitions for value of capital stock, warrants or rights to acquire shares of capital stock or other equity securities (x) from or with employees, officers or directors or former employees, officer or directors (or their estates or beneficiaries under their estates) of the Borrower and its Restricted Subsidiaries in connection with the Borrower’s equity incentive plans or other benefit plans or upon death, disability, retirement, severance or termination or pursuant to any agreement under which the capital stock or other securities were issued or any employment agreement, (y) in connection with cashless exercises of options, warrants or other rights to acquire capital stock or other equity securities, or (z) in lieu of fractional shares; provided that, the total cash consideration paid by or on behalf of the Borrower and its Restricted Subsidiaries for all such repurchases and exchanges from or with employees (excluding repurchases and exchanges solely to satisfy Tax withholding obligations) does not exceed in the aggregate $5,000,000 in any Fiscal Year;

(ii)                                  the purchase of call options or call spreads by the Borrower or its Restricted Subsidiaries in connection with any convertible securities offering of Subordinated Obligations by the Borrower, together with the repurchase of shares of capital stock or settlement for cash (in whole or in part) as may be required by the terms of such options or spreads;

(iii)                               a Distribution made (x) to the Borrower or to a Guarantor Subsidiary by any of their respective Subsidiaries or (y) to a wholly-owned Restricted Subsidiary of the Borrower by any Subsidiary that is not a Loan Party;

(iv)                              the payment of any Distribution within 60 days after the date of declaration thereof so long as such Distribution was permitted by the provisions of this Agreement at the time of its declaration; or

(v)                                 the making of cash payments in connection with any conversion of convertible securities of the Borrower.

6.13                        Amendments.

Amend, waive or terminate any provision in any instrument or agreement governing Subordinated Obligations unless such amendment, waiver or termination would not be materially adverse to the interests of the Banks under this Agreement.

6.14                        Investment in Subsidiaries and Joint Ventures.

Permit, as of the last day of any Fiscal Quarter, the Borrower’s equity interest, computed in accordance with Generally Accepted Accounting Principles consistently applied, in (1) all Restricted Subsidiaries of the Borrower (other than those that are consolidated on the Borrower’s financial statements), (2) all Joint Ventures (other than those that are consolidated on the Borrower’s financial statements) and (3) without duplication of amounts described in clauses (1) and (2), other entities in which the Borrower owns an equity interest that are not consolidated on the Borrower’s financial statements (other than Unrestricted Subsidiaries and de minimis investments in readily marketable securities of publicly traded companies), to exceed 20% of Consolidated Tangible Net Worth in the aggregate as of the last day of such Fiscal Quarter.

6.15                        Regulation U.

Permit any Loan hereunder to be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

6.16                        Fiscal Year.

Change its fiscal year-end to a date other than December 31.

6.17                        Designation of Subsidiaries.

The board of directors of the Borrower may designate any Subsidiary of the Borrower as an “Unrestricted Subsidiary” hereunder (a “Designation”) only if: (1) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (2) the Borrower would be permitted to make, at the time of such Designation, an Investment pursuant to Section 6.4 in an amount (the “Designation Amount”) equal to the fair market value of the Borrower’s proportionate ownership interest in such Subsidiary on such date; (3) neither the Borrower nor any of its other Subsidiaries (other than Unrestricted Subsidiaries) (x) provides any direct or indirect credit support for any Indebtedness of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (y) is directly or indirectly liable for any Indebtedness of such Subsidiary other than, in each case, such Investments as are permitted pursuant to Section 6.4; (4) such Subsidiary is a Person with respect to which neither the Borrower nor any Restricted Subsidiary has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve the Person’s financial condition or to cause the Person to achieve any specified levels of operating results; and (5) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Issuer or any Restricted Subsidiary, except for any guarantee given solely to support the pledge by the Borrower or any Restricted Subsidiary of the Equity Interest of such Unrestricted Subsidiary, which guarantee is not recourse to the Borrower or any Restricted Subsidiary, and except in the case of clauses (4) and (5) of this Section 6.17, to the extent: (i) that the Borrower or such Restricted Subsidiary could otherwise provide such a Subsidiary Guaranty or incur such Indebtedness under this Agreement; and (ii) the satisfaction of such obligation, the provision of such Subsidiary Guaranty and the incurrence of such Indebtedness otherwise would be permitted under this Agreement.

If, at any time after the Designation, any Unrestricted Subsidiary fails to meet the requirements set forth in the preceding paragraph it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of the Subsidiary and any Liens on assets of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of the date and, if the Indebtedness is not permitted to be incurred under this Agreement or the Lien is not permitted under Section 6.7, the Borrower shall be in Default hereunder.

Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this Section 6.17, such Restricted Subsidiary shall, by execution and delivery of an Officer’s Certificate in form satisfactory to the Administrative Agent, be released from any Subsidiary Guaranty previously made by such Restricted Subsidiary.

The Borrower may redesignate an Unrestricted Subsidiary as a Restricted Subsidiary (a “Redesignation”) only if (1) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation and (2) all Liens, Indebtedness and Investments of such Unrestricted Subsidiary outstanding immediately following such Redesignation would, if incurred or made at such time, have been permitted to be incurred or made for all purposes of this Agreement.

All Designations and Redesignations must be evidenced by resolutions of the board of directors of the Borrower and an Officer’s Certificate delivered to the Administrative Agent certifying compliance with the foregoing provisions.  Such resolutions and Officer’s Certificate shall be delivered to the Administrative Agent within 45 days after the end of the Fiscal Quarter of the Borrower in which such Designation or Redesignation is made (or, in the case of a Designation or Redesignation made during the last Fiscal Quarter of the Borrower’s Fiscal Year, within 90 days after the end of such Fiscal Year).

ARTICLE VII.
INFORMATION AND REPORTING REQUIREMENTS

7.1                               Financial and Business Information of the Borrower and Its Subsidiaries.

As long as any Loan remains unpaid or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding, the Borrower shall, unless the Administrative Agent (with the approval of the Required Banks) otherwise consents in writing, deliver to the Administrative Agent and each of the Banks (except as otherwise provided below) at its own expense:

(a)                                 As soon as reasonably possible, and in any event within the earlier of (x) 50 days after the close of each Fiscal Quarter of the Borrower (other than the fourth Fiscal Quarter) and (y) five days after such related filing (if any) with the Securities Exchange Commission is due, (i) the consolidated and consolidating balance sheet of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter, setting forth in comparative form the corresponding figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, if available, and (ii) the consolidated and consolidating statements of profit and loss and the consolidated statements of cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year ended with such Fiscal Quarter, setting forth in comparative form the corresponding periods of the preceding Fiscal Year.  Such consolidated and consolidating balance sheets and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied (other than those which require footnote disclosure of certain matters), and shall be certified by the principal financial officer of the Borrower, subject to normal year-end accruals and audit adjustments;

(b)                                 As soon as reasonably possible, and in any event within the earlier of (x) 120 days after the close of each Fiscal Year of the Borrower and (y) five days after such related filing (if any)

with the Securities Exchange Commission is due, (i) the consolidated and consolidating (in accordance with past practices of the Borrower) balance sheets of the Borrower and its Restricted Subsidiaries as of the end of such Fiscal Year, setting forth in comparative form the corresponding figures at the end of the preceding Fiscal Year and (ii) the consolidated and consolidating (in accordance with past practices of the Borrower) statements of profit and loss and the consolidated statements of cash flows of the Borrower and its Restricted Subsidiaries for such Fiscal Year, setting forth in comparative form the corresponding figures for the previous Fiscal Year.  Such consolidated and consolidating balance sheet and statements shall be prepared in reasonable detail in accordance with Generally Accepted Accounting Principles consistently applied.  Such consolidated balance sheet and statements shall be accompanied by a report and opinion of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Borrower, which report and opinion shall state that the examination of such consolidated financial statements by such accountants was made in accordance with generally accepted auditing standards and that such consolidated financial statements fairly present the financial condition, results of operations and of cash flows of the Borrower and its Restricted Subsidiaries subject to no exceptions as to scope of audit and subject to no other exceptions or qualifications (other than changes in accounting principles in which the auditors concur and other than as a result of current debt maturity) unless such other exceptions or qualifications are approved by the Required Banks in their reasonable discretion.  Such consolidating balance sheet and statements shall be certified by a Senior Officer of the Borrower;

(c)                                  Promptly after the receipt thereof by the Borrower, copies of any audit or management reports submitted to it by independent accountants in connection with any audit or interim audit submitted to the board of directors of the Borrower or any of its Restricted Subsidiaries;

(d)                                 Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to its stockholders, and copies of all annual, regular and periodic reports that the Borrower may file or be required to file with the Commission; provided that, any of the foregoing reports, statements or communications filed with or furnished to the Commission by the Borrower (and which are available online) shall be deemed to have been delivered by the Borrower under this Section 7.1;

(e)                                  Promptly upon a Senior Officer of the Borrower becoming aware of the occurrence of any (i) ERISA Event that would reasonably be expected to result in a Material Adverse Effect or (ii) “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan or any trust created thereunder that would reasonably be expected to result in a Material Adverse Effect, in each case, a written notice specifying the nature thereof, what action the Borrower and any of its Restricted Subsidiaries, or to the extent known, any ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or threatened to be taken by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(f)                                   Promptly upon a Senior Officer of the Borrower becoming aware of the existence of a Default or an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(g)                                  Promptly upon a Senior Officer of the Borrower becoming aware that the holder of any evidence of Indebtedness (in a principal amount in excess of $25,000,000) of the Borrower or any of its Restricted Subsidiaries has given notice or taken any other action with respect to a default or event of default, a written notice specifying the notice given or action taken by such holder and the nature of such default or event of default and what action the Borrower or such Restricted Subsidiary is taking or proposes to take with respect thereto;

(h)                                 Promptly upon a Senior Officer of the Borrower becoming aware of the existence of any pending or threatened litigation or any investigation by any Governmental Agency that could reasonably be expected to constitute a Material Adverse Effect (provided that, no failure of a Senior Officer to provide notice of any such event shall be the sole basis for any Default or Event of Default hereunder);

(i)                                     Prior written notice to the Administrative Agent of any transaction of which any Senior Officer of the Borrower has actual knowledge pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Sponsors, becomes the “beneficial owner” (as defined in Rules 13d-3 under the Exchange Act), directly or indirectly, of 25% or more of the total voting power of the Voting Stock of the Borrower;

(j)                                    As soon as reasonably possible, and in any event prior to the date that is 45 days after the commencement of each Fiscal Year, deliver to the Administrative Agent the business plan of the Borrower and its Restricted Subsidiaries for that Fiscal Year, together with projections covering the next succeeding Fiscal Year;

(k)                                 Promptly following obtaining knowledge thereof by a Senior Officer of the Borrower, written notice to the Administrative Agent of any announcement by the Rating Agencies of any change or possible change in a Debt Rating;

(l)                                     Promptly upon a Senior Officer of the Borrower becoming aware that the Borrower or an ERISA Affiliate has become a sponsor of, or participant in, any Pension Plan or Multiemployer Plan, notice of such sponsorship or participation; and

(m)                             Such other data and information as from time to time may be reasonably requested by any of the Banks.

Documents required to be delivered pursuant to Sections 7.1 and 7.2 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 11.6; or (ii) on which such documents are posted on the Borrower’s behalf and at the Borrower’s expense on IntraLinks or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the notices required by Sections 7.1(e), (f), (g) and (h) and the Compliance Certificate required by Section 7.2 to the Administrative Agent (which may be electronic copies delivered via electronic mail).

The Borrower hereby acknowledges that (i) the Administrative Agent, the Arrangers or both will make available to the Banks and the Issuing Bank(s) materials or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities:

(i)                                     all the Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof;

(ii)                                  by marking the Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank(s) and the Banks to treat such the Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.12);

(iii)                               all the Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and

(iv)                              the Administrative Agent and the Arrangers shall be entitled to treat any the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any the Borrower Materials “PUBLIC.”

7.2                               Compliance Certificate.

Concurrently with the delivery of the financial statements described in Section 7.1(a) and (b), the Borrower shall deliver to the Administrative Agent and the Banks, at the Borrower’s sole expense, a Compliance Certificate dated as of the last day of the Fiscal Quarter or Fiscal Year, as the case may be.

ARTICLE VIII.
CONDITIONS

8.1                               Initial Advances, Etc.

The obligation of each Bank to make the initial Advance to be made by it and of the Issuing Bank(s) to issue the initial Letter of Credit are subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

(a)                                 The Administrative Agent shall have received all of the following, each dated as of the Closing Date (unless otherwise specified or unless the Administrative Agent otherwise agrees) and all in form and substance satisfactory to the Administrative Agent and each of the Banks:

(i)                                     executed counterparts of this Agreement, sufficient in number for distribution to the Banks and the Borrower;

(ii)                                  a Note executed by the Borrower in favor of each Bank requesting a Note, each in a principal amount equal to that Bank’s Pro Rata Share of the Commitment, promptly following the Closing Date;

(iii)                               the Subsidiary Guaranty executed by each Subsidiary which is a Guarantor Subsidiary as of the Closing Date;

(iv)                              a customary solvency certificate in substantially the form of Exhibit I;

(v)                                 with respect to the Borrower and each Subsidiary which is a Guarantor Subsidiary as of the Closing Date, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of the Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is required to be so qualified, its authority to execute, deliver and perform any Loan Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, and the like;

(vi)                              the Opinions of Counsel;

(vii)                           an Officer’s Certificate of the Borrower affirming, to the actual knowledge of the certifying Senior Officer, that the conditions set forth in Sections 8.1(c) and 8.1(d) have been satisfied;

(viii)                        a Borrowing Base Certificate calculated as of the last day of the Fiscal Quarter ending on June 30, 2013;

(ix)                              the financial statements described in Section 4.5;

(x)                                 a Compliance Certificate calculated as of the last day of the Fiscal Quarter ending on June 30, 2013; and

(xi)                              such other assurances, certificates, documents, consents or opinions relevant hereto as the Administrative Agent may reasonably require.

(b)                                 All fees then payable under the letter agreements referred to in Section 3.3 shall have been paid and all other amounts and expenses owed hereunder shall have been paid.

(c)                                  The representations and warranties of the Borrower contained in Article IV shall be true and correct in all material respects on and as of the Closing Date.

(d)                                 The Borrower and its Restricted Subsidiaries shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

(e)                                  The Administrative Agent shall have received satisfactory evidence that the 2017 Notes have been, or concurrently with the Closing Date will be, terminated and all Liens securing obligations under the 2017 Notes have been, or concurrently with the Closing Date are being, released;

(f)                                   The Administrative Agent shall have received a copy of the Senior Notes Indenture.

(g)                                  The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act, that has been requested prior to the Closing Date.

8.2                               Any Advance.

The obligations of the Banks to make any Advance are subject to the following conditions precedent:

(a)                                 the Administrative Agent shall have received a Loan Notice;

(b)                                 the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a) and 4.18) shall be true and correct in all material respects on and as of the date of the Loan as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b) and the financial statements referred to in Section 4.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a)); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;

(c)                                  [Intentionally Omitted];

(d)                                 at and after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing; and

(e)                                  after giving effect to such Loan or Letter of Credit, the Total Outstandings shall be less than the Borrowing Base Availability as set forth on the Borrowing Base Certificate provided pursuant to Section 2.8.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the Loan requested thereby.

8.3                               Any Letter of Credit.

The obligations of an Issuing Bank to issue, renew or increase any Letter of Credit (including any issuance, renewal or increase in any Letter of Credit on the Closing Date) are subject to the following conditions precedent:

(a)                                 the Administrative Agent and the Issuing Bank shall have received a Request for Letter of Credit;

(b)                                 the representations and warranties contained in Article IV (other than the representations and warranties contained in Sections 4.4(a) and 4.18) shall be true and correct in all material respects on and as of the date of the issuance of the Letter of Credit as though made on and as of that date (except that the financial statements referred to in Section 4.5(a) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(b) and the financial statements referred to in Section 4.5(b) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.1(a)); it being understood and agreed that any representation or warranty that is qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects;

(c)                                  [Intentionally Omitted];

(d)                                 at and after giving effect to the issuance, renewal or increase of such Letter of Credit, no Default or Event of Default shall have occurred and be continuing; and

(e)                                  after giving effect to such Loan or Letter of Credit, the Total Outstandings shall be less than the Borrowing Base Availability as set forth on the Borrowing Base Certificate provided pursuant to Section 2.8.

Each Request for Letter of Credit submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section have been satisfied on and as of the date of the issuance of the Letter of Credit requested thereby.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES UPON EVENTS OF DEFAULT

9.1                               Events of Default.

There will be a default hereunder if any one or more of the following events (“Events of Default”) occurs and is continuing, whatever the reason therefor:

(a)                                 failure to pay any installment of principal on any Loan on the date, or any payment in respect of a Letter of Credit pursuant to Section 2.5, when due; or

(b)                                 failure to pay any installment of interest on any of the Loans, or to pay any fee or other amounts due the Administrative Agent or any Bank hereunder, within five (5) Business Days after the date when due; or

(c)                                  any failure to comply with Sections 2.8(a), 5.2 (with respect to the Borrower), 5.8, 5.9, any Section of Article VI or 7.1(f); or

(d)                                 [Intentionally Omitted]; or

(e)                                  the Borrower or any other Party fails to perform or observe any other term, covenant, or agreement contained in any Loan Document on its part to be performed or observed within 30 calendar days after notice by the Administrative Agent of such Default; or

(f)                                   any representation or warranty in any Loan Document or in any certificate, agreement, instrument, or other document made or deemed made or delivered, on or after the Closing Date, pursuant to or in connection with any Loan Document proves to have been incorrect when made in any respect material to the ability of the Borrower to duly and punctually perform all of the Obligations; or

(g)                                  the Borrower, any of its Significant Subsidiaries which is also a Restricted Subsidiary, or any Guarantor Subsidiary (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness) on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise in excess of $25,000,000 in the aggregate or (ii) fails to perform or observe any other material term, covenant, or agreement on its part to be performed or observed, or suffers to exist any condition, in connection with any present or future Indebtedness (other than Non-Recourse Indebtedness), or any guaranty of present or future Indebtedness (other than Non-Recourse Indebtedness), in excess of $25,000,000 in the aggregate, if as a result of such failure or such condition any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare it due before the date on which it otherwise would become due or has the right to cause a demand such that such Indebtedness be repurchased, prepaid, defeased or redeemed; or

(h)                                 (x) any written guarantee of the indebtedness and liabilities of the Borrower to the Administrative Agent and the Banks or any one or more of them arising under the Loan Documents is asserted to be invalid or unenforceable by any Loan Party (other than following the release of any such guarantee contemplated by Section 10.11 or following the termination of such guarantee in accordance with its terms), or (y) any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Banks, satisfaction in full of all the Obligations or in accordance with its terms, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid, or unenforceable in any respect; or

(i)                                     a final judgment (or judgments) against the Borrower or any of its Significant Subsidiaries is entered for the payment of money in excess of $25,000,000 in the aggregate over the amount of any insurance proceeds reasonably expected to be received and remains unsatisfied, unpaid, undischarged or unbonded without procurement of a stay of execution within 30 calendar days after the issuance of any writ of execution or similar legal process or the date of entry of judgment, whichever is earlier, or in any event at least 5 calendar days prior to the sale of any assets pursuant to such legal process; or

(j)                                    the Borrower or any Significant Subsidiary of the Borrower institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or fails generally, or admits in writing its inability, to pay its debts as they mature, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person, and continues undismissed or unstayed for 60 calendar days; or

(k)                                 the occurrence of one or more ERISA Events if the aggregate liability of the Borrower and its ERISA Affiliates under ERISA as a result thereof would reasonably be expected to result in a Material Adverse Effect; or

(l)                                     any determination is made by a court of competent jurisdiction that payment of principal or interest or both is due to the holder of any Subordinated Obligations which would not be permitted by Section 6.1 or that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

(m)                             a Change in Control shall have occurred.

9.2                               Remedies Upon Event of Default.

Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law or in equity, or otherwise:

(a)                                 Upon the occurrence of any Event of Default, and so long as any such Event of Default shall be continuing (other than an Event of Default described in Section 9.1(j) with respect to the Borrower or a Guarantor Subsidiary):

(i)                                     the Required Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, by notice to the Borrower, declare that all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit shall be suspended; and

(ii)                                  the Required Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, by notice to the Borrower:

(A)                               declare the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage, all interest accrued and unpaid thereon, and all other amounts payable to the Banks under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by the Borrower;

(B)                               require that the Borrower Cash Collateralize or Letter of Credit Collateralize all outstanding Letters of Credit at 101% of the face amount thereof (excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement); and

(C)                               apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.5(g).

(b)                                 Upon the occurrence of any Event of Default described in Section 9.1(j) with respect to the Borrower or a Guarantor Subsidiary:

(i)                                     all commitments to make Advances or issue Letters of Credit, and all other obligations of the Administrative Agent, any Issuing Bank or the Banks with respect to Advances and Letters of Credit under the Loan Documents shall terminate without notice to or demand upon the Borrower, which are expressly waived by the Borrower; and

(ii)                                  (A) the unpaid principal of all Obligations due to the Banks hereunder and under the Notes, an amount equal to the Letter of Credit Usage and all interest accrued and unpaid on such Obligations, and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand, or further notice of any kind, all of which are expressly waived by the Borrower; and (B) the Administrative Agent may apply cash collateral or make drawings under irrevocable standby letters of credit delivered pursuant to Section 2.5(g).

(c)                                  So long as any Letter of Credit shall remain outstanding, any amounts received by the Administrative Agent in respect of the Letter of Credit Usage pursuant to Section 9.2(a)(ii) or 9.2(b)(ii) may be held as cash collateral for the obligation of the Borrower to reimburse the Issuing Banks in event of any drawing under any Letter of Credit (and the Borrower hereby grants to the Administrative Agent for the benefit of the Issuing Banks and the Banks a security interest in such cash collateral).  In the event any Letter of Credit in respect of which the Borrower has deposited cash collateral with the Administrative Agent is canceled or expires, the cash collateral shall be applied first to the reimbursement of the Issuing Banks (or all of the Banks, as the case may be) for any drawings thereunder, second to the payment of any outstanding Obligations of the Borrower hereunder or under any other Loan Document, and third to the Person entitled to such amount.

(d)                                 Upon the occurrence of an Event of Default, the Banks and the Administrative Agent, or any of them, may proceed to protect, exercise, and enforce their rights and remedies under the

Loan Documents against the Borrower or any other Party and such other rights and remedies as are provided by Law or equity, without notice to or demand upon the Borrower (which are expressly waived by the Borrower) except to the extent required by applicable Laws.  The order and manner in which the rights and remedies of the Banks under the Loan Documents and otherwise are exercised shall be determined by the Required Banks.

(e)                                  All payments received by the Administrative Agent and the Banks, or any of them, after the acceleration of the maturity of the Loans or after the Maturity Date shall be applied first to the costs and expenses (including Attorney Costs) of the Administrative Agent, acting as Administrative Agent, and of the Banks and thereafter paid pro rata to the Banks in the same proportion that the aggregate of the unpaid principal amount owing on the Obligations of the Borrower to each Bank, plus accrued and unpaid interest thereon, bears to the aggregate of the unpaid principal amount owing on all the Obligations, plus accrued and unpaid interest thereon.  Regardless of how each Bank may treat the payments for the purpose of its own accounting, for the purpose of computing the Borrower’s Obligations, the payments shall be applied first, to the costs and expenses of the Administrative Agent, acting as Administrative Agent, payable to the Administrative Agent in its capacity as such hereunder, second, to the payment of accrued and unpaid fees hereunder and interest on all Obligations to the Banks, to and including the date of such application (ratably according to the accrued and unpaid interest on the Loans), third, to the ratable payment of the unpaid principal of all Obligations to the Banks, fourth, to the payment of all other amounts then owing to the Administrative Agent or the Banks under the Loan Documents, and fifth, the balance, if any, to the Borrower or as otherwise required by law.  Subject to Section 9.2(a)(i), no application of the payments will cure any Event of Default or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or under applicable Law unless all amounts then due (whether by acceleration or otherwise) have been paid in full.

ARTICLE X.
THE ADMINISTRATIVE AGENT

10.1                        Appointment and Authorization.

(a)                                 Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)                                 An Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and such Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article X and in the definition of “Agent-Related Person” included such Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such Issuing Bank.

10.2                        Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.3                        Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein, as determined in a final, non-appealable judgment of a court of competent jurisdiction, and with respect to the Borrower, except as set forth in Sections 2.5(e) and 2.5(f) and for any failure to comply with Section 11.12), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Party or any Affiliate thereof.  No Agent-Related Person shall be under any obligation to take any action that, in its opinion or the opinion of its counsel, may expose any Agent-Related Person to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Bank in violation of any Debtor Relief Law.

10.4                        Reliance by Administrative Agent.

(a)                                 The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks.

(b)                                 For purposes of determining compliance with the conditions specified in Section 8.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

10.5                        Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will promptly notify the Banks of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

10.6                        Credit Decision; Disclosure of Information by Administrative Agent.

Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder.  Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Parties.  Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.7                        Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Banks shall, ratably in accordance with their respective Pro Rata Shares, indemnify upon demand each Agent-Related Person

(to the extent not reimbursed by or on behalf of any Party and without limiting the obligation of any Party to do so), and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Banks (or greater number, if so required) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

10.8                        Administrative Agent in its Individual Capacity.

The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though the Administrative Agent were not the Administrative Agent or an Issuing Bank hereunder and without notice to or consent of the Banks.  The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding any Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent or an Issuing Bank, and the terms “Bank” and “Banks” include the Administrative Agent in its individual capacity.

10.9                        Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Banks.  If the Administrative Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 9.1(a) or 9.1(j) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed 15 days prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Borrower, a successor administrative agent from among the Banks.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.3 and 11.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring

Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Banks appoint a successor agent as provided for above.

10.10                 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Party, the Administrative Agent (irrespective of whether the principal of any Loan or other Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Sections 2.5, 3.2 and 11.3) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.2, 3.3 and 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

10.11                 Guaranty Matters.

Each Bank acknowledges and irrevocably consents to the release and discharge of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty by the Administrative Agent, without any further consent or authorization by the Banks, as a result of a Change in Status of a Guarantor Subsidiary.  The Borrower may notify the Administrative Agent of any Change in Status of a Guarantor Subsidiary by delivering an Officer’s Certificate, which shall include a reasonably detailed description of such Change in Status and a certification that no Default or Event of Default exists or would result from the release of such Guarantor Subsidiary from its obligations under the Subsidiary Guaranty.  Such Officer’s Certificate shall be delivered no later than simultaneously with the delivery of a Compliance Certificate pursuant to Section 7.2 with respect to the fiscal quarter during which such Change in Status occurs.  Upon delivery of such Officer’s Certificate to the Administrative Agent, such Guarantor Subsidiary will be released and discharged from its obligations under the Subsidiary Guaranty, automatically, without any further action by the Administrative Agent or any Bank, and the Subsidiary that is subject to such Change in Status shall no longer be a Guarantor Subsidiary.  Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to take any steps to effect the release of any Guarantor Subsidiary from its obligations under the Subsidiary Guaranty pursuant to this Section 10.11.

10.12                 Other Agents; Arrangers and Managers.

None of the Banks or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “senior managing agent,” “managing agent,” “co-agent,” “joint book manager”, “sole book manager,” “lead manager,” “joint lead arranger”, “sole lead arranger,” “arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any of the other Loan Documents other than, in the case of such Banks, those applicable to all Banks as such.  Without limiting the foregoing, none of the Banks or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Bank.  Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

10.13                 Defaulting Banks.

(a)                                 If for any reason any Bank becomes a Defaulting Bank, then in addition to the rights and remedies that may be available to the Administrative Agent and the Banks at law or in equity, the Defaulting Bank’s right to participate in the Loan and the Agreement will be suspended during the pendency of the Defaulting Bank’s uncured default, and (without limiting the foregoing) the Administrative Agent may (or at the direction of the Required Banks, shall) withhold from the Defaulting Bank any interest payments, fees, principal payments or other sums otherwise payable to such Defaulting Bank under the Loan Documents until such default of such Defaulting Bank has been cured.  Each Non-Defaulting Bank will have the right, but not the obligation, in its sole discretion, to acquire at par a proportionate share (based on the ratio of its Pro Rata Share of the Commitment to the aggregate amount of the Pro Rata Shares of the Commitments of all of the Non-Defaulting Banks that elect to acquire a share of the Defaulting Bank’s Pro Rata Share of the Commitment) of the Defaulting Bank’s Pro Rata Share of the Commitment, including its proportionate share in the outstanding principal balance of the Loans.  The Defaulting Bank will pay and protect, defend and indemnify the Administrative Agent and each of the other Banks and Issuing Banks against, and hold the Administrative Agent, and each of the other Banks and Issuing Banks harmless from, all claims, actions, proceedings, liabilities, damages, losses, and expenses (including Attorney Costs, and interest at the Base Rate plus 2.0% per annum for the funds advanced by the Administrative Agent or any Banks on account of the Defaulting Bank) they may sustain or incur by reason of or in consequence of the Defaulting Bank’s failure or refusal to perform its obligations under the Loan Documents.  The Administrative Agent may set off against payments due to the Defaulting Bank for the claims of the Administrative Agent and the other Banks against the Defaulting Bank.  The exercise of these remedies will not reduce, diminish or liquidate the Defaulting Bank’s Pro Rata Share of the Commitment (except to the extent that part or all of such Pro Rata Share of the Commitment is acquired by the other Banks as specified above) or its obligations to share losses and reimbursement for costs, liabilities and expenses under this Agreement.  This indemnification will survive the payment and satisfaction of all of the Borrower’s obligations and liabilities to the Banks and the Issuing Banks.  The foregoing provisions of this Section 10.13 are solely for the benefit of the Administrative Agent and the Banks, and may not be enforced or relied upon by the Borrower.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:

(i)                                     fees shall cease to accrue on the Commitment of such Defaulting Bank pursuant to Sections 3.2 and 3.3;

(ii)                                  the Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.2;

(iii)                               any L/C Advance of such Defaulting Bank not funded by such Defaulting Bank will, upon notice by the Administrative Agent, and subject in any event to the limitation in the first proviso below, automatically be reallocated (effective on the day such Bank becomes a Defaulting Bank) among the Non-Defaulting Banks pro rata in accordance with their respective Commitments; provided that, (a) the sum of the Exposure of each Non-Defaulting Bank may not in any event exceed the Non-Defaulting Bank’s Pro Rata Share of the Commitment as in effect at the time of such reallocation, (b) such reallocation will not constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank or any other Bank may have against such Defaulting Bank including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation, and (c) neither such reallocation nor any payment by a Non-Defaulting Bank as a result thereof will cause such Defaulting Bank to be a Non-Defaulting Bank;

(iv)                              to the extent that any portion (the “unreallocated portion”) of the Defaulting Bank’s L/C Advance cannot be so reallocated, whether by reason of clause (a) of the proviso in clause (iii) above or otherwise, the Borrower will, without prejudice to any right or remedy available to it hereunder or under Law and not later than 1 Business Day after demand by the Administrative Agent, (a) Cash Collateralize the obligations of the Borrower to each applicable Issuing Bank in respect of the unallocated portion of such L/C Advance, as the case may be, in an amount at least equal to 101% of the aggregate amount of the unreallocated portion of such L/C Advance (excluding any portion of such amount that is already Cash Collateralized by operation of another provision of this Agreement), or (b) make other arrangements satisfactory to the Administrative Agent and the Issuing Bank in their sole discretion to protect them against the risk of non-payment by such Defaulting Bank; and

(v)                                 any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Bank under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to the Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Bank of any participation in any Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Banks or the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank or the Issuing Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that, if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 8.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Bank.  Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 10.13(b)(v) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

10.14                 No Obligations of the Borrower.

Nothing contained in this Article X shall be deemed to impose upon the Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Banks under any provision of this Agreement, and the Borrower shall have no liability to the Administrative Agent or any of the Banks in respect of any failure by the Administrative Agent or any Bank to perform any of its obligations to the Administrative Agent or the Banks under this Agreement.  Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by the Borrower to the Administrative Agent for the account of the Banks, the Borrower’s obligations to the Banks in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

ARTICLE XI.
MISCELLANEOUS

11.1                        Cumulative Remedies; No Waiver.

The rights, powers, and remedies of the Administrative Agent or any Bank provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, or remedy provided by law or equity.  No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, or remedy preclude any other or further exercise of any other right, power, or remedy.  The terms and conditions of Sections 8.1, 8.2, and 8.3 hereof are inserted for the sole benefit of the Banks and the Administrative Agent may (with the approval of the Required Banks) waive them in whole or in part with or without terms or conditions in respect of any Loan, without prejudicing the Banks’ rights to assert them in whole or in part in respect of any other Loans.

11.2                        Amendments; Consents.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Required Banks and the Borrower, and then only in the specific instance and for the specific purpose given; and without the approval in writing of all of the affected Banks, no amendment, waiver or consent may be effective:

(a)                                 to amend or modify the principal of, or the amount of principal or principal prepayments payable on any Obligation, to increase the Exposure of any Bank without the consent of that

Bank, to decrease the rate of any interest or fee payable to any Bank without the consent of that Bank, or to reduce or waive any interest or other amount payable to any Bank without the consent of that Bank;

(b)                                 to postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Obligation owing to a Bank or any installment of any fee owing to a Bank, or to extend the term of the Commitment without the consent of that Bank;

(c)                                  to amend or modify the provisions of the definition in Section 1.1 of “Required Banks” or this Section 11.2, or any provision providing for the ratable or pro rata treatment of the Banks without the consent of each Bank;

(d)                                 release any Guarantor Subsidiary from liability under the Subsidiary Guaranty (except as provided below); or

(e)                                  to amend or modify any provision of this Agreement or the Loan Documents that expressly requires the consent or approval of all the Banks without the consent of each Bank.

Any amendment, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent.  Any amendment, waiver or consent pursuant to this Section 11.2 that permits the sale or other transfer of the capital stock of (or all or substantially all of the assets of) a Guarantor Subsidiary shall automatically release the Guarantor Subsidiary effective concurrently with such sale or other transfer.

In addition, no amendment, modification, termination or waiver of any provision (i) of Section 2.5 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of applicable Issuing Banks that have issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (ii) of Article X or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent.

Notwithstanding anything to the contrary contained in this Section 11.2, if the Administrative Agent and the Borrower shall have jointly identified an obvious error, defect, ambiguity or inconsistency or any error or omission of a technical, administrative or immaterial nature in any provision of any Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend such provision in order to correct the same, and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Banks within five Business Days following their receipt of notice thereof.

Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Bank, to the fullest extent permitted by applicable Law, such Bank will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Required Banks or all of the Banks, as required, have approved any such amendment or waiver (and the definition of “Required Banks” will automatically be deemed modified accordingly for the duration of such period); provided that, any such amendment or waiver that would increase the Exposure or extend the term of the Commitment of such Defaulting Bank, postpone the date fixed for the payment of principal or interest owing to such Defaulting Bank hereunder, reduce the principal amount of any Obligation owing to such Defaulting Bank, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Bank or of any fee payable to such Defaulting Bank hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Bank.

11.3                        Costs, Expenses and Taxes.

The Borrower shall pay within 30 days after demand (which demand shall be accompanied by an invoice in reasonable detail) the reasonable actual out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, execution, delivery, arrangement, syndication and closing of (a) the Loan Documents and (b) any amendment, waiver or modification of the Loan Documents.  The Borrower shall pay within 30 days after demand the reasonable actual out-of-pocket costs and expenses of the Administrative Agent and each of the Banks and Issuing Banks in connection with the enforcement of any Loan Documents following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if such payment is approved by the bankruptcy court or any similar proceeding).  The costs and expenses referred to in the first sentence above (for which the Borrower shall be liable solely with respect to costs and expenses of the Administrative Agent and Arrangers) and the second sentence above (which shall apply to costs and expenses of the Administrative Agent, the Banks and the Issuing Banks) shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and Attorney Costs of the Administrative Agent, Arrangers or any of the Banks or Issuing Banks, as the case may be, or independent public accountants and other outside experts retained by the Administrative Agent (provided that, the Borrower shall not be liable under this Section 11.3 for (i) fees and expenses of more than one firm of independent public accountants, or more than one expert with respect to a specific subject matter, at any one time, or (ii) the fees and expenses of more than one firm of outside legal counsel (and one local counsel in each relevant jurisdiction and specialty counsel, if applicable) retained to represent the Administrative Agent, the Banks and the Issuing Banks, but if any of such parties does not consent to such joint representation, the Borrower shall be liable for the fees and expenses of not more than one firm of outside legal counsel (and one local counsel in each relevant jurisdiction and specialty counsel, if applicable) retained to represent the Administrative Agent and also for not more than one additional firm of outside legal counsel retained to otherwise represent one or more of the Banks and Issuing Banks).  Nothing herein shall obligate the Borrower to pay any costs and expenses in connection with an assignment of or participation in a Bank’s Pro Rata Share of a Commitment.  Any amount payable to the Administrative Agent, any Arranger, any Bank, any Issuing Bank or any Participant under this Section 11.3 shall bear interest from the date which is 30 days after the Borrower’s receipt of demand (together with reasonable supporting documentation) for payment at the rate then in effect for Base Rate Loans.

11.4                        Nature of Banks’ Obligations.

Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture, or other entity, either among themselves or with the Borrower.  The obligations of the Banks hereunder to make Advances and to fund participations in Letters of Credit are several and not joint or joint and several.  The failure of any Bank to make any Advance or to fund any such participation on any date required hereunder shall not relieve any other Bank of its corresponding obligation to do so on such date, and no Bank shall be responsible for the failure of any other Bank to so make its Advance or purchase its participation.

11.5                        Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of the making of any Advance or the issuance of any Letter of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.6                        Notices and Other Communications; Facsimile Copies.

(a)                                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.6(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.6; and

(ii)                                  if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (x) actual receipt by the relevant party hereto and (y) (A) if sent by hand or overnight courier service, when signed for by or on behalf of the relevant party hereto, (B) if mailed by certified or registered mail, 4 Business Days after deposit in the mails, postage prepaid or (C) if sent by telecopier, when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.6(b) below, shall be effective as provided in Section 11.6(b).

(b)                                 Electronic Communications.  Notices and other communications to the Banks and the Issuing Bank(s) hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that, the foregoing shall not apply to notices to any Bank or the Issuing Bank(s) pursuant to Article II if such Bank or such Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.  Unless the Administrative Agent otherwise prescribes,

(i)                                     notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and

(ii)                                  notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Bank, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent and the Issuing Bank(s) may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Bank(s).  In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record:

(i)                                     an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and

(ii)                                  accurate wire instructions for such Bank.

(e)                                  Reliance by Administrative Agent, Issuing Bank(s) and Banks.  The Administrative Agent, the Issuing Bank(s) and the Banks shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if

(i)                                     such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or

(ii)                                  the terms thereof, as understood by the recipient, varied from any confirmation thereof.

The Borrower shall indemnify each Agent-Related Person, each Issuing Bank and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.7                        Execution in Counterparts; Facsimile Delivery.

This Agreement and any other Loan Document to which the Borrower is a Party may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, taken together will be deemed to be but one and the same instrument.  Such counterparts may be sent by telecopy, with the original counterparts to follow by mail or courier.  The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until executed counterparts hereof or thereof (or other evidence of execution satisfactory to the Administrative Agent and the Borrower) have been delivered to the Administrative Agent and the Borrower.  The parties hereto agree and acknowledge that delivery of any signature by facsimile shall constitute execution by such signatory.

11.8                        Successors and Assigns.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.8(b), (ii) by way of participation in accordance with the provisions of Section 11.8(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.8(f) or (iv) in accordance with Section 11.27 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.8(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.8(b), participations in Letters of Credit) at the time owing to it); provided that, (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate or Approved Fund of a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; (iii) any assignment to an Eligible Assignee other than a Bank or an Affiliate or Approved Fund of a Bank shall be subject to the prior written consent of the Administrative Agent, not to be unreasonably withheld or delayed; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Approved Funds as a single assignment) (except that no such processing and recordation fee shall be payable (w) in connection with any assignment to or from Citi or any of its Affiliates or Approved Funds, or (x) in the case of an assignee which is already a Bank or is an Affiliate or Approved Fund of a Bank, or (y) for any assignment which the Administrative Agent, in its sole discretion elects to waive such processing and recordation fee), and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire; and (z) any assignment to an Eligible Assignee other than a Bank or an Affiliate or Approved Fund of a Bank shall be subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed), but such consent of the Borrower shall not be required if a Default or an Event of Default has then occurred and is continuing; provided that, the Borrower shall be deemed to have consented to any such Eligible Assignee unless it shall have objected thereto within five (5) Business Days following written request for such consent.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.8(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.10, 11.3, 11.6(e) and 11.10 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower shall execute and deliver a Note to the assignee Bank.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 11.8(b) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 11.8(d).  Any costs and expenses incurred in connection with an assignment hereunder (including the processing and recordation fee pursuant to Section 11.8(b)(iv)) shall be paid by the Eligible Assignee (except as otherwise provided in Section 11.27).

(c)                                  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and other Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d)                                 Any Bank may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights or obligations under this Agreement (including all or a portion of its Commitment or the Loans (including such Bank’s participations in Letters of Credit) owing to it); provided that, (i) such Bank’s obligations under this Agreement otherwise shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided further, that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 11.2(a), 11.2(b) or 11.2(d) that directly affects such Participant; provided further, that any Bank selling a participation shall endeavor promptly to give the Borrower notice following any such sale, but the failure to give such notice will not give rise to any liability on the part of such Bank or otherwise affect the validity of any such sale.  Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 3.6 and 3.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 11.8(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.15 as though it were a Bank, provided that, such Participant agrees to be subject to Section 11.9 as though it were a Bank.  Each Bank that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                                  A Participant shall not be entitled to receive any greater payment under Sections 3.6 and 3.10 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant.

(f)                                   Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that, no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g)                                  In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent, any Issuing Bank and each other Bank hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with such Defaulting Bank’s Pro Rata Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder becomes effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Bank for all purposes of this Agreement until such compliance occurs.

(h)                                 If any Issuing Bank resigns as an Issuing Bank it shall retain all the rights and obligation of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Banks to make Base Rate Loans or fund risk participation in Unreimbursed Amounts pursuant to Section 2.5).

11.9                        Sharing of Setoffs.

Each Bank severally agrees that if it, through the exercise of the right of setoff, banker’s lien, or counterclaim against the Borrower or otherwise, receives payment of the Obligations due it hereunder and under the Notes that is ratably more than that to which it is entitled hereunder pursuant to Section 3.13 or 9.2(e), then:  (a) the Bank exercising the right of setoff, banker’s lien, or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien, or counterclaim or receipt of payment, and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with the provisions of Section 3.13 and 9.2(e), provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by the Borrower or any Person claiming through or succeeding to the rights of the Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest.  Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased.  The Borrower expressly consents to the foregoing arrangements and agrees that, to the extent permitted by Law, any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.  Notwithstanding anything in this Section 11.9 to the contrary, in the event that any Defaulting Bank exercises any right of setoff, (i) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.13(b)(iii) and, pending such payment, will be segregated by such Defaulting Bank from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, the Banks and any other Person entitled to such amounts pursuant to Section 10.13(b)(iii) and (y) the Defaulting Bank will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Bank as to which it exercised such right of setoff.

11.10                 Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent-Related Person, the Arrangers, each Bank, each Issuing Bank and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages (including punitive and exemplary damages), penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs; provided that, such Attorney Costs shall not include the fees and expenses of more than one firm of outside legal counsel (and one local counsel in each relevant jurisdiction and specialty counsel, if applicable, and solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected

Indemnitees) retained to represent the Administrative Agent, the Banks and the Issuing Banks, but if any of such parties does not consent to such joint representation, the Borrower shall be liable for the fees and expenses of not more than one firm of outside legal counsel (and one local counsel in each relevant jurisdiction and specialty counsel, if applicable, and solely in the case of a conflict of interest, one additional counsel in each applicable material jurisdiction to the affected Indemnitees) retained to represent the Administrative Agent and also for not more than one additional firm of outside legal counsel retained to otherwise represent one or more of the Banks and Issuing Banks)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto or (d) the use, generation, manufacture, production, storage, release, threatened release, discharge, treatment, transportation, disposal or presence of any Hazardous Materials if such Hazardous Materials are on, under, about or relate to the Borrower’s Property or operations, so long as such liability, obligation, loss, damage (including punitive and exemplary damages), penalty, claim, demand, action, judgment, suit, cost, expense or disbursement arises out of or relates to a Commitment, the use of proceeds of any Loans, any transaction contemplated pursuant to this Agreement, or any relationship or alleged relationship of any Indemnitee to Borrower related to this Agreement (all the foregoing, collectively, the “Indemnified Liabilities”); provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or material breach of the Loan Documents by such Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts due under this Section 11.10 shall be payable within 10 Business Days after demand therefor.  The agreements in this Section 11.10 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.  Notwithstanding the foregoing, indemnification for Indemnified Taxes and Other Taxes shall be governed by, and be subject to the qualifications and requirements set forth in, Section 3.10.  Furthermore, this Section 11.10 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

11.11                 Nonliability of Banks.

The relationship between the Borrower and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Administrative Agent neither undertake nor assume any responsibility or duty to the Borrower to review, inspect, supervise, pass judgment upon, or inform the Borrower of any matter in connection with any phase of the Borrower’s business, operations, or condition, financial or otherwise.  The Borrower shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to the Borrower by any Bank, the Administrative Agent or any Arranger in connection with any such matter is for the protection of the Banks, the Administrative Agent and the Arrangers, and neither the Borrower nor any third party is entitled to rely thereon.

11.12                 Confidentiality.

Each of the Administrative Agent, each Bank and each Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed

(a)                                 to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives only for the purposes of administration or enforcement of this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential),

(b)                                 to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c)                                  to the extent required by applicable Laws or regulations or by any subpoena or similar legal process,

(d)                                 to any other party hereto,

(e)                                  in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder,

(f)                                   subject to an agreement containing a standard of confidentiality substantially the same as that in this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations,

(g)                                  with the consent of the Borrower or

(h)                                 to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Bank, any Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section 11.12, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Arranger, any Bank or an Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, each Bank and each Issuing Bank acknowledges that (x) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (y)

it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.  Notwithstanding the foregoing, the provisions set forth in this Section 11.12 shall expire and shall be of no further effect after the first anniversary of the earlier of (a) the Maturity Date and (b) the date on which no Loan remains unpaid, or any other Obligation remains unpaid, or any portion of the Commitment or any Letter of Credit remains outstanding.

11.13                 No Third Parties Benefited.

This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of the Borrower, the Administrative Agent and the Banks in connection with the Commitment, and is made for the sole benefit of the Borrower, the Administrative Agent and the Banks, and the Administrative Agent’s and the Banks’ successors and assigns.  Except as provided in Sections 11.8 and 11.10, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14                 Other Dealings.

Any Bank may, without liability to account to the other Banks, accept deposits from, lend money or provide credit facilities to and generally engage in any kind of banking or other business with the Borrower and its Subsidiaries.

11.15                 Right of Setoff — Deposit Accounts.

Upon the occurrence of an Event of Default and the acceleration of maturity of the principal indebtedness pursuant to Section 9.2, the Borrower hereby specifically authorizes each Bank in which the Borrower maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to the Borrower (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured.  Nothing in this Section shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.

11.16                 Further Assurances.

The Borrower shall, at its expense and without expense to the Banks or the Administrative Agent, do, execute, and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Administrative Agent the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document; provided that, this Section 11.16 is not intended to create any affirmative obligation on the part of the Borrower to provide additional collateral security, additional guarantors or other credit enhancement with respect to the Obligations.

11.17                 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral (including the mandate letter and the summary of terms relating to this Agreement), on the subject matter hereof except as provided in Section 3.3 hereof or otherwise expressly provided herein to the contrary.  The Loan Documents were drafted with the joint participation of the Borrower and the Banks and shall be construed neither against nor in favor of either, but rather in accordance with the fair meaning thereof.

11.18                 Governing Law.

(a)                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.19                 Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.20                 Headings.

Article and section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.21                 Conflict in Loan Documents.

To the extent there is any actual irreconcilable conflict between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall prevail.

11.22                 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.23                 Purported Oral Amendments.

THE BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2.  THE BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF ANY AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.24                 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Bank, or the Administrative Agent or any Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.25                 [Intentionally Omitted].

11.26                 USA PATRIOT Act Notice.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.  The Borrower hereby agrees to provide any such information that is reasonably requested by any Bank or the Administrative Agent.

11.27                 Replacement of Banks.

If (a) any Bank requests compensation under Sections 3.6(a) through 3.6(e), (b) the Borrower is required to pay any additional amount pursuant to Section 3.10, (c) any Bank is a Defaulting Bank, (d) any Bank is a Non-Consenting Bank or (e) any other circumstance exists hereunder that gives the Borrower the right to replace a Bank as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (subject to the last sentence of this Section 11.27, in accordance with and subject to the restrictions contained in, and consents required by, Section 11.8), and such Bank shall assign within three (3) Business Days after the date of such notice, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee reasonably acceptable to the Administrative Agent that shall assume such obligations, provided that:

(a)                                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.8(b);

(b)                                 such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.6(f) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and including all amounts due to such Bank under Sections 3.10, 11.3, 11.6(e) and 11.10, but subject to the provisions of clause (c) below);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Sections 3.6(a) through 3.6(e) or payments required to be made pursuant to Section 3.10, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                                 prior to such assignment, such Bank shall have taken no action under Section 3.17 so as to eliminate the continued need for payment of the amounts owing pursuant to Sections 3.6 and 3.10;

(e)                                  such assignment does not conflict with applicable Laws; and

(f)                                   no Event of Default shall have occurred and be continuing at the time of such assignment.

In the event that a Bank (a “Non-Complying Bank”) does not comply with the requirements of the immediately preceding sentence within three (3) Business Days after receipt of notice to such effect from the Borrower, each Bank hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 11.8 on behalf of such Non-Complying Bank and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.8.

In the event that (i) the Borrower or the Administrative Agent has requested that the Banks consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Bank in accordance with the terms of Section 11.2 and (iii) the Required Banks have agreed to such consent, waiver or amendment, then any Bank who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Bank.”

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.28                 No Fiduciary Relationship.

The Borrower hereby acknowledges that none of the Administrative Agent, the Banks or their Affiliates has any fiduciary relationship with or duty to the Borrower or any of its Affiliates arising out of or in connection with the Loan Documents, and the relationship between the Administrative Agent, the Banks or any of their Affiliates, on the one hand, and the Borrower or its Affiliates, on the other hand, in connection with the Loan Documents is solely that of debtor and creditor.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WCI COMMUNITIES, INC.,
a Delaware Corporation

By:	/s/ Russell Devendorf
Name:	Russell Devendorf
Title:	Senior Vice President and Chief Financial Officer

[Signature Page — Revolving Loan Agreement]

CITIBANK, N.A., as Administrative Agent, a Bank and an Issuing Bank

By:	/s/ Marni McManus
Name:	Marni McManus
Title:	Managing Director and Vice President

[Signature Page — Revolving Loan Agreement]

JPMORGAN CHASE BANK, N.A., as a Bank and an Issuing Bank

By:	/s/ Mohammad Hasan
Name:	Mohammad Hasan
Title:	Vice President

[Signature Page — Revolving Loan Agreement]

BANK OF AMERICA, N.A.,
as a Bank and an Issuing Bank

By:	/s/ Ann E. Kenzie
Name: Ann E. Kenzie
Title: Vice President

[Signature Page – Revolving Loan Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as a Bank and an Issuing Bank

By:	/s/ William O’Daly
Name: William O’Daly
Title: Authorized Signatory

By:	/s/ Philipp Horat
Name: Philipp Horat
Title: Authorized Signatory

[Signature Page – Revolving Loan Agreement]

SCHEDULE 1.1

PRO RATA SHARES

Bank	Pro Rata Share	Pro Rata Share of Commitment
Citibank, N.A.	40.000000000%	$30,000,000.00
JPMorgan Chase Bank, N.A.	30.000000000%	$22,500,000.00
Bank of America, N.A.	15.000000000%	$11,250,000.00
Credit Suisse AG, Cayman Islands Branch	15.000000000%	$11,250,000.00
TOTAL	100.000000000%	$75,000,000.00

SCHEDULE 4.4

SUBSIDIARIES

Restricted Subsidiaries:	WCI Communities, LLC	Delaware
	WCI Communities Management, LLC	Delaware
	WCI Towers Northeast USA, Inc.	Delaware
	Watermark Realty Referral, Inc.	Florida
	Watermark Realty, Inc.	Delaware
	WCI Realty, Inc.	Florida
	Pelican Landing Golf Resort Ventures, Inc.	Delaware
	Spectrum Eastport, LLC	Delaware
	WCI Communities, Rivington, LLC	Delaware
Pelican Landing Golf Resort Ventures
	Limited Partnership	Delaware
Pelican Landing Timeshare Ventures
	Limited Partnership	Delaware
	Eastport Home & Land Company, LLC	Delaware
	First Fidelity Title, Inc.	Delaware

Significant Subsidiaries:	WCI Communities, LLC
WCI Communities Management, LLC

Guarantor Subsidiaries:	WCI Communities, LLC
WCI Communities Management, LLC
WCI Towers Northeast USA, Inc.
Watermark Realty Referral, Inc.
Watermark Realty, Inc.
WCI Realty, Inc.
Pelican Landing Golf Resort Ventures, Inc.
Spectrum Eastport, LLC
WCI Communities, Rivington, LLC

Foreign Subsidiaries:	None

Unrestricted Subsidiaries:	None

Immaterial Subsidiaries:	WCI Towers Northeast USA, Inc.
First Fidelity Title, Inc.
Watermark Realty Referral, Inc.
Watermark Realty, Inc.
WCI Realty, Inc.
Pelican Landing Golf Resort Ventures, Inc.
Spectrum Eastport, LLC
WCI Communities, Rivington, LLC
Pelican Landing Golf Resort Ventures Limited Partnership
Pelican Landing Timeshare Ventures Limited Partnership
Eastport Home & Land Company, LLC

Mortgage Subsidiary:	None

SCHEDULE 6.4

INVESTMENTS

Section 6.4(g) - Investments in Restricted Subsidiaries

WCI Communities, LLC

WCI Communities Management, LLC

WCI Towers Northeast USA, Inc.

Watermark Realty Referral, Inc.

Watermark Realty, Inc.

WCI Realty, Inc.

Pelican Landing Golf Resort Ventures, Inc.

Spectrum Eastport, LLC

WCI Communities, Rivington, LLC

Pelican Landing Golf Resort Ventures Limited Partnership

Pelican Landing Timeshare Ventures Limited Partnership

Eastport Home & Land Company, LLC

First Fidelity Title, Inc.

Section 6.4(g) - Other Investments

Sarasota National Community Development District Bonds	$24,000,000.00

Section 6.4(i) - Investments in Unrestricted Subsidiaries

None.

SCHEDULE 6.7

EXISTING LIENS

1.              Contingent liens arising under CDD bonds

The obligation to pay principal and interest on the bonds issued by the CDD is allocated to each benefited parcel within the CDD. The CDD imposes liens against the property to secure the unpaid obligation. CDD liens have the priority accorded them by Florida law and such liens may be foreclosed by the CDD in the manner provided by law.  The bonds, including interest and redemption premiums, if any, are typically payable and secured solely from the assessments levied on the property benefited.

CDD Outstanding Bond Balance by Issuance as of July 31, 2013

	A BOND				B BOND			LIABILITY & OTHER
	A Bond Par	A Bond Assumed	A Bond Principal Paid	A Bond Liability	B Bond Par	B Bond Redeemed	B Bond Outstanding	B Bond Cash	Ppd / Accr Interest *	Total Liability	Total Less Interest

Bayside	(7,660,000)	6,022,693	1,299,656	(337,651)	(7,745,000)	7,745,000	—	—	6,189	(331,462)	(337,651)
Heron Bay	(3,175,000)	2,896,643	—	(278,357)	—	—	—	—	6,173	(272,184)	(278,357)
Heron Bay North	(6,930,000)	3,556,889	772,495	(2,600,616)	(2,165,000)	790,000	(1,375,000)	268,326	19,529	(3,687,761)	(3,707,290)
Pelican Preserve	(3,200,000)	2,784,602	73,924	(341,473)	(34,950,000)	34,950,000	—	—	552	(340,921)	(341,473)
Sarasota National	—	—	—	—	—	—	—	—	—	—	—
Tiburon	(7,610,000)	5,302,580	—	(2,307,420)	(17,150,000)	17,150,000	—	—	28,294	(2,279,126)	(2,307,420)
Venetian	(12,910,000)	9,124,209	—	(3,785,791)	(14,785,000)	14,785,000	—	—	57,380	(3,728,411)	(3,785,791)
Total	(41,485,000)	29,687,616	2,146,075	(9,651,309)	(76,795,000)	75,420,000	(1,375,000)	268,326	118,117	(10,639,866)	(10,757,983)
				A			B	C	D	A+B+C+D	A+B+C

In April 2013, we acquired property (Sarasota National), which was secured by an existing CDD obligation and the related $24.0 million of CDD bonds issued and outstanding. Therefore, we are both an owner of property subject to a CDD obligation as well as the holder of the related CDD bonds.  In accordance with ASC Subtopic 405-20, Extinguishments of Liabilities, (“ASC 405-20”), we accounted for the existing CDD obligation as a debt extinguishment to the extent of our obligation to repay the related CDD bond obligations.  As a result, $23.6 million of $24.0 million existing CDD obligation, which relates to the property owned by us, is not recorded as a CDD obligation on our balance sheet.

2.              Any liens securing obligations under the following credit facilities:

1)             Stonegate Agreement

2)             Bank of America Letter of Credit Facility

3.              Existing UCC Financing Statements

WCI Communities, Inc., WCI Communities, LLC., & Pelican Landing Golf Resort Ventures Limited Partnership

	Name	Jurisdiction	Current Secured Party of Record	File #s	File Date	File Type	Collateral Secured	Expiration Date
1.	WCI Communities, Inc.	DE — Secretary of State	Textron Financial Corporation	30674724	02-27-03	Original	Equipment Lease	02-27-08
				80644490	02-22-08	Continuation	Equipment Lease	02-22-13
				30634460	02-18-13	Continuation	Equipment Lease	02-18-18
2.	WCI Communities, Inc.	DE — Secretary of State	FNF Capital, Inc.	40349300	02-09-04	Original	Equipment Lease	02-09-09
				84061030	12-08-08	Continuation	Equipment Lease	12-08-13
3.	WCI Communities, Inc.	DE — Secretary of State	FNF Capital, Inc.	41588849	05-20-04	Original	Equipment Lease	05-20-09
				84052112	12-08-08	Continuation	Equipment Lease	05-20-14
4.	WCI Communities, Inc.	DE — Secretary of State	Wells Fargo Equipment Finance, Inc.	41976739	07-14-04	Original	Equipment Lease	07-14-09
				90284916	01-28-09	Continuation	Equipment Lease	07-14-14
5.	WCI Communities, Inc.	DE — Secretary of State	Textron Financial Corporation	53073138	09-29-05	Original	Equipment Lease	09-29-10
				0225843	6-29-10	Continuation	Equipment Lease	06-29-15
6.	WCI Communities, Inc.	DE — Secretary of State	FNF Capital, LLC	53317899	10-19-05	Original	Equipment Lease	10-19-10
				03197567	09-07-10	Continuation	Equipment Lease	09-07-15
7.	WCI Communities, Inc.	DE — Secretary of State	Textron Financial Corporation	53464527	11-08-05	Original	Equipment Lease	11-08-10

	Name	Jurisdiction	Current Secured Party of Record	File #s	File Date	File Type	Collateral Secured	Expiration Date
				02466740	07-15-10	Continuation	Equipment Lease	07-15-15
8.	WCI Communities, Inc.	DE — Secretary of State	FNF Capital, LLC	61082502	03-23-06	Original	Equipment Lease	03-23-11
				10977440	03-16-11	Continuation	Equipment Lease	03-16-16
9.	WCI Communities, Inc.	DE — Secretary of State	FNF Capital, LLC	70755560	02-28-07	Original	Equipment Lease	02-28-12
				20464794	02-06-12	Continuation	Equipment Lease	02-06-17
10.	WCI Communities, Inc.	DE — Secretary of State	Modular Space Corporation	20083405337	10-08-08	Original	Equipment Lease	10-08-13
11.	WCI Communities, Inc.	DE — Secretary of State	Wells Fargo Financial Leasing Inc.	20101846009	05-26-10	Original	Equipment Lease	05-26-15
				20132533793	07-01-13	Amendment	Restatement of Collateral	05-26-15
*12.	WCI Communities, Inc.	FL-Secretary of State	Robb & Stucky, Ltd., LLLP	200808914314	08-08-08	Original	Equipment	08-08-13 (may have been continued)
*13.	WCI Communities, Inc.	FL-Secretary of State	Robb & Stucky, Ltd., LLLP	200808914292	08-08-08	Original	Equipment	08-08-13 (may have been continued)
*14.	WCI Communities, Inc.	FL-Secretary of State	Siemens Financial Services, Inc.	200809312040	10-07-08	Original	Equipment	10-07-13
15.	WCI Communities, LLC	DE- Secretary of State	Macrolease Corporation	20113345686	08-29-11	Original	Equipment Lease	08-29-16
				20113890475	10-10-11	Amendment	Equipment Lease	08-29-16
16.	WCI Communities, LLC	DE — Secretary of State	Macrolease Corporation	20120516973	02-09-12	Original	Equipment Lease	02-09-17

	Name	Jurisdiction	Current Secured Party of Record	File #s	File Date	File Type	Collateral Secured	Expiration Date
				20121675380	05-01-12	Amendment	Equipment Lease	02-09-17
17.	WCI Communities, LLC	DE- Secretary of State	TCF Equipment Finance, Inc.	20121738154	05-04-12	Original	Equipment Lease	05-04-17
18.	WCI Communities, LLC	DE-Secretary of State	TCF Equipment Finance, Inc.	20121905902	05-17-12	Original	Equipment Lease	05-17-17
				20122462333	06-26-12	Amendment	Equipment Lease	06-26-17
19.	WCI Communities, LLC	DE-Secretary of State	TCF Equipment Finance, Inc.	20122018846	05-24-12	Original	Equipment Lease	05-24-17
20.	WCI Communities, LLC	DE-Secretary of State	TCF Equipment Finance, Inc.	20122672089	07-11-12	Original	Equipment Lease	07-11-17
21.	WCI Communities, LLC	DE-Secretary of State	TCF Equipment Finance, Inc.	20122672774	07-11-12	Original	Equipment Lease	07-11-17
22.	WCI Communities, LLC	DE-Secretary of State	TCF Equipment Finance, Inc.	20123747062	09-28-12	Original	Equipment Lease	09-28-17
23.	WCI Communities, LLC	DE-Secretary of State	TCF Equipment Finance, Inc.	20130518267	02-17-13	Original	Equipment Lease	02-07-18
24.	WCI Communities, LLC	DE- Secretary of State	Deere Credit, Inc.	20131717371	05-06-13	Original	Equipment and Inventory, attachments, accounts and proceeds	05-06-18
25.	Watermark Realty, Inc.	DE — Secretary of State	Hewlett-Packard Financial Services Company	20120744898	2/27/12	Original	Equipment Lease	02-27-17
26.	Pelican Landing Golf Resort Ventures LP	DE — Secretary of State	Textron Financial Corporation	20103445248	10/4/10	Original	Financed equipment	10-04-15
27.	Pelican Landing Golf Resort Ventures LP and	DE — Secretary of State	PNCEF, LLC	20104421214	12/14/10	Original	Leased equipment	12-14-15

	Name	Jurisdiction	Current Secured Party of Record	File #s	File Date	File Type	Collateral Secured	Expiration Date
	Raptor Bay Golf
28.	Pelican Landing Golf Resort Ventures LP	DE — Secretary of State	TCF Equipment Finance, Inc.	20120780199	2/29/12	Original	Leased and financed equipment	02-28-17
29.	Pelican Landing Golf Resort Ventures LP	DE — Secretary of State	General Electric Capital Corporation	20121006891	3/15/12	Original	Leased equipment	03-15-17
30.	Pelican Landing Golf Resort Ventures LP	DE- Secretary of State	TCF Equipment Finance, Inc.	20123838242	10-04-12	Original	Equipment Lease	10-04-17
31.	Pelican Landing Golf Resort Ventures LP and Pelican Landing Golf Resort Ventures, Inc.	DE- Secretary of State	Wells Fargo Financial Leasing, Inc.	20132283167	06-14-13	Original	Equipment Lease	06-14-18

SCHEDULE 11.6

ADDRESSES FOR NOTICES TO BORROWER PARTIES

WCI Communities, Inc.

Address:	24301 Walden Center Drive
Bonita Springs, FL 34134

Attention:	Russell Devendorf, Senior Vice President and Chief Financial Officer
	Telephone:	(239) 498-8220
	Fax:	(239) 498-8338
	Email:	russelldevendorf@wcicommunities.com

Sheila Leith, Vice President and Treasurer
	Telephone:	(239) 498-8529
	Fax:	(239) 498-8504
	Email:	sheilaleith@wcicommunities.com

Vivien Hastings, Senior Vice President and General Counsel
	Telephone:	(239) 498-8213
	Fax:	(239) 498-8277
	Email:	vivienhastings@wcicommunities.com

ADDRESSES FOR NOTICES TO CITIBANK, N.A.

Citibank, N.A., as Administrative Agent

For payments and requests for Credit Extensions:

Investor Relations
1615 Brett Road, Building III
New Castle, DE 19720
Attention:	Investor Relations
Telephone:	302-894-6010
Facsimile:	212-994-0961
Email:	global.loans.support@citi.com

Payment Instructions

Citibank, N.A.
ABA #	021000089
Account No.:	36852248
Account Name:	Medium Term Finance
Attn.:	Global Loans
Ref:	WCI Communities, Inc.

Other Notices as Administrative Agent:

Investor Relations
1615 Brett Road, Building III
New Castle, DE 19720
Attention:	Investor Relations
Telephone:	302-894-6010
Facsimile:	212-994-0961
Email:	global.loans.support@citi.com

With a copy to:

Proskauer Rose LLP

Eleven Time Square

New York, NY 10036-8299

Attention:  Andrew Bettwy, Esq.

Fax: 212-969-2900

Citibank, N.A., as Lender

Investor Relations
1615 Brett Road, Building III
New Castle, DE 19720
Attention:	Investor Relations

Telephone:	302-894-6010
Facsimile:	212-994-0961
Email:	global.loans.support@citi.com

With a copy to:

Proskauer Rose LLP

Eleven Time Square

New York, NY 10036-8299

Attention:  Andrew Bettwy, Esq.

Fax: 212-969-2900

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Bank under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

(d)                                 Assignor:

(e)                                  Assignee:                                                                              [and is an Affiliate or Approved Fund of [identify Bank](1)]

(f)                                   Borrower:  WCI Communities, Inc., a Delaware corporation

(g)                                  Administrative Agent:  Citibank, N.A., as the administrative agent under the Agreement

(h)                                 Agreement:  Revolving Credit Agreement, dated as of August 27, 2013, among WCI Communities, Inc., as Borrower, the Banks from time to time party thereto, and Citibank, N.A., as Administrative Agent, as amended, restated, extended, supplemented or otherwise modified from time to time.

(1)                                 Select as applicable.

(i)                                     Assigned Interest:

Aggregate Amount of Commitment for all Banks*	Amount of Commitment Assigned*	Pro Rata Share Assigned of Aggregate Commitment(2)		CUSIP Numbers
$	$		%
$	$		%
$	$		%

[7.                                  Trade Date:                               ,         ](3)

Effective Date:                                  ,

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

*                                         Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(2)                                 Set forth, to at least 9 decimals, as a percentage of the Commitment of all Banks thereunder.

(3)                                 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

5

[Consented to and](4) Accepted:

CITIBANK, N.A.,
as Administrative Agent

By:
Title:

[Consented to:](5)

WCI COMMUNITIES, INC.,
as Borrower

By:
Title:

(4)                                 To be added only if the consent of the Administrative Agent is required by the terms of the Agreement.

(5)                                 To be added only if the consent of the Borrower is required by the terms of the Agreement.

6

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

(i)                                     Representations and Warranties.

(A)          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

(B)          Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such other documents and information as it has deemed appropriate, made it own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, including Section 3.10(e) thereof, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

(ii)           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date to the Assignee.

(iii)          General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment

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and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

8

EXHIBIT B

Borrowing Base Certificate Date:

BORROWING BASE CERTIFICATE

The undersigned Senior Officer, being the duly elected                                        of WCI Communities, Inc., a Delaware corporation (the “Borrower”), hereby certifies that the following is a true and correct calculation of the Borrowing Base as of                   ,          (the “Statement Date”).  Capitalized terms used but not defined herein shall have the meanings set forth in the Revolving Credit Agreement dated as of August 27, 2013, as amended, restated, extended, supplemented or otherwise modified from time to time (the “Agreement”), by and among the Borrower, the Banks from time to time party thereto (the “Banks”), and Citibank, N.A., as Administrative Agent.

11.29                 Borrowing Base Calculation.

(a)           Borrowing Base.  The following Escrow Receivables, Sold Homes Under Construction, Model Homes, Unsold Homes Under Construction, Lots under Development, Developed Lots, Land Held for Future Development and Unrestricted Cash of the Borrower or any Subsidiary qualify for inclusion in the Borrowing Base (all figures are as of Statement Date or the date of incurrence of any Loan, Letter of Credit or any other Borrowing Base Indebtedness, as applicable):

(i)	100% of the aggregate GAAP Value of Escrow Receivables	$
(ii)	90% of the aggregate GAAP Value of Sold Homes Under Construction	$
(iii)	85% of the aggregate GAAP Value of Model Homes	$
(iv)	80% of the aggregate GAAP Value of Unsold Homes Under Construction	$
(v)	65% of the aggregate GAAP Value of Developed Lots and Lots Under Development	$
(vi)	50% of the aggregate GAAP Value of Land Held for Future Development(1)	$
(vii)	100% of Unrestricted Cash minus Total Outstandings	$
(viii)	Total Borrowing Base (Lines I.A.1+2+3+4+5+6+7)	$

(b)                                 Borrowing Base Indebtedness.  The following figures are as of the Statement Date:

(i)	The aggregate principal amount of indebtedness for borrowed money (including, without limitation, the Senior Notes)	$
(ii)	Letter of Credit Usage with respect to Financial Letters of Credit that are not Cash Collateralized or Letter of Credit Collateralized (computed as if all Financial Letters of Credit	$

(1)                                 Line I.A.6 shall not exceed 45% of the amount in Line I.A.8.  The value of (i) any unentitled land or land under option, (ii) the vertical construction of any Tower, (iii) the land on which a Tower is constructed, but only after the construction of such Tower has commenced and (iv) the assets securing the loans under the Stonegate Agreement, in each case, shall not be included in the Borrowing Base.

1

were Letters of Credit issued under the Agreement)
(iii)	other Borrowing Base Indebtedness(2)	$
(iv)	Total Borrowing Base Indebtedness (Lines I.B.1+2+3)	$

(c)           Borrowing Base Surplus/(Deficit) at the Statement Date.

(Line I.A.8 minus Line I.B.4)	$

(d)           Commitment less Total Outstandings.

1.	Commitment	$
2.	Total Outstandings	$
3.	(Line I.D.1 minus Line I.D.2)	$

(e)           Borrowing Base Availability. The Borrowing Base Availability shall be the lesser of Line I.C.1 and Line I.D.3.

1.	Borrowing Base Availability at the Statement Date	$

IN WITNESS WHEREOF, the undersigned has executed this Borrowing Base Certificate as of                       , 20[    ].

WCI COMMUNITIES, INC.,
a Delaware corporation

[Printed Name and Title]

(2)                                 Line I.B.3 shall not include (i) any Non-Recourse Indebtedness, (ii) the outstanding principal amount of any Subordinated Obligations or (iii) all Letters of Credit issued under the Stonegate Agreement.

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EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                    ,

To:          Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of August 27, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Citibank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the                                                                    of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

(a)           Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.1(b) of the Agreement for the Fiscal Year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

(b)           Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.1(a) of the Agreement for the Fiscal Quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with Generally Accepted Accounting Principles as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

(c)           Attached hereto as Schedule 2 is a backlog report which is true and correct in all material respects and which summarizes the Borrower’s backlog as of the Fiscal Quarter of the Borrower ended as of the above date.

[select one.]

(d)           [To the best knowledge of the undersigned as of the date hereof, there is no Default or Event of Default.]

[or]

[The following is a list of each Default or Event of Default as of the date hereof and the nature and status of each such Default or Event of Default:]

(e)                                  To the actual knowledge of the undersigned,

[select one:]

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[no event or circumstance constituting a Material Adverse Effect (other than a Material Adverse Effect which is not particular to the Borrower and which is generally known) has occurred since the date of the most recent Compliance Certificate delivered under Section 7.2 of the Agreement.]

[or]

[the following is a list of each Material Adverse Effect (describing in reasonable detail the nature and status thereof) which has occurred since the date of the most recent Compliance Certificate delivered under Section 7.2 of the Agreement.]

(f)            The financial covenant analyses and information set forth on Schedule 3 attached hereto are true and accurate on and as of the date of this Compliance Certificate.

(g)           The computation of the Borrowing Base Availability set forth on Schedule 4 attached hereto is true and accurate on and as of the date of this Compliance Certificate.

[Use the following paragraph 7 if there has been any change to the listing of Subsidiaries]

(h)           [Attached hereto as Schedule 5 is a report of each change, as of the last day of such Fiscal Quarter, in the listing of Subsidiaries set forth in Schedule 4.4 (as the same may have been revised by previous Compliance Certificates), including changes in Guarantor Subsidiaries].

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of                         ,           .

WCI COMMUNITIES, INC., a Delaware corporation

By:
Name:
Title:

2

For the Quarter/Year ended                                (“Statement Date”)

SCHEDULE 1
to the Compliance Certificate

Financial Statements

For the Quarter/Year ended                                (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate

Backlog Report

WCI COMMUNITIES, INC. TO INSERT REPORT

For the Quarter/Year ended                                (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate

Financial Covenant Analyses and Information

WCI COMMUNITIES, INC. TO PREPARE SPREADSHEET WITH LINE ITEM CALCULATIONS OF THE FOLLOWING

11.30                 Section 6.9 — Consolidated Tangible Net Worth.

11.31                 Section 6.10 — Consolidated Leverage Ratio.

11.32                 Section 6.11 — Consolidated Interest Coverage Ratio or Minimum Liquidity.

11.33                 Section 6.14— Investment in Subsidiaries and Joint Ventures.

For the Quarter/Year ended                                (“Statement Date”)

SCHEDULE 4
to the Compliance Certificate

Borrowing Base Availability

WCI COMMUNITIES, INC. TO PREPARE SPREADSHEET WITH LINE ITEM CALCULATIONS OF THE FOLLOWING

11.1                        Borrowing Base Availability

For the Quarter/Year ended                                (“Statement Date”)

SCHEDULE 5
to the Compliance Certificate

List of Subsidiaries

EXHIBIT D

FORM OF LOAN NOTICE

Date:                    ,

To:          Citibank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of August 27, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and Citibank, N.A., as Administrative Agent.  Capitalized terms used but not defined herein have the meanings given to them in the Agreement.

The undersigned hereby requests (select one):

☐	An Advance	☐	A conversion or continuation of Loans

On                                                          (a Business Day).

In the amount of $                                      .

Comprised of

[Type of Loan requested]

For Eurodollar Rate Loans:  with an Interest Period of           .

The Advances requested herein comply with the proviso to the first sentence of Section 2.1(a) of the Agreement.

In connection with the requested Advance, the undersigned certifies that the conditions precedent to the making of such Advance, as set forth in Section 8.2 of the Agreement, have been satisfied.

WCI COMMUNITIES, INC., a Delaware corporation

By:
Name:
Title:

1

EXHIBIT E

NOTE

$	,
New York, New York

FOR VALUE RECEIVED, the undersigned promises to pay to the order of                                                (the “Bank”) the principal amount of                                                DOLLARS ($                  ), or such lesser aggregate amount of Advances as may be made pursuant to the Bank’s Pro Rata Share of the Commitment under the Loan Agreement hereinafter described, payable as hereinafter set forth.  The undersigned promises to pay interest on the principal amount of each Advance made hereunder and remaining unpaid from time to time from the date of each Advance until the date of payment in full, payable as hereinafter set forth.

Reference is made to the Revolving Credit Agreement dated as of August 27, 2013, among the undersigned, as Borrower, the Banks from time to time party thereto, and Citibank, N.A., as Administrative Agent (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Loan Agreement”).  Terms defined in the Loan Agreement and not otherwise defined herein are used herein with the meanings defined for those terms in the Loan Agreement.  This is one of the Notes referred to in the Loan Agreement, and any holder hereof is entitled to all of the rights, remedies, benefits and privileges provided for in the Loan Agreement as originally executed or as it may from time to time be supplemented, modified, amended, renewed, extended or supplanted.  The Loan Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events upon the terms and conditions therein specified.

The principal indebtedness evidenced by this Note shall be payable as provided in the Loan Agreement and in any event on the Maturity Date.

Interest shall be payable on the outstanding daily unpaid principal amount of each Advance hereunder from the date thereof until payment in full and shall accrue and be payable at the rates and on the dates set forth in the Loan Agreement to the fullest extent permitted by applicable Law, before and after default, before and after maturity, before and after any judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the rate set forth in Section 3.7 of the Loan Agreement.

The amount of each payment hereunder shall be made to the Administrative Agent at the Administrative Agent’s Office, for the account of the Bank, in lawful money of the United States of America, without deduction, offset or counterclaim and in immediately available funds on the day of payment (which must be a Business Day).  All payments of principal received after 1:00 p.m., New York time, on any Business Day, shall be deemed received on the next succeeding Business Day for purposes of calculating interest thereon.  The Bank shall use its best efforts to keep a record of the Advances made by it (which record may be in electronic or other intangible form) and payments of principal with respect to this Note, and such record shall be presumptive evidence of the principal amount owing under this Note; provided that failure to keep such record shall in no way affect the Obligations of the Borrower.

The undersigned hereby waives protest, presentment, notice of dishonor, demand and any other notice of any kind, to the fullest extent permitted by applicable Laws.

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THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.  THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  This Note shall be subject to the provisions of Sections 11.18 and 11.22 of the Loan Agreement as if such sections were set forth herein, mutatis mutandis, and the provisions of such sections are incorporated by reference herein.

WCI COMMUNITIES, INC.,
a Delaware corporation

By:
Name:
Title:

2

ADVANCES AND PAYMENTS OF PRINCIPAL
(Base Rate Loans)

Date	Amount of Loan or of Redesignation From Another Type of Loan	Amount of Principal Paid or Redesignated Into Another Type of Loan	Unpaid Principal Balance	Notation Made by

3

ADVANCES AND PAYMENTS OF PRINCIPAL
(Eurodollar Rate Loans)

Date	Amount of Loan or of Redesignation From Another Type of Loan	Amount of Principal Paid or Redesignated Into Another Type of Loan	Unpaid Principal Balance	Notation Made by

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EXHIBIT F-1

OPINION OF COUNSEL

LATHAM & WATKINS LLP

[Attached.]

1

EXHIBIT F-2

OPINION OF COUNSEL

GENERAL COUNSEL TO THE LOAN PARTIES

[Attached.]

1

EXHIBIT G

SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (“Guaranty”) dated as of August 27, 2013, is made by each of the undersigned guarantors and, effective as of the date set forth in the applicable Instrument of Joinder, each other Person who has become a guarantor pursuant to Section 19 hereof (each a “Guarantor” and, collectively, the “Guarantors”) in favor of Citibank, N.A., as the Administrative Agent (“Administrative Agent”), under the Loan Agreement referred to below, and the Banks that are party to the Loan Agreement from time to time (each a “Bank” and collectively the “Banks”) (the Administrative Agent and the Banks are referred to herein collectively as the “Lender Parties” and each individually as a “Lender Party”), with reference to the following facts:

RECITALS

A.            Pursuant to that certain Revolving Credit Agreement dated as of August 27, 2013, among WCI Communities, Inc., a Delaware corporation (the “Borrower”), the Banks and the Administrative Agent (as amended, extended, renewed, supplemented, or otherwise modified from time to time, the “Loan Agreement”), the Banks are making certain credit facilities available to Borrower.  Terms defined in the Loan Agreement and not otherwise defined in this Guaranty shall have the meanings given to those terms in the Loan Agreement and such definitions are incorporated by reference herein in full.

B.            As a condition to the availability of such credit facilities, certain Guarantors are required to enter into this Guaranty and to guarantee the Guaranteed Obligations (as hereinafter defined), subject to the limitations set forth herein.

C.            Each Guarantor expects to realize direct and indirect benefits from the availability of the aforementioned credit facilities to Borrower, as the result of financial or business support which may be provided to such Guarantor by Borrower.

AGREEMENT

NOW, THEREFORE, in order to induce the Banks to extend the aforementioned credit facilities, and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, each Guarantor hereby represents, warrants, covenants, agrees and guarantees, on a joint and several basis, as follows:

1.             Guaranty.  Each Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, of the Borrower to Lender Parties arising at any time under the Loan Agreement and the Loan Documents (collectively, the “Guaranteed Obligations”).  The Lender Parties’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations, absent manifest error.  This Guaranty shall not be affected by the validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or any question as to the authenticity of such instrument or agreement, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, other

1

than payment in full by the Borrower or any other Person.  The obligations of each Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2.             No Setoff or Deductions; Taxes.  Each Guarantor represents and warrants that it (or, if it is a disregarded entity for U.S. federal income tax purposes, its regarded owner) is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.  All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes, except as required by applicable law.  If any Guarantor must make a payment under this Guaranty, such Guarantor represents and warrants that it will make the payment from one of its U.S. resident offices to the Lender Parties so that no withholding tax is imposed on the payment to the extent permitted by applicable law.  If notwithstanding the foregoing, a Guarantor makes a payment under this Guaranty to which withholding tax or other tax applies, the Guarantor’s payment shall be increased, or the Lender Parties shall be indemnified, as applicable, as and to the extent provided in Section 3.10 of the Loan Agreement.

3.             No Termination.  This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until (a) all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated, at which time this Guaranty and the obligations of the Guarantors hereunder shall terminate (except as expressly provided in Sections 8 and 12 hereof), or (b) with respect to any Guarantor, such Guarantor is released pursuant to Section 10.11 of the Loan Agreement.  At the Administrative Agent’s option, all payments under this Guaranty shall be made to an office of the Administrative Agent located in the United States and in U.S. Dollars.

4.             Waiver of Notices.  Each Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof.  Each Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which such Guarantor might otherwise be entitled.

5.             Subrogation.  The Guarantors shall exercise no right of subrogation, contribution or similar rights against the Borrower or any other Guarantor with respect to any payments on the Guaranteed Obligations made to the Lender Parties under this Guaranty until all of the Guaranteed Obligations are paid in full and any commitments of the Banks or facilities provided by the Banks with respect to the Guaranteed Obligations are terminated.  If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Lender Parties and shall forthwith be paid to the Lender Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6.             Waiver of Suretyship Defenses.  Each Guarantor agrees that the Lender Parties may, at any time and from time to time, and without notice to such Guarantor, make any agreement with the Borrower or with any other Person liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of such Guarantor under this Guaranty.  Each Guarantor waives any defense arising by reason of any disability or other defense of the Borrower or any other Guarantor, or the cessation from any cause whatsoever of the liability of the Borrower (other than payment in full of the

2

Guaranteed Obligations), or any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower and waives the benefit of any statute of limitations affecting the liability of such Guarantor hereunder.  Each Guarantor waives any right to enforce any remedy which any Lender Party now has or may hereafter have against the Borrower and waives any benefit of and any right to participate in any security now or hereafter held by any Lender Party until all of the Guaranteed Obligations are paid in full and any commitments of the Banks and facilities provided by the Banks with respect to the Guaranteed Obligations are terminated.  Further, each Guarantor consents to the Lender Parties’ taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of any Guarantor.

7.             Exhaustion of Other Remedies Not Required.  The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations.  Each Guarantor waives diligence by the Lender Parties and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring the Lender Parties to exhaust any right or remedy or to take any action against the Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against such Guarantor.

8.             Reinstatement.  Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or any other Person or otherwise, as if such payment had not been made and whether or not the Lender Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9.             Subordination.  While an Event of Default has occurred and is continuing, each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to the Guarantor as subrogee of the Lender Parties or resulting from such Guarantor’s performance under this Guaranty, until such time as all Guaranteed Obligations have been paid in full.  If the Lender Parties so request, any such obligation or indebtedness of the Borrower to the Guarantor shall be enforced and performance received by the Guarantors as trustee for the Lender Parties and the proceeds thereof shall be paid over to the Lender Parties on account of the Guaranteed Obligations, but otherwise without reducing or affecting in any manner the liability of the Guarantors under this Guaranty.

10.          Information.  While an Event of Default has occurred and is continuing, each Guarantor shall furnish promptly to the Lender Parties any and all financial or other information regarding such Guarantor or its property as the Lender Parties may reasonably request in writing.

11.          Stay of Acceleration.  In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of the Borrower or any other Person, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Lender Parties.

12.          Expenses.  The Guarantors shall pay, within 30 days after demand, all the reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses and costs disbursements of any law firm or other external counsel) of the Lender Parties in connection with the enforcement of this Guaranty following the occurrence of a Default or an Event of Default, including in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization, if

3

such payment is approved by the bankruptcy court or any similar proceeding), subject to the limitations set forth in Section 11.3 of the Loan Agreement (which limitations shall be applied as if such expenses were payable by the Borrower thereunder).  The obligations of the Guarantors (excluding Guarantors that have been released pursuant to Section 10.11 of the Loan Agreement) under the preceding sentence shall survive termination of this Guaranty.

13.          Amendments.  No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent, the Required Banks under Section 11.2 of the Loan Agreement and the Guarantors.

14.          No Waiver; Enforceability.  No failure by the Lender Parties to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity.  The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.  Subject to the terms hereof and of the Loan Agreement, any right, remedy, power or privilege of the Lender Parties hereunder may be exercised by the Administrative Agent or the Required Banks.

15.          Assignment; Governing Laws; Jurisdiction.  This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Lender Parties (and any attempted assignment without such consent shall be void), (b) inure to the benefit of the Lender Parties and their respective successors and assigns and the Lender Parties may, subject to the terms of the Loan Agreement but without notice to the Guarantors and without affecting the Guarantors’ obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of New York.  Each Guarantor hereby irrevocably (i) submits to the exclusive jurisdiction of any State court sitting in New York County and the United States District Court of the Southern District of New York in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith.  Service of process by the Lender Parties in connection with such action or proceeding shall be binding on a Guarantor if sent to such Guarantor by registered or certified mail at the address for notices to be delivered to the Borrower pursuant to Section 11.6 of the Loan Agreement.  Each Guarantor agrees that the Lender Parties may, subject to Section 11.12 of the Loan Agreement, disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in the Lender Parties’ possession concerning the Guarantors.

16.          Condition of the Borrower.  Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower such information concerning the financial condition, business and operations of the Borrower as such Guarantor requires, and that the Lender Parties have no duty, and such Guarantor is not relying on the Lender Parties at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower.

17.          Setoff.  After demand upon the Guarantors for payment under this Guaranty, each Guarantor hereby specifically authorizes each Bank (subject to the approval of the Required Banks) in which such Guarantor maintains a deposit account (whether a general or special deposit account, other than trust accounts) or a certificate of deposit to setoff any Guaranteed Obligations owed to the Banks against such deposit account or certificate of deposit without prior notice to any Guarantor (which notice is hereby waived) whether or not such deposit account or certificate of deposit has then matured.  Nothing

4

in this shall limit or restrict the exercise by a Bank of any right to setoff or banker’s lien under applicable Law, subject to the approval of the Required Banks.

18.          Other Guarantees.  Unless otherwise agreed by the Lender Parties and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantors for the benefit of the Lender Parties or any term or provision thereof.

19.          Additional Guarantors.  Any other Person may become a Guarantor hereunder and become bound by the terms and conditions of this Guaranty, in each case effective as of the date set forth in the applicable Instrument of Joinder, by executing and delivering to the Administrative Agent an Instrument of Joinder substantially in the form attached hereto as Exhibit “A” (an “Instrument of Joinder”).

20.          Representations and Warranties.  Each Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, limited liability company or limited partnership, as applicable, power to make and perform this Guaranty, and all necessary corporate, limited liability company or limited partnership, as applicable, authority to execute, deliver and perform all of its obligations under this Guaranty; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or by equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable material law, regulation or order, does not and will not require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected and does not and will not (when aggregated with any defaults and breaches of the Borrower and other Guarantors) result in the breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement to which such Party or any of its Property is bound or affected with respect to any obligation or obligations aggregating $25,000,000 or more; (iv) all material consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; and (v) by virtue of its relationship with the Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of such Guarantor and it has received adequate consideration for this Guaranty.

21.          WAIVER OF JURY TRIAL; FINAL AGREEMENT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY.  THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

5

Executed as of the date first written above.

GUARANTORS:

[ADD GUARANTORS],
a [ ] corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:

CITIBANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page — Subsidiary Guaranty]

EXHIBIT A

INSTRUMENT OF JOINDER

THIS INSTRUMENT OF JOINDER (“Joinder”) is executed as of                     , by                                                                                                                                               , a                        (“Joining Party”), and delivered to the Administrative Agent pursuant to the terms of that certain Subsidiary Guaranty dated as of August 27, 2013 (the “Guaranty”). Terms used but not defined in this Joinder shall have the meanings defined for or ascribed to those terms in the Guaranty.

RECITALS

A.            The Guaranty was made by the Guarantors in favor of the Banks that are parties to that certain Revolving Credit Agreement, dated as of August 27, 2013 (as amended, extended, renewed, supplemented, or otherwise modified from time to time, the “Loan Agreement”), by and among WCI Communities, Inc., a Delaware corporation, as Borrower, the Banks party thereto from time to time, and Citibank, N.A., as Administrative Agent.

B.            Joining Party is becoming a Guarantor pursuant to Section 5.9 of the Loan Agreement.

C.            Joining Party expects to realize direct and indirect benefits from the availability to Borrower of credit facilities pursuant to the Loan Agreement, as the result of financial or business support which may be provided to such Joining Party by Borrower.

NOW THEREFORE, Joining Party agrees as follows:

AGREEMENT

1.             By this Joinder, Joining Party becomes a “Guarantor” under and pursuant to Section 19 of the Guaranty. Joining Party agrees that, upon its execution hereof, it will become a Guarantor under the Guaranty with respect to all Indebtedness of Borrower heretofore or hereafter incurred under the Loan Agreement, and will be bound by all terms, conditions, and duties applicable to a Guarantor under the Guaranty.

2.             The effective date of this Joinder is                       .

“Joining Party”

a

By:

Printed Name and Title

EXHIBIT H-1

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of August 27, 2013 by and among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and CITIBANK, N.A., as the Administrative Agent (as therein defined) (as the same may be modified, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 4.06(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 2013

EXHIBIT H-2

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of August 27, 2013 by and among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and CITIBANK, N.A., as the Administrative Agent (as therein defined) (as the same may be modified, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 4.06(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 2013

EXHIBIT H-3

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of August 27, 2013 by and among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and CITIBANK, N.A., as the Administrative Agent (as therein defined) (as the same may be modified, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 4.06(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 2013

EXHIBIT H-4

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Banks That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain Revolving Credit Agreement dated as of August 27, 2013 by and among WCI COMMUNITIES, INC., a Delaware corporation (the “Borrower”), the Banks from time to time party thereto, and CITIBANK, N.A., as the Administrative Agent (as therein defined) (as the same may be modified, amended or restated from time to time, the “Credit Agreement”).

Pursuant to the provisions of Section 4.06(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                      , 2013

EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

August 27, 2013

This Solvency Certificate is being executed and delivered pursuant to Section 8.1(a)(iv) of the Revolving Credit Agreement, dated as of the date hereof (the “Credit Agreement”; terms defined therein being used herein as defined therein) among WCI Communities, Inc., a Delaware corporation, as Borrower (the “Borrower”), the other Guarantors party thereto from time to time, Citibank, N.A., as Administrative Agent, and each Bank from time to time party thereto.

I, Russell Devendorf, the Chief Financial Officer of the Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the Chief Financial Officer of the Borrower and that I am familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this certificate (this “Solvency Certificate”) on behalf of the Borrower pursuant to the Credit Agreement.

I further certify, solely in my capacity as Chief Financial Officer of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreement on the date hereof, if any, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Restricted Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Restricted Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification (ASC) Topic 450, “Contingencies”).

[Signature Page Follows]

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

WCI COMMUNITIES, INC.

By:

Name: Russell Devendorf
Title: Chief Financial Officer